Exhibit 10.21

CONFIDENTIAL TREATMENT REQUESTED

CREDIT AGREEMENT

Dated as of January 15, 2016

among

MAKO SOLAR, LLC,
a Delaware limited liability company,
as the Borrower,

MAKO SOLAR HOLDINGS, LLC,
a Delaware limited liability company,
as the Member and a Guarantor,

[***],
a Delaware limited liability company,
as a Borrower Subsidiary Party and a Guarantor,

[***],
a Delaware limited liability company,
as a Borrower Subsidiary Party and a Guarantor,

[***],
a Delaware limited liability company,
as a Borrower Subsidiary Party and a Guarantor,

SOLARCITY CORPORATION,
a Delaware corporation,
as the Limited Guarantor,

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

BANK OF AMERICA, N.A.,
as Mandated Lead Arranger and Sole Bookrunner,

and

KeyBank National Assoication,
as Joint Lead Arranger

Published CUSIP Number: 56088BAA0

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

SectionPage

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms1
1.02	Other Interpretive Provisions27
1.03	Accounting Terms28
1.04	Rounding28
1.05	Times of Day; Rates28
ARTICLE II THE COMMITMENTS AND CREDIT LOANS	28
2.01	Loan Facility28
2.02	Commitments34
2.03	Fees34
2.04	Other Payment Terms35
2.05	Pro Rata Treatment42
2.06	Change of Circumstances42
2.07	Funding Losses44
2.08	Alternate Office; Minimization of Costs; Replacement of Lenders45
2.09	Agent of the Loan Parties46
2.10	Release of Subject Funds46
2.11	Defaulting Lenders47
2.12	[***] True-Up Event48
2.13	Interest Rate Protection49
ARTICLE III [Reserved.]	49
ARTICLE IV CONDITIONS PRECEDENT	49
4.01	Conditions Precedent to the Closing Date49
4.02	Conditions Precedent to Each Borrowing53
4.03	Conditions Precedent to Addition of Current Systems to Available Borrowing Base55
ARTICLE V REPRESENTATIONS AND WARRANTIES	55
5.01	Organization55
5.02	Authorization; No Contravention56
5.03	Governmental Authorization; Other Consents56
5.04	Binding Effect56
5.05	ERISA57
5.06	Taxes57

i

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

5.07	Business57
5.08	Collateral57
5.09	No Default57
5.10	Margin Regulations; Investment Company Act57
5.11	Sanctioned Persons58
5.12	[Reserved]58
5.13	Litigation58
5.14	Disclosure58
5.15	Tax Status59
5.16	Capital Structure59
5.17	Compliance with Law59
5.18	No Other Bank Accounts59
5.19	Projections59
5.20	Solvency59
5.21	OFAC60
5.22	Anti-Corruption Laws60
5.23	Environmental Compliance60
5.24	Regulatory Matters60
5.25	Tax Equity Representations; Eligibility Representations60
ARTICLE VI AFFIRMATIVE COVENANTS	61
6.01	Use of Proceeds61
6.02	Notices61
6.03	Portfolio Reports; Financial Statements62
6.04	Reports; Other Information65
6.05	Existence, Conduct of Business66
6.06	Books, Records, Access67
6.07	Preservation of Rights; Further Assurance68
6.08	Borrowing Base Certificate68
6.09	Taxes and Other Government Charges69
6.10	Compliance With Laws; Instruments, Etc69
6.11	Actual Net Cash Flows69
6.12	Compliance with Sanctioned Persons Laws and Anti-Corruption Laws70
6.13	Separateness Provisions; Required Provisions in LLC Agreement70
6.14	Distributions by Certain Subsidiaries71
6.15	Maintenance of Materials71
6.16	[Reserved.]71

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

6.17	Correction Payments71
ARTICLE VII NEGATIVE COVENANTS	72
7.01	Limitations on Liens72
7.02	Debt72
7.03	Sale or Lease of Assets72
7.04	Changes73
7.05	Distributions73
7.06	Investments73
7.07	Use of Proceeds74
7.08	Fundamental Changes74
7.09	Amendments; Other Agreements74
7.10	Name and Location; Fiscal Year75
7.11	Assignment75
7.12	ERISA75
7.13	Accounts75
7.14	Transactions with Affiliates75
7.15	Limitation on Dividends and Other Payment Restrictions Affecting Certain Subsidiaries75
7.16	Hedging Agreement75
7.17	Operations and Maintenance75
7.18	Sanctions76
7.19	Anti-Corruption Laws76
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	76
8.01	Events of Default76
8.02	Remedies Upon Event of Default78
8.03	Application of Funds79
ARTICLE IX ADMINISTRATIVE AGENT	79
9.01	Appointment and Authority79
9.02	Rights as a Lender79
9.03	Exculpatory Provisions80
9.04	Reliance by Administrative Agent80
9.05	Delegation of Duties81
9.06	Resignation of Administrative Agent81
9.07	Non-Reliance on Administrative Agent and Other Lenders82
9.08	No Other Duties, Etc82
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding82
9.10	Collateral and Guaranty Matters84

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

9.11	Exercise of Discretion84
9.12	Withholding Tax85
ARTICLE X MISCELLANEOUS	85
10.01	Amendments, Etc85
10.02	Notices; Effectiveness; Electronic Communication87
10.03	No Waiver; Cumulative Remedies; Enforcement89
10.04	Expenses; Damage Waiver89
10.05	Payments Set Aside92
10.06	Successors and Assigns92
10.07	Treatment of Certain Information; Confidentiality96
10.08	Right of Setoff97
10.09	Interest Rate Limitation97
10.10	Counterparts; Integration; Effectiveness98
10.11	Survival of Representations and Warranties98
10.12	Severability98
10.13	[Reserved]98
10.14	Governing Law; Jurisdiction; Etc98
10.15	Waiver of Jury Trial99
10.16	No Advisory or Fiduciary Responsibility100
10.17	Electronic Execution of Assignments and Certain Other Documents100
10.18	USA PATRIOT Act101
10.19	ENTIRE AGREEMENT101
ARTICLE XI LIMITED GUARANTY	101
11.01	The Limited Guaranty101
11.02	Obligations Unconditional101
11.03	Reinstatement103
11.04	Subrogation; Subordination103
11.05	Remedies103
11.06	[Reserved]103
11.07	Continuing Guarantee103
11.08	General Limitation on Guarantee Obligations103
11.09	Release of Limited Guarantor104
11.10	Representations and Warranties104
ARTICLE XII ACCOUNTS; APPLICATION OF FUNDS	105
12.01	Accounts; Application of Funds in Accounts105
ARTICLE XIII GENERAL GUARANTY	105

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.01	The General Guaranty105
13.02	Obligations Unconditional105
13.03	Reinstatement107
13.04	Subrogation; Subordination107
13.05	Remedies107
13.06	[Reserved]107
13.07	Continuing Guarantee107
13.08	General Limitation on Guarantee Obligations107
13.09	Release of Guarantors107
13.10	Right of Contribution108
13.11	Keepwell108

v

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULES
1.01(a)	Knowledge Persons
1.01(b)	Change in Control
1.01(c)	Operating Account
2.01	Commitments and Proportionate Shares
2.01(c)	Amortization Schedule
4.01(n)	Consents
6.13	Separateness Provisions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
A	Form of Borrowing Notice
B	Form of Note
C-1	Form of Assignment and Assumption Agreement
C-2	Form of Administrative Questionnaire
D	Form of Quarterly Date Certificate
E	Form of U.S. Tax Compliance Certificates
F	Form of Aggregate Advance Model
G	Form of Borrowing Base Certificate
H	Form of Cash Flow Model
I	Form of Borrowing Date Certificate

APPENDICES

1	Eligibility Representations
2	Subject Funds, Borrower Subsidiary Parties, Funded Subsidiaries, and Investors
3	Project Documents
4	System Information
5	Tax Equity Representations
6	[Reserved]
7	Borrowing Base Certificate Calculations
8	Partnership Flip Structure Characteristics

6

6Juniper Credit Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 15, 2016, among MAKO SOLAR, LLC, a Delaware limited liability company (the “Borrower”), MAKO SOLAR HOLDINGS, LLC, a Delaware limited liability company (the “Member”), [***], a Delaware limited liability company (“Fund I Manager”), [***], a Delaware limited liability company (“Fund II Manager”), [***], a Delaware limited liability company (“Fund III Manager”), SOLARCITY CORPORATION, a Delaware corporation solely in its capacity as a limited guarantor (the “Limited Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as the collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and as a Lender.

WHEREAS, the Borrower has requested that the Lenders make loans to the Borrower to monetize certain of the future distributions to be received by the Borrower from its subsidiaries in connection with Subject Funds, and the Lenders are willing to make such loans on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement (including in the preliminary statements hereto), the following terms shall have the meanings set forth below:

“Acceptable Hedge Bank” means any Lender or Affiliate of a Lender.

“Accounts” has the meaning specified in the CADA.

“Actual Net Cash Flow” means the actual amount of all Distributions of On-Going Revenue paid to the Borrower Subsidiary Parties, which such amounts shall be paid directly from the applicable Subject Fund into the Revenue Account for the benefit of such Borrower Subsidiary Party.

“Administrative Agent” has the meaning specified in the introductory paragraph hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C-2 or any other form approved by the Administrative Agent.

“Advance Rate” means [***] ([***]%).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the letter agreement, dated as of January 15, 2016, among the Borrower, the Administrative Agent and the Collateral Agent.

“Agent Party” has the meaning specified in Section 10.02(c).

“Agents” has the meaning specified in the introductory paragraph hereto.

“Aggregate Advance Model” has the meaning specified in Appendix 7.

“Aggregate Payment Facilitation Amount” means, as of any date of calculation, the sum of the Payment Facilitation Amount for all Funded Systems; provided, that, if the Investor causes a Payment Facilitation Agreement to be entered into on or before the Final True-Up Date for a Funded System located in [***], the Payment Facilitation Amount with respect to such Payment Facilitation Agreement shall not count towards the Aggregate Payment Facilitation Amount so long as Borrower complies with its obligations under Section 2.12 with respect to such Payment Facilitation Agreement.

“Aggregate Payment Facilitation Sweep Amount” means, as of any date of calculation, the excess of (i) the Aggregate Payment Facilitation Amount over (ii) the sum of (x) $5,000,000 and (y) the aggregate amount of prepayments made pursuant to Section 2.01(f)(ii)(A) prior to such date as a result of a Sweep Event described in clause (v) of the definition thereof.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Terrorism Laws” means any Federal laws of the United States of America relating to terrorism or money laundering, including Executive Order 13224; the Patriot Act and the regulations administered by OFAC.

“Applicable Interest Rate” means (a) for any LIBO Loan, during each Interest Period applicable thereto, the per annum rate equal to the sum of the LIBO Rate for such Interest Period or the Daily LIBO Rate, as applicable, plus the Applicable Margin or (b) for any Base Rate Loan, during each Interest Period applicable thereto, the per annum rate equal to the sum of the Base Rate for such Interest Period plus the Applicable Margin.

“Applicable Margin” means 3.50% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as mandated lead arranger and sole bookrunner.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Assignment and Assumption Agreement” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means a period commencing on the Closing Date and ending on the earlier of (i) October 31, 2016 and (ii) the first Borrowing Date after June 30, 2016.

“Available Borrowing Base” has the meaning specified in Appendix 7.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11, United States Code.

“Bankruptcy Event” shall be deemed to have occurred with respect to any Person, if (a) such Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law or shall consent to the institution of an involuntary case thereunder against it; (b) such Person shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other applicable federal, State or other applicable Law, or shall consent thereto; (c) such Person shall apply for, or by consent there shall be an appointment of, a custodian, conservator, rehabilitator, receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; (d) such Person shall make an assignment for the benefit of creditors; (e) such Person shall become unable or admit in writing its inability to pay its debts generally as they become due; (f) if an involuntary case shall be commenced seeking the liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceeding shall be commenced against such Person under any other applicable federal, State or other applicable Law and (i) the petition commencing the involuntary case is not timely controverted; (ii) the petition commencing the involuntary case is not dismissed within 60 days of its filing; (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within 60 days; or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a custodian, conservator, rehabilitator, receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Person or of all or a part of its property, shall have been entered; (g) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or (h) any other similar relief shall be granted against such Person under any federal, State or other applicable Law.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Bankruptcy Law” means the Bankruptcy Code and any other state or federal insolvency, liquidation, conservatorship, rearrangement, receivership, assignment for the benefit of creditors, reorganization, moratorium or similar Law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBO Rate plus 1.00%, and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basel III” means the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” to the extent and in the manner implemented as an applicable Law, rule, regulation, pronouncement, guideline or request (or any combination thereof) from any Governmental Authority (whether or not having the force of law), as such agreements and any related law, rule, regulation, pronouncement, guideline or request may be amended, supplemented, restated or otherwise modified from time to time.

“Benefited Lender” has the meaning specified in Section 2.05(b).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.04.

“Borrower Subsidiary Party” means each of (a) Fund I Manager, (b) Fund II Manager, and (c) Fund III Manager.

“Borrower’s Knowledge” means the actual knowledge of (a) any Responsible Officer of the Borrower, (b) only with respect to matters relating to the Subject Funds, any Person set forth on Part I of Schedule 1.01(a) or any Person who assumes the responsibility of a Person set forth on Part I of Schedule 1.01(a), or (c) any Person set forth on Part II of Schedule 1.01(a) or any Person who assumes the responsibility of a Person set forth on Part II of Schedule 1.01(a), of (x) a fact, condition or circumstance or (y) a fact, condition or circumstance that would cause a reasonably prudent person to conduct further inquiry.

“Borrowing” means a borrowing hereunder, consisting of simultaneous Loans of the same Type and made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base Certificate” means a certificate in the form of Exhibit G.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Borrowing Base Certificate Calculations” means those calculations to be set forth in the Borrowing Base Certificate as described in Appendix 7.

“Borrowing Base Requirement” means, as of the date of a Borrowing Base Certificate, the Available Borrowing Base equals or exceeds the Outstanding Principal.

“Borrowing Date” means that date on which a Borrowing occurs.

“Borrowing Notice” has the meaning specified in Section 2.01(a)(iii).

“Breakage Event” has the meaning specified in Section 2.07.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBO Loan, “Business Day” means any such day that is also a London Banking Day.

“CADA” means the Collateral Agency and Depositary Agreement, dated as of January 15, 2016, among the Borrower, the Collateral Agent, the Depositary, each Borrower Subsidiary Party and, solely for the purposes of Section 2.1 and Article VII thereof, each Lender.

“Capital Adequacy Requirement” has the meaning specified in Section 2.06(b).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Flow Model” means, with respect to each Subject Fund, the model that includes the applicable system information with respect to Systems in such Subject Fund in substantially the form of Exhibit H (which Exhibit H may be updated from time to time with the addition of new Systems pursuant to Section 4.03); “Cash Flow Models” means all such models collectively.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

A “Change in Control” shall be deemed to have occurred if:

(a)SolarCity (or any successor entity thereto) shall cease to directly or indirectly own, beneficially and of record, 100% of the issued and outstanding Equity Interests in Member;

(b)Member shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests in the Borrower;

(c)the Borrower shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests in each Borrower Subsidiary Party; or

(d)a Borrower Subsidiary Party shall cease to own 100% of the Equity Interests in any Subject Fund owned by it as of the Closing Date as set forth on Schedule 1.01(b);

provided, that any disposition that would otherwise be a Change in Control that complies with the terms of Section 2.10 shall not be deemed to be a Change in Control.  For avoidance of doubt, interests issued to an Independent Member are not considered “equity interests”.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, with respect to a Collateral Document, all property which is subject or is intended or required to become subject to the security interests or Liens granted by such Collateral Document.

“Collateral Agent” has the meaning specified in the introductory paragraph hereto.

“Collateral Documents” means the CADA, the Pledge and Security Agreement, each Tax Equity Required Consent, and each control agreement and any other security documents, financing statements and other documentation filed or recorded in connection with the foregoing that are executed or otherwise authorized by a Loan Party for the benefit of the Secured Parties.

“Commitment” means, at any time with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as a maximum aggregate principal amount of the Loans to be made by such Lender hereunder as such amount may be (a) reduced from time to time pursuant to Section 2.2(c), or (b) reduced or modified from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06.  The initial amount of each Lender’s Commitment as of the date of this Agreement is set forth in Schedule 2.01 hereto, or, thereafter, in the Assignment and Assumption Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee” has the meaning specified to such term in the Fee Letters.

“Completion Deadline” has the meaning specified in Section 7.09(a).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Correction Payment” has the meaning specified in Section 6.17.

“Correction Payment Action” means, except to the extent addressed by Sections 7.01, 7.02, 7.03, 7.04, or 7.05, and without duplication, (i) any fraud (including, any fraudulent conveyance involving the intent to hinder, defraud or delay) or willful misconduct involving Borrower or any Borrower Subsidiary Party or any of their respective assets, (ii) any theft, misappropriation, intentional or material waste, or abandonment by Borrower or any Borrower Subsidiary Party of any assets of such Person or (iii) any intentional act by Borrower or any Borrower Subsidiary Party, in each case, that prevents, delays or hinders the Collateral, the Collateral Agent’s perfection of its security interests in the Collateral, the Collateral Agent’s exercise of any of its enforcement rights or other remedies under the Loan Documents, including contesting foreclosure or asserting counterclaims in any action to foreclose or any other action, or otherwise results in any damage or diminution in value of any of the Collateral.

“Current System” refers to a System owned by a Subject Fund for which a Borrowing Notice is being delivered to the Administrative Agent.  For avoidance of doubt, a System that was previously included in the calculation of Available Borrowing Base shall not be considered a “Current System”.

“Customer Agreement” means a long term power purchase agreement or lease agreement entered into with a Host Customer relating to a System subject to a Subject Fund.

“Customer Payments” means all payments made by the Host Customers in accordance with its Customer Agreement.

“Daily LIBO Rate” means, for any Interest Period on each day during such Interest Period, the greater of (i) the fluctuating rate of interest equal to LIBOR, as published on the applicable Reuters screen page (or such other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London local time, on each day (or, if such day is not a Business Day, on the immediately preceding Business Day) any such Loan is outstanding, for dollars deposited with a term equivalent to a three-month interest period and (ii) zero percent (0%).  If such rate is not available at such time for any reason, then the Daily LIBO Rate shall be the greater of (i) the rate per annum determined by the Administrative Agent to be the rate at which deposits in

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

dollars for delivery in same day funds in the approximate amount of the initial Loan with a term equivalent to a three-month interest period would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m.  (London local time), on each day (or, if such day is not a Business Day, on the immediately preceding Business Day) such Loan is outstanding and (ii) zero percent (0%).

“Debt” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (k) all obligations of such Person as an account party in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (l) net obligations of such Person under any Hedging Agreement and (m) all obligations of such Person in respect of bankers’ acceptances.  For all purposes hereof, the Debt of any Person shall include the Debt of any partnership in which such Person is a general partner, unless such Debt is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date.  The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Debt Service Coverage Ratio” means, as of any Scheduled Payment Date, for the trailing 12-month period ending on and including such Scheduled Payment Date (or with respect to the first four quarters following the Closing Date, such period from the Closing Date to such Scheduled Payment Date), the quotient of (i) Actual Net Cash Flow received by Borrower for such period, divided by (ii) the sum of (A) the scheduled principal payments on the Loans due and payable during such period pursuant to the first sentence of Section 2.01(c), (B) interest payments on the Loans due and payable during such period; provided, that, so long as Borrower is in compliance with its obligations under Sections 2.13(a) and (b), the amount described in this clause (ii)(B) shall be the amount of the Borrower’s fixed payment under such Interest Rate Hedge Agreements for such period, (C) the actual amount of Undrawn Fees due and payable during such period, (D) the amount of the “annual administrative agency fee” under the Agency Fee Letter, and (E) the amount of the “annual depositary fee” and any “wire or check disbursment fee” under the Depositary Fee Letter.

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“Debt Service Reserve Account” has the meaning specified in the CADA.

“Debt Service Reserve Required Balance” has the meaning specified in the CADA.

“Default” means any occurrence, circumstance or event or any combination thereof, that with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means, with respect to the Loans, the interest rate per annum equal to the Applicable Interest Rate plus 2.0% per annum.

“Defaulted System” has the meaning specified in Appendix 7.

“Defaulting Lender” means, subject to Section 2.11(c) any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more of the conditions precedent set forth in Sections 4.01 and 4.02 with respect to the relevant Borrowing (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) have not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a public proceeding under Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including FDIC or any other state, federal or national regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding

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absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Depositary” means Bank of America, N.A.

“Depositary Fee Letter” means the letter agreement, dated as of January 15, 2016, among the Borrower, the Depositary and the Securities Intermediary.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discharge Date” means the date when the outstanding Obligations have been paid in full in cash, all Commitments have been terminated and each of the Loan Documents entered into by the Loan Parties has been terminated or novated such that none of the Loan Parties continues to have any obligations thereunder.  For the purpose of this definition, indemnification or similar obligations that by their terms survive the payment of the Obligations and for which no claim is pending as of the date of payment shall not constitute “Obligations” under the Loan Documents.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distributions of On-Going Revenue” means all distributions paid or payable to any Borrower Subsidiary Party on account of its interest in a Subject Fund, other than Excluded Revenues.

“Dollar” and “$” mean lawful money of the United States.

“Eligibility Representations” means the representations and warranties set forth in Appendix 1.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and 10.06(b)(v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Systems” means Inspected Systems and PTO Systems that, as of the applicable Borrowing Date, meet all of the Eligibility Representations.

“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages, penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Environmental Law or any Permit issued under any such Environmental Law (hereafter “Hazard Claims”), including (a) any and all Hazard Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions

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or damages pursuant to any applicable Environmental Law, and (b) any and all Hazard Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release of Hazardous Materials or arising from injury to health, safety or the environment.

“Environmental Law” means any and all federal, State, regional and local statutes, Laws (including common law), regulations, ordinances, judgments, orders, codes or injunctions pertaining to the environment, human health or safety, or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any similar or analogous state and local statutes or regulations promulgated thereunder, and decisional law of any Governmental Authority, as each of the foregoing may be amended or supplemented from time to time in the future, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

“Equity Contributions” has the meaning specified in the CADA.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant, commitment, preemptive rights or agreements of any kind (including any members’ or voting agreements) entitling the holder thereof to purchase or otherwise acquire any such equity interest. For avoidance of doubt, interests of an Independent Member are not considered “Equity Interests”.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan

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amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” has the meaning specified in the CADA.

“Excluded Revenues” means (a) the sum of distributions to the Borrower in respect of (i) capital contributions of a Borrower Subsidiary Party in connection with the purchase of PV Systems, (ii) proceeds from upfront rebates, including any proceeds from refundable State tax credits, (iii) proceeds from upfront customer prepayments, (iv) proceeds from the monetization of SRECs, and (v) proceeds from any Excluded System, minus (b) reductions of cash flow distributable to the applicable Borrower Subsidiary Party in respect of (w) the proportionate share of costs incurred pursuant to any applicable operations and maintenance agreements with respect to Excluded Systems, (x) the proportionate share of overhead expenses corresponding to Excluded Systems, to the extent such fees, costs and expenses are the responsibility of the applicable Subject Fund outside of the fixed fees set forth the maintenance services agreement or administrative services agreement, as applicable, (y) any extraordinary expenses corresponding to the collection of fees, removal or relocation or other expenses with respect to the such Excluded Systems, to the extent expenses are the responsibility of the applicable Subject Fund outside of the fixed fees set forth the maintenance services agreement or administrative services agreement, as applicable, and (z) any other expenses related to Excluded Systems; provided, that to the extent that the net amount of revenues that, but for this proviso, would constitute Excluded Revenues with respect to Excluded Systems for any Subject Fund, excluding any net Excluded Revenues of the types set forth in clauses (a)(i), (a)(iii) and (a)(iv) above, exceeds five percent (5%) of Actual Net Cash Flows for such Subject Fund, such excess shall not constitute Excluded Revenues.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the General Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or the General Guaranty) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 13.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the General Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which

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such General Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Systems” means any PV System that from its initial presentation as a Current System the cash flows from which are excluded from the definition of Net Cash Flow and that is not at any relevant time a Funded System.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.08(c)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.04(d)(i)(B), (d)(i)(C) or (d)(iii), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.04(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation and its successors.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

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“Fee Letters” means each of the fee letters entered into in connection with this Agreement by the Borrower or any of its Affiliate and one or more Agents or Lenders in connection with this Agreement (including each of (a) the Agency Fee Letter and (b) the Depositary Fee Letter).

“FERC” means the Federal Energy Regulatory Commission of the United States.

“Final True-Up Date” means the “Final True-Up Date” (as defined in the Master Purchase and Equity Capital Contribution Agreement, dated as of August 27, 2015, between SolarCity, the Investor, [***] and [***]) as such date may be modified.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Fund I Manager” has the meaning specified in the introductory paragraph hereto.

“Fund II Manager” has the meaning specified in the introductory paragraph hereto.

“Fund III Manager” has the meaning specified in the introductory paragraph hereto.

“Funded Subsidiary” means those Subsidiaries of the Borrower associated with a Subject Fund and listed on Appendix 2.

“Funded System” refers to any System against which a Loan has been advanced in accordance with the terms of this Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Guaranty” means the obligations of each Guarantor set forth in Sections 13.01 through 13.10.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

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instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any zoning authority, FDIC, FERC, the relevant State public utility commissions, and any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 13.01.

“Guarantors” means each of the Borrower Subsidiaries and the Member.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants (including crude oil or any fraction thereof), including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Fix Fees” has the meaning specified in Section 2.13(c).

“Hedging Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing),

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whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, the termination value(s) determined in accordance therewith.

“HMT” has the meaning specified in the definition of “Sanction(s)”.

“Host Customer” means a customer under a Customer Agreement relating to any System subject to a Subject Fund.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Independent Engineer” means (i) DNV GL or (ii) any other reputable, qualified engineering firm with substantial experience in the residential solar industry that is not an Affiliate of the Borrower or the Sponsor.

“Independent Member” means an individual who has not been at any time during the five years preceding such initial designation: (a) a direct or indirect owner of any equity interest in, or member (with the exception of serving as the Independent Member), officer, employee, director, manager or contractor, bankruptcy trustee, attorney or counsel of, the Borrower or any of its respective Affiliates; (b) a creditor, customer, supplier (other than a supplier of registered agent or registered office services), or other Person who derives any of its purchases or revenues from its business activities with the Borrower or any of its respective Affiliates (other than any fee paid for its services as Independent Member); (c) an Affiliate of the Borrower excluded from serving as Independent Member under clause (a) or (b) of this definition; (d) a member of the immediate family by blood or marriage of any Person excluded from being an Independent Member under clause (a) or (b) of this definition; or (e) a Person who received, or a member or employee of a firm or business that received, fees or other income from the Borrower or any of its Affiliates in the aggregate in excess of five percent (5%) of the gross income, for any applicable year, of such Person; provided, however, that notwithstanding the foregoing, for the purposes of clause (a), an equity interest shall be deemed to exclude de minimis or otherwise immaterial holdings of equity interests of an Affiliate of the Borrower which are traded on public stock exchanges.  The initial Independent Member is Jennifer A. Schwartz.

“Information” has the meaning specified in Section 10.07.

“Initial Supplemental Reserve Deposit” has the meaning specified in the CADA.

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“Inspected System” means any System, other than a PTO System, for which SolarWorks classifies the related PV System to be past the point of the “Inspection Passed” stage as defined by SolarCity’s “PV System Lifecycle Policy” as in effect on the date hereof.

“Inspected Systems Reserve Account” has the meaning specified in the CADA.

“Inspected Systems Reserve Required Balance” has the meaning specified in the CADA.

“Interest Period” means, with respect to any Loan, the period commencing on the Borrowing Date for such Loan and ending on the next Scheduled Payment Date, and thereafter, the three (3) month period between Scheduled Payment Dates.

“Interest Rate Hedge Agreement” has the meaning specified in Section 2.13(a).

“Interest Rate Hedge Counterparty” has the meaning specified in Section 2.13(a).

“Investor” means [***], a Delaware corporation.

“IRS” means the United States Internal Revenue Service.

“ITC Downside Case” means a scenario in which a 30% reduction in fair market value occurs in the first month that a Subject Fund is included in the Available Borrowing Base and the Aggregate Advance Model is adjusted to calculate the Net Cash Flows distributable to the applicable Borrower Subsidiary Party in light of such reduction in fair market value and any applicable Cash-Sweep Event (as defined in Appendix 5).

“Joint Lead Arranger” means KeyBank National Association, in its capacity as a joint lead arranger.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any Law, treaty, rule or regulation including any Law, any requirement or obligation under a Permit, and any determination of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office

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may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBO Loan” means any Loan that bears interest at rates based upon the Daily LIBO Rate or the LIBO Rate.

“LIBO Rate” means:

(a)for any Interest Period, other than Interest Periods when the Daily LIBO Rate is being charged in accordance with Section 2.01(b)(i) or otherwise in accordance with this Agreement, with respect to a LIBO Loan, the rate per annum equal to the greater of (i) London Interbank Offered Rate (“LIBOR”) or a comparable successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (ii) zero percent (0%); and

(b)for any interest calculation with respect to a Base Rate Loan on any date (other than the initial Interest Period), the rate per annum equal to the greater of (i) LIBOR, at or about 11:00 a.m., London local time determined two (2) Business Days prior to such date for U.S. Dollar deposits with a term of three months commencing that day and (ii) zero percent (0%);

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR” has the meaning specified in the definition of LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Guaranteed Obligations” has the meaning specified in Section 11.01.

“Limited Guarantor” has the meaning specified in the introductory paragraph.

“Limited Guaranty” means the obligations of Limited Guarantor set forth in Article XI.

“LLC Agreements” means the Limited Liability Company Agreement of the Member, dated as of January 15, 2016, Limited Liability Company Agreement of the Borrower, dated as

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of January 15, 2016, the Amended and Restated Limited Liability Company Agreement of Fund I Manager, dated as of January 15, 2016, the Amended and Restated Limited Liability Company Agreement of Fund II Manager, dated as of January 15, 2016, and the Amended and Restated Limited Liability Company Agreement of Fund III Manager, dated as of January 15, 2016.

“Loan Documents” means this Agreement, each Note (if any), the Collateral Documents, the Interest Rate Hedge Agreements, and the Fee Letters and any other documents, agreements or instruments entered into in connection with any of the foregoing.

“Loan Party” means each of the Member, the Borrower and each Borrower Subsidiary Party.

“Loans” means such loans and advances made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, financial condition, assets, liabilities or properties of the Borrower and the Borrower Subsidiary Parties, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the legality, validity or enforceability of any of the Loan Documents or on the rights and remedies available to the Lenders or the Collateral Agent under any Loan Document.

“Maturity Date” means January 25, 2021.

“Member” has the meaning specified in the introductory paragraph hereto.

“Misdirected Revenues” has the meaning specified in Section 6.11(c).

“Multiemployer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Flow” has the meaning specified in Appendix 7.

“[***] True-Up Event” has the meaning specified in Appendix 7.

“Note” and “Notes” have the meaning specified in Section 2.01(d).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Laws naming such Person as the debtor in such

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proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC List” means any list of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as in effect on the date hereof, or any similar list issued by OFAC.

“OFAC Violation” has the meaning specified in Section 6.12(b).

“Ongoing Eligibility Representations” means the Eligibility Representations set forth in paragraphs 2.a, 2.b, 2.c, 2.i, 3, 5, 9, 14, 15 and 16 of Appendix 1.

“Operating Account” means the Borrower’s account identified on Schedule 1.01(c).

“Operative Documents” means the Loan Documents, the LLC Agreements and the Project Documents.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.08).

“Outstanding Principal” means the aggregate amount of principal outstanding under all Loans, as of the date of determination.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Patriot Act” has the meaning specified in Section 10.18.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Partnership Flip Structure” means a tax equity structure that conforms to the characteristics set forth in Appendix 8.

“Payment Facilitation Agreement” means any modification, waiver or amendment of a Customer Agreement or execution of a replacement Customer Agreement.

“Payment Facilitation Amount” means, for any Funded System for which a Payment Facilitation Agreement has been completed, an amount equal to the excess, if any, of (i) the Discounted Solar Asset Balance of such Funded System immediately prior to such Payment Facilitation Agreement being completed (which includes any past due amounts), over (ii) the Discounted Solar Asset Balance of such Funded System immediately after completion of such Payment Facilitation Agreement.  For the avoidance of doubt, the scheduled Host Customer payments to be used in the calculation of clause (ii) will be the payment schedule attached to the completed Payment Facilitation Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBI” has the meaning specified in Appendix 1.

“Pension Plan” means any employee pension benefit plan (including a Multiemployer Plan) that (i) is maintained or is contributed to by the Borrower and any ERISA Affiliate and (ii) is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Performance Based Incentive Agreement” has the meaning specified in Appendix 1.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Permitted Liens” means (a) Liens of materialmen, mechanics, workers, repairmen or employees arising in the ordinary course of business; (b) Liens imposed by any Governmental Authority for Taxes not yet due or being contested in good faith and by appropriate proceedings and in respect of which appropriate reserves have been established in accordance with GAAP; (c) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which appropriate reserves have been established in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance, in each case, as acceptable to the Administrative Agent; (d) Liens created under the Loan Documents; (e) Liens permitted (without requiring any amendment, consent, waiver, or vote by any member of a Subject Fund, including any Investor, under the terms and conditions of such Project Documents unless such amendment, consent or waiver is approved in in accordance with the terms hereof) under the applicable Project Documents; (f) Liens of Host Customers under Customer Agreements; and (g) encumbrances consisting of zoning restrictions,

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licenses, restrictions on use of property or imperfections in title relating to a System that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on the Funded Systems.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Placed-In-Service” means for a PV System, the definition of “Placed In Service” or “Placed-In-Service”, as applicable, given in the applicable Project Documents of the applicable Subject Fund.

“Platform” has the meaning specified in Section 6.04.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of January 15, 2016, between the Member, the Borrower, each Borrower Subsidiary Party and the Collateral Agent.

“Project Documents” means those documents of a Subject Fund listed on Appendix 3, as may be updated from time to time, any amendments thereto and any successor, substitute or replacement documents therefor.

“Proportionate Share” means, at any time with respect to each Lender, the percentage obtained by dividing the outstanding principal amount of the Loans and unfunded Commitments of such Lender at such time by the aggregate outstanding principal amount of all Loans and Commitments of all Lenders at such time.  The initial Proportionate Share of each Lender as of the date of this Agreement is set forth in Schedule 2.01 hereto, or, thereafter, in the Assignment and Assumption Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable.

“PTO” has the meaning set forth in the definition of “PTO System”.

“PTO System” any System for which SolarWorks classifies the related PV System to be at or past the point of the “Permitted to Operate (“PTO”) Stage” as defined by SolarCity’s “PV System Lifecycle Policy” as in effect on the date hereof.

“Public Lender” has the meaning specified in Section 6.04.

“Purchase Option” has the meaning set forth in the Pledge and Security Agreement.

“PV System” means a photovoltaic system, including photovoltaic panels, racks, wiring and other electrical devices, conduit, weatherproof housings, hardware, one or more inverters, remote monitoring equipment, connectors, meters, disconnects, over current devices and battery storage.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

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“Quarterly Date” means each date occurring five (5) Business Days prior to a Scheduled Payment Date.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Materials.

“Released Fund” has the meaning specified in Section 2.10(c).

“Relevant Member Action” means, with respect to any matter relating to a Subject Fund with respect to which the Organizational Documents of such Subject Fund (or any other contract, agreement, or instrument) grant voting, approval or consent rights to the related Borrower Subsidiary Party, or otherwise provide such Borrower Subsidiary Party with the ability, or otherwise permit such Borrower Subsidiary Party, to cause such Subject Fund to take, or restrict such Subject Fund from taking, any action, the exercise by such Borrower Subsidiary Party of such voting, approval, consent or other rights; provided, however, that any Borrower Subsidiary Party’s exercise or non-exercise of such rights as required by (i) the Organizational Documents of such Subject Fund, (ii) the Borrower Subsidiary Party’s fiduciary duties (to the extent applicable given any elections set forth in such Organizational Documents) or (iii) any applicable Laws, shall in all cases be deemed to fully satisfy any obligation of such Borrower Subsidiary Party under the Loan Documents to take Relevant Member Action.

“Removal Effective Date” has the meaning given in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, (a) at any time at which Bank of America (or any Affiliate thereof then acting as Lender) holds Loans and unused Commitments representing at least 25% of the sum of the Loans and unused Commitments of all Lenders, (i) Bank of America (or any Affiliate thereof then acting as Lender) and (ii) Lenders who hold Loans and unused Commitments representing more than 50% of the sum of the Loans and unused Commitments of all Lenders, including Bank of America and any Affiliate thereof then acting as Lender, and (b) at all other times, Lenders who hold Loans and unused Commitments representing more than 50% of the sum of the Loans and unused Commitments of all Lenders then outstanding; provided, that, notwithstanding the foregoing clauses (a) and (b), Required Lenders shall at all times include a minimum of two Lenders (unless there is only one Lender).  The Loans and unused Commitments of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time.

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“Required LLC Provisions” has the meaning specified in Section 6.13.

“Reserve Accounts” means, collectively, the Debt Service Reserve Account, Inspected Systems Reserve Account and Supplemental Reserve Account.

“Reserve Required Balance” means, (i) with respect to the Debt Service Reserve Account, an amount equal to the Debt Service Reserve Required Balance, (ii) with respect to the Inspected Systems Reserve Account, an amount equal to the Inspected Systems Reserve Required Balance, and (iii) with respect to the Supplemental Reserve Account, an amount equal to the Supplemental Reserve Required Balance.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(e)(i), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Borrower Subsidiary Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Borrower Subsidiary Party, in each case, other than Excluded Revenues.

“Revenue Account” has the meaning specified in the CADA.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Payment Date” means, with respect to any Loan, (a) January 25, April 25, July 25 and October 25 of each year, commencing with April 25, 2016, or (b) if such January 25, April 25, July 25 or October 25 is not a Business Day, the first Business Day immediately following such January 25, April 25, July 25 and October 25, as applicable.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the Agents, the Lenders, the Depositary and the Interest Rate Hedge Counterparties.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“SolarCity” means SolarCity Corporation, a Delaware corporation.

“SolarWorks” means SolarWorks®, SolarCity’s proprietary project management software.

“Specified Loan Party” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 13.11).

“SREC” means the definition “SRECs”, “RECs” or “Renewable Energy Credits”, as applicable, given in the applicable Project Documents of the applicable Subject Fund, but in any event, includes credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse gas reduction or the generation of green power or renewable energy) created by a Governmental Authority of any State or local jurisdiction and/or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with any System or electricity produced therefrom.

“Subject Fund” means each limited liability company identified as a “Subject Fund” on Appendix 2 hereto.

“Subject Fund Borrowing Base” has the meaning specified in Appendix 7.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplemental Reserve Account” has the meaning specified in the CADA.

“Supplemental Reserve Required Balance” has the meaning specified in the CADA.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Rate” means, on any relevant date under Section 2.13(a), the then current market rate associated with the expected amortization schedule of the outstanding principal balance of the Loans assuming the Outstanding Principal is not repaid on the Maturity Date, as determined by the proprietary model maintained by the Interest Rate Hedge Counterparties in respect of the Interest Rate Hedge Agreements being entered into on such date and mutually agreed upon by such party and the Borrower.

“Sweep Event” means the occurrence and continuation of any one or more of the following: (i) a Bankruptcy Event of SolarCity (or any successor entity thereto), (ii) SolarCity

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(or any successor entity thereto) has neither (A) a corporate issuer rating by S&P of BBB- or Moody’s of Baa3 nor (B) tangible net worth (defined as total assets less intangible assets less total liabilities, in each case as those terms are defined for GAAP purposes and as reflected on SolarCity’s (or such successor entity thereto) most recent financial statements) of at least four hundred million dollars ($400,000,000) and SolarCity (or such successor entity thereto) has total unrestricted cash, cash equivalents and investments with maturity of less than 12 months (as determined under GAAP) of at least one hundred fifty million dollars ($150,000,000), (iii) as of the last day of any calendar quarter, SolarCity’s “Interest Coverage Ratio” (as defined in that certain Amended and Restated Credit Agreement, dated as of November 1, 2013, under which SolarCity is the borrower), is less than 1.50:1.00, (iv) as of any Scheduled Payment Date, the Debt Service Coverage Ratio is less than 1.15:1.00, or (v) as of any Quarterly Date, the Aggregate Payment Facilitation Sweep Amount is greater than zero.

“Synthetic Lease Obligation” means the monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy or such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“System” means (a) a PV System, (b) the applicable Customer Agreement related to such PV System and (c) all other related rights applicable thereto.

“Tax Equity Model” has the meaning specified in Appendix 7.

“Tax Equity Representations” means the representations and warranties in Appendix 5.

“Tax Equity Required Consent” means, with respect to a Subject Fund, a consent executed by the Investor in such Subject Fund and each other party thereto, in form and substance acceptable to the Administrative Agent.  Each Tax Equity Required Consent is listed on Schedule 4.01(n).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated System” means a PV System that (a) is damaged or destroyed by fire, theft or other casualty (an “Event of Loss”) and such System has become inoperable because of such event and is not repaired, restored, replaced or rebuilt to substantially the same condition as it existed immediately prior to the Event of Loss within one hundred eighty (180) days of such Event of Loss or (b) is otherwise deemed to be a “Terminated System”, “Deficient System”, “Cancelled System”, “Recalled System” or “Overdue System” (or an equivalent term or designation of similar meaning) pursuant to the applicable Project Document.

“Total Loan Commitment” means the aggregate principal amount of the Commitments of all the Lenders hereunder as such amount may be reduced from time to time pursuant to this Agreement.  The Total Loan Commitment as of the date of this Agreement is One Hundred and Seventeen Million Dollars ($117,000,000).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Trigger Event” has the meaning specified in Appendix 7.

“True-Up Report” means that report delivered by SolarCity pursuant to the terms of the applicable Project Document of the applicable Subject Fund.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBO Loan.

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.

“Undrawn Fees” has the meaning specified in Section 2.03(a).

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.04(g)(ii)(B)(III).

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits, Appendices, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Appendices, Annexes and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing any audited financial statements required to be delivered hereunder, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

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ARTICLE II  THE COMMITMENTS AND CREDIT LOANS

2.01Loan Facility.

(a)Loan Facility.

(i)Availability.

(A)Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make one or more Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount that will not result in such Lender’s Loans exceeding its Commitment.

(B)Notwithstanding the foregoing, (x) there shall be no more than one (1) Borrowing per calendar month, (y) only one (1) Borrowing shall be permitted after June 30, 2016, and (z) the total principal amount of Borrowings shall not exceed the Total Loan Commitment.

(C)Each Loan made by a Lender under this Agreement shall irrevocably reduce (i) the Total Loan Commitment by the amount of such Loan and (ii) such Lender’s Commitment by the amount of each such loan made by such Lender.

(D)Amounts borrowed hereunder and repaid may not be reborrowed.

(ii)Loan Sizing; Minimum Draw Amount.  Notwithstanding anything to the contrary in Section 2.01(a)(i), the aggregate amount of each Borrowing (A) shall not cause the Outstanding Principal (including the amounts of the requested Borrowing) to exceed the Available Borrowing Base set forth in the Borrowing Base Certificate related to such Borrowing and (B) shall exceed $2,500,000 or such lesser amount as is remaining under the Total Loan Commitment.

(iii)Borrowing Notice.  The Borrower shall request Loans by delivering to the Administrative Agent an irrevocable (except as set forth in Section 2.01(a)(v)) written notice in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower (a “Borrowing Notice”), by no later than 2:00 p.m., New York time, at least seven (7) Business Days before the requested date of each Borrowing.

(iv)Borrowing Base Certificate; Aggregate Advance Model.  In connection with any Borrowing, the Borrower shall also deliver to the Administrative Agent (no later than 2:00 p.m., New York time, at least seven (7) Business Days before the requested date of each Borrowing; provided that with respect to the initial Borrowing hereunder, such notice shall be delivered no later than 2:00 p.m., New York time, at least one (1) Business Day before the requested date of such Borrowing) the applicable (A) Borrowing Base Certificate (and any invoices supporting the information contained therein provided

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to Borrower by the Administrative Agent), which shall, with respect to each Current System, include the Eligibility Representations with respect to such Current System or identify such Current System as an Excluded System and (B) Aggregate Advance Model with respect to the requested Borrowing, each of which the Administrative Agent shall distribute to each Lender.

(v)Calculations and Computations.  Unless the Administrative Agent has received a written notice from a Lender no later than 2:00 p.m., New York time, at least two (2) Business Days before the requested Borrowing Date contesting the Borrower’s calculations in the Borrowing Base Certificate submitted by the Borrower, the Administrative Agent shall confirm the Available Borrowing Base and provide notice thereof to the Borrower and each Lender.  If the Administrative Agent receives a written notice from a Lender contesting the Borrower’s calculations in such Borrowing Base Certificate, Administrative Agent shall inform the Borrower and provide an amended Borrowing Base Certificate (provided to the Administrative Agent by the objecting Lender no later than one (1) Business Day prior to the initial requested Borrowing Date).  Thereafter, Borrower may (A) agree to such amended Borrowing Base Certificate and deliver an amended Borrowing Notice (including the amended Borrowing Base Certificate and, if applicable, revised Aggregate Advance Model) to the Administrative Agent, or (B) by written notice to the Administrative Agent, rescind the Borrowing Notice.  The delivery of an amendment to a Borrowing Notice or a rescission of a Borrowing Notice pursuant to this clause (v) shall not be subject to Section 2.07, provided that the Borrower delivers such amendment or rescission no later than 12:00 p.m. New York time one (1) Business Day before the requested Borrowing Date.

(b)Interest Provisions Relating to Loans.

(i)Interest Rate.  Subject to Section 2.04(c), the Borrower shall pay interest (including interest accruing after the commencement of an insolvency proceeding under applicable Bankruptcy Law) on the unpaid principal amount of each Loan from the date of the funding of such Loan until such Loan is paid in full in cash at the Applicable Interest Rate; provided that, for any Borrowing not made on a Scheduled Payment Date, with respect to the period from such Borrowing Date to the first Scheduled Payment Date following such Borrowing Date, interest on the unpaid principal amount of each such LIBO Loan shall be charged for each day during such period at the Daily LIBO Rate plus the Applicable Margin; provided, further, that, on each Scheduled Payment Date, each LIBO Loan bearing interest at rates based upon the Daily LIBO Rate shall automatically (without notice from or other action by Borrower or any other Loan Party) be converted to a LIBO Loan bearing interest at rates based upon the LIBO Rate.

(ii)Interest Payment Dates.  Interest on the unpaid principal amount of each Loan shall be payable in arrears on (A) each Scheduled Payment Date with respect to such Loan and (B) upon prepayment of any Loans as and to the extent provided in Section 2.01(f) and at maturity (whether by acceleration or otherwise); provided that interest payable pursuant to Section 2.04(c) shall be payable on demand.  Interest shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Bankruptcy Law.

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(iii)Interest Computations.  All computations of interest on any Borrowing hereunder shall include the first day but exclude the last day of the Interest Period in effect for such Borrowing and shall be based, (x) with respect to LIBO Loans, upon a year of 360 days and on actual days elapsed and (y) with respect to Base Rate Loans, upon a year of 365/366 days and on actual days elapsed.  The Applicable Interest Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

(iv)Interest Account and Interest Computations.  The Administrative Agent shall record in an account or accounts maintained by the Administrative Agent on its books (A) the Applicable Interest Rate for the Loans; (B) the date and amount of each interest payment on each Loan; and (C) such other information as the Administrative Agent may determine is necessary for the computation of interest payable by the Borrower hereunder consistent with the basis hereof.

(v)Continuation.  On each Scheduled Payment Date, each LIBO Loan shall be automatically continued for a three (3) month Interest Period.  A LIBO Loan may be continued only on the last day of an Interest Period for such LIBO Loan.  For the avoidance of doubt, no notice from or other action by Borrower or any other Loan Party shall be required in connection with any continuation of LIBO Loans or the Interest Period.  Each such continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the continued LIBO Loan.

(vi)Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Borrowing:

(A)the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market or that reasonable means do not exist for ascertaining the LIBO Rate or Daily LIBO Rate, as applicable; or

(B)the Administrative Agent is advised by Lenders holding Loans and unused Commitments representing 30% or more of the sum of unused Commitments and the Loans then outstanding that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the Lenders of making or maintaining such LIBO Loans during such Interest Period, then the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders.  In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Borrowing shall be deemed to be a request for a Base Rate Borrowing.   Any such Base Rate Loan shall automatically (without notice from or other action by Borrower or any other Loan Party) be converted to a LIBO Loan bearing interest at rates based upon the LIBO Rate or Daily LIBO Rate, as the case may be, on the first date on which the Administrative Agent indicates that such LIBO Loans become available.  Each

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determination by the Administrative Agent under this Section 2.01(b)(vi) shall be conclusive absent manifest error.

(c)Principal Payments of Loans.  The Borrower shall repay to the Lenders the principal amount of the Loans outstanding on each Scheduled Payment Date in the respective amounts set forth opposite such dates as set forth on Schedule 2.01(c) (as such schedule is amended or modified from time to time in accordance with this Agreement).  Any remaining unpaid principal, interest, fees and costs payable hereunder or under any other Loan Documents shall be due and payable on the Maturity Date or, if earlier, the date on which the Loans are accelerated pursuant to the terms of this Agreement, including, without limitation, Section 8.02.

(d)Promissory Notes.  If requested by any Lender, the Borrower shall execute and deliver to such Lender a promissory note in the form of Exhibit B (individually, a “Note” and, collectively, the “Notes”), payable to the order of such Lender and in the principal amount of such Lender’s Proportionate Share of the Loans.

(e)Loan Funding.

(i)Notice.  The Borrowing Notice, together with the applicable Borrowing Base Certificate and Aggregate Advance Model, shall be delivered to the Administrative Agent in accordance with this Section 2.01.  The Administrative Agent shall promptly notify each Lender of the date of each requested Borrowing, and such Lender’s Proportionate Share of the requested Borrowing.

(ii)Pro Rata Loans.  All Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with the Borrowings of Loans to be comprised of a Loan by each Lender equal to such Lender’s Proportionate Share of the aggregate amount of all Borrowings requested by Borrower with respect to such Borrowing Date.

(iii)Administrative Agent Account.  No later than 2:00 p.m., New York time on the date of the requested Borrowing, if the applicable conditions precedent listed in Sections 4.01 and 4.02 have been satisfied or waived, each Lender shall make available the Loans requested in the Borrowing Notice, in Dollars and in immediately available funds to the Administrative Agent at its account in the United States identified in Schedule 10.06.

(f)Prepayments.

(i)Voluntary Prepayment of Loans.  The Borrower may, at its option, prepay, all outstanding Loans in whole or in part.  Any partial prepayment hereunder shall be in a minimum aggregate amount of One Million Dollars ($1,000,000) and in an integral multiple of One Million Dollars ($1,000,000), provided, however, that any prepayment pursuant to this Section 2.01(f)(i) shall not result in any release of Collateral without further action of the Collateral Agent and compliance by the Borrower with the terms of this Agreement permitting such release.

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(ii)Mandatory Prepayments.  In accordance with Section 2.01(f)(iii), (A) during a Sweep Event, the Borrower shall apply Actual Net Cash Flow remaining after making the transfers required pursuant to Sections 3.3(d)(i) through 3.3(d)(vi) of the CADA to the prepayment of the Loans in accordance with Section 3.3(d)(vii) of the CADA until such time the Sweep Event is remedied, provided that in the event that a Sweep Event is caused by the occurrence of a Bankruptcy Event of SolarCity, such Sweep Event cannot be remedied and such Sweep Event shall continue until the Discharge Date; (B) if any Loan Party or any Subject Fund (x) incurs or issues any Debt after the Closing Date that is not permitted to be incurred pursuant to Section 7.02 or (y) issues any capital stock, then, in each case, the Borrower shall prepay the Loans, in an aggregate principal amount equal to 100% of all net cash proceeds therefrom received or entitled to be received by, or distributable to, any Loan Party or any Affiliate thereof, to, on or prior to the date which is two (2) Business Days after the receipt by the applicable Loan Party of such net proceeds; (C) if, as of any date a Borrowing Base Certificate is delivered (including any Borrowing Base Certificate delivered pursuant to Section 2.12), the Outstanding Principal exceeds the Available Borrowing Base, Borrower shall, within five (5) Business Days after the date of such Borrowing Base Certificate, prepay the Loans in an amount sufficient to reduce the Outstanding Principal to an amount not greater than the Available Borrowing Base as calculated in such Borrowing Base Certificate; (D) upon receipt of any Equity Contributions under Article XI, the Borrower shall cause the proceeds of such Equity Contribution to be applied as a prepayment of outstanding principal of the Loans in an amount equal to the amount of such Equity Contribution; (E) upon any refinancing of Net Cash Flows of one or more Subject Funds in accordance with Section 2.10(a), the Borrower shall prepay the Loans in an amount equal to the net cash proceeds of such refinancing; and (F) if any Subject Fund becomes subject to a Trigger Event, then within five (5) Business Days after the Borrower receives notice from the Administrative Agent or otherwise has actual knowledge of such Trigger Event, the Borrower shall prepay the Loans in an amount sufficient to cause such Subject Fund to become a Released Fund pursuant to Sections 2.10(b) and (c).

(iii)Terms of Prepayments.

(A)All voluntary and mandatory prepayments of the Loans shall be accompanied by (1) a corresponding reduction in the notional amount of one or more Interest Rate Hedge Agreements sufficient to cause the aggregate notional amount of the Interest Rate Hedge Agreements to be not less than the Outstanding Principal and not more than 105% of the Outstanding Principal (after giving effect to such prepayment) and (2) the payment of all fees, costs and expenses incurred in connection with any reduction, modification or termination of any Interest Rate Hedge Agreement as a result of any voluntary or mandatory prepayment.

(B)All voluntary and mandatory prepayments of Loans under this Section 2.01(f) shall be subject to Section 2.07 but shall otherwise be without premium or penalty and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

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(C)The Borrower shall give the Administrative Agent at least three (3) Business Days’ notice of any voluntary prepayment under Section 2.01(f)(i).  Each notice of voluntary prepayment shall (x) specify the voluntary prepayment date, and (y) be accompanied by a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such voluntary prepayment.

(D)Unless this Agreement provides for Schedule 2.01(c) to be updated in connection with any such prepayment, all voluntary and mandatory prepayments of Loans shall be applied in inverse order of maturity.

2.02Commitments.

(a)Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make one or more Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount that will not result in such Lender’s Loans exceeding its Commitment.

(b)Scheduled Commitment Termination Date.  Unless previously terminated, the Commitments shall automatically terminate on the last day of the Availability Period.

(c)Voluntary Termination or Reduction of Commitments.  The Borrower may, at any time, terminate, or from time to time reduce, the Commitments provided that each partial reduction of the Commitments shall be in an amount that is One Million Dollars ($1,000,000) or a larger multiple of Five Hundred Thousand Dollars ($500,000).

(d)Notice of Voluntary Termination or Reduction.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this Section 2.02 at least three (3) Business Days prior to the effective date of such termination and reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.02 shall be irrevocable.

(e)Effect of Termination or Reduction.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.  Notwithstanding any termination or reduction of the Commitments pursuant to this Section 2.02(e), the Commitment Fee shall not be reduced in any event unless otherwise set forth in the Fee Letters.

2.03Fees.

(a)Undrawn Fees. On each Scheduled Payment Date prior to the last day of the Availability Period and on the last day of the Availability Period (or, if all of the Commitments hereunder terminate prior to the last day of the Availability Period, on the date such Commitments terminate or expire), the Borrower shall pay to the Administrative Agent, for the account of each Lender, an unused commitment fee (the “Undrawn Fees”) equal to 0.50% per annum on the average daily unutilized portion of the Commitment of such Lender during the three (3) month period immediately preceding such Scheduled Payment Date and the last day of

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the Availability Period calculated on an actual 365-day year (provided, that respect to the first Scheduled Payment Date after the Closing Date, the Undrawn Fee shall be calculated for the period from the Closing Date to such first Scheduled Payment Date and in respect of the last day of the Availability Period (or, if earlier, the expiration or termination of all of the Commitments) such Undrawn Fee shall be calculated for the period from the immediately preceding Scheduled Payment Date to such last day).

(b)Agent Fees.  On the Closing Date and thereafter, the Borrower shall pay to the Administrative Agent, the Collateral Agent and the Depositary (for their respective accounts) such fees in the amount and at the times set forth in the Fee Letters.

(c)Commitment Documents.  All fees set forth in the Fee Letters shall be paid as and when due and as set forth in the Fee Letters.

2.04Other Payment Terms.

(a)Place and Manner.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m., New York time, on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Proportionate Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender.  All payments received by the Administrative Agent after 2:00 p.m., New York time, shall be deemed received on the next succeeding Business Day (it being understood that the Administrative Agent, in its sole discretion, may deem payments received after such time on any day to be received on the date due) and any applicable interest or fee shall continue to accrue.

(b)Date.  Unless otherwise specified in this Agreement, whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall instead be due on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)Default Interest.  If any Event of Default shall have occurred and be continuing, then upon the direction of the Required Lenders to the Administrative Agent, to the extent permitted by applicable Law, the outstanding unpaid principal of the Loans and all other amounts then due and payable under the Loan Documents by any Loan Party or the Limited Guarantor shall bear interest at the Default Rate until the date such Event of Default has been cured to the satisfaction of the Lenders or waived in accordance with this Agreement; provided, however, that if any Event of Default of the type described in Section 8.01(a), 8.01(d) or 8.01(f)(i) shall have occurred and be continuing, then such Default Rate shall apply automatically without the need for any action by the Administrative Agent or any Lender from the date of such Event of Default until the date such such Event of Default has been cured to the satisfaction of the Lenders or waived in accordance with this Agreement.

(d)Net of Taxes, Etc.

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(i)Taxes.

(A)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined by the applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (g) below.

(B)If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (g) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.04(d)) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(C)If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (g) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.04(d)) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(ii)Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (i) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

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(iii)Indemnity.

(A)The Borrower shall, and does hereby, indemnify each Agent and each Lender, and shall make payment in respect thereof within 20 days after demand therefor, for the full amount of Indemnified Taxes (including any Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.04(d)) payable or paid by such Agent or Lender or required to be withheld or deducted from a payment to such Agent or Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted; provided that the Borrower shall not be obligated to reimburse an Agent or any Lender for any penalties, additional interest or expense relating to Indemnified Taxes arising from such Agent’s or Lender’s fraud, gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to the Borrower by an Agent or Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within twenty (20) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.04(d)(iii)(B) below.

(B)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent or the Borrower, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (B).

(iv)Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Government Authority as provided in this Section 2.04(d), the Borrower shall deliver to the Administrative Agent or the Administrative

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Agent shall deliver to the Borrower, as the case may be, the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(v)Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Agent or Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.04(d) (including by the payment of additional amounts pursuant to this Section 2.04(d)), it shall pay to the Borrower an amount equal to such refund (but only to the extent of the indemnity payments made under this Section 2.04(d) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such Agent or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Borrower, upon the request of such Lender or Agent, shall repay to such Lender or Agent the amount paid over pursuant to this paragraph (v) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or Agent is required to repay such refund to such Governmental Authority; provided that the Borrower shall not be obligated to reimburse an Agent or any Lender for any penalties, additional interest or other charges arising from such Agent’s or Lender’s fraud, gross negligence or willful misconduct.  Notwithstanding anything to the contrary in this paragraph (v), in no event will Lender or Agent be required to pay any amount to the Borrower pursuant to this paragraph (v) the payment of which would place such Lender or Agent in a less favorable net after-tax position than such Lender or Agent would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid.  This paragraph shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(vi)Survival of Obligations.  The obligations of the Borrower under this Section 2.04(d) shall survive the resignation or replacement of any Agent, any assignment of rights by, or the replacement of, a Lender, and the occurrence of the Discharge Date.

(e)Application of Payments.

(i)Except as otherwise provided herein (including in Section 13.01), payments made under this Agreement and the other Loan Documents shall be applied in the order of priority set forth in Sections 3.3(d), 4.3(b) or 4.3(e) of the CADA, as applicable.

(ii)The Administrative Agent shall promptly distribute to each Secured Party its Proportionate Share of each payment of principal, payments, fees and any other

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amounts received by the Administrative Agent for the account of the Secured Parties under the Loan Documents.  The payments made for the account of each Lender shall be made, and distributed to it, for the account of such Lender’s Lending Office.

(f)Failure to Pay Administrative Agent.

(i)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any LIBO Loan (or, in the case of any Base Rate Loans, prior to 12:00 noon New York time on the proposed Borrowing Date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loans, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01(e)(iii) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Proportionate Share included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Unless the Administrative Agent shall have received notice from the Borrower at least two (2) Business Days prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, such Lender shall repay to the Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a rate equal to the Applicable Interest Rate for each day during such period.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.04(f) shall be conclusive in the absence of manifest error.

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(g)Withholding Certificates.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.4(g)(ii)(A), 2.4(g)(ii)(B) and 2.4(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(II)executed copies of IRS Form W-8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and

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withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.04(g) expires or becomes obsolete or inaccurate in any respect, it shall promptly (but in any event on or before the next Scheduled Payment Date; provided that such Scheduled Payment Date is at least ten (10) Business Days after such certificate expires or becomes obsolete) update such form or certification or notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

2.05Pro Rata Treatment.

(a)Borrowing, Etc.  Except as otherwise provided herein, each payment of principal of any Loan, each payment of interest on the Loans, each payment of Commitment Fees, each payment of Undrawn Fees and each reduction of the Commitments shall be made or shared among the Lenders pro rata according to their respective applicable Commitments (or, if the related Commitments shall have expired or terminated, other than with respect to payment of Undrawn Fees, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing each Lender’s portion of any Loan to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Loan to the next higher or lower whole Dollar amount.

(b)Sharing of Payments, Etc.  If any Lender (a “Benefited Lender”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Loans (or interest thereon) owed to it, in excess of its ratable share of payments on account of such Loans obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans, as the case may be, as shall be necessary to cause such Benefited Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefited Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the Benefited Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the Benefited Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.05(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation; provided, that the provisions of this Section 2.05(b) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of sale of a participation in any of its Loans to any assignee or participant, other than to a Loan Party or any of their Affiliates (as to which provisions of this Section 2.05(b) apply).

2.06Change of Circumstances.

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(a)Increased Costs.  If, after the date of this Agreement, any Change in Law:

(i)shall impose, modify or hold applicable any reserve, special deposit or similar requirement (except any reserve requirement reflected in the calculation of the LIBO Rate) against assets held by, deposits or other liabilities in or for the account of, advances or loans by any Lender;

(ii)shall impose on any Lender any other condition not otherwise contemplated hereunder affecting this Agreement or Loans made by such Lender; or

(iii)shall subject the Lender to any taxes other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes,

and the effect of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loan or any Commitment, or to reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall promptly, but in no event later than ten (10) Business Days’ after receipt of written demand therefor by such Lender (accompanied by a certificate from such Lender setting forth the amount of the incurred costs as determined by such Lender in good faith and which shall be conclusive absent manifest error), pay to such Lender such additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts, to the extent actually incurred by or suffered by such Lender.

(b)Capital Requirements.  If any Lender reasonably determines that (i) any Change in Law that affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or on the Lender’s holding company (a “Capital Adequacy Requirement”) and (ii) the amount of capital or liquidity maintained by such Lender or such Lender’s holding company which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), the Borrower shall promptly, but in no event later than ten (10) Business Days’ after receipt of written demand therefor by such Lender (accompanied by a certificate from such Lender setting forth the amount of the incurred costs as determined by such Lender in good faith and which shall be conclusive absent manifest error), pay such amounts as such Lender shall determine are necessary to compensate such Lender for the increased costs to such Lender of such increased capital or liquidity.

(c)Notice.  Each Lender will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.06, as promptly as is practicable.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.06 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.06 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such

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increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.  The protection of this Section 2.06 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(d)Change in Legality.  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to any LIBO Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)such Lender may declare that LIBO Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued), whereupon any request for a Borrowing (or any continuation of a Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for a Base Rate Loan (or a continuation of a LIBO Loan as a Base Rate Loan), unless such declaration shall be subsequently withdrawn; and

(ii)such Lender may require that all outstanding LIBO Loans made by it be converted to Base Rate Loans, in which event all such LIBO Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided below.

In the event any Lender shall exercise its rights under clauses (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the LIBO Loans that would have been made by such Lender or the converted LIBO Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBO Loans.  For purposes of this clause (d), a notice to the Borrower by any Lender shall be effective as to each LIBO Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such LIBO Loan (which shall be a Scheduled Payment Date); in all other cases such notice shall be effective on the date of receipt by the Borrower.

2.07Funding Losses.  The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, that results in (i) such Lender receiving or being deemed to receive any amount for the prepayment of principal of any Loan (other than a Base Rate Loan) prior to the end of the Interest Period in effect therefor or (ii) any Loan (other than a Base Rate Loan) to be made by such Lender not being made after notice, (b) any default in the making, or failure to make on the date and in the amount notified of any payment or prepayment required to or permitted to be made by or on behalf of the Borrower hereunder on any Loan (other than a Base Rate Loan) (any of the events referred to in this clauses (a) and (b) being called a “Breakage Event”).  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (A) its costs of obtaining funds for the Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (B) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period.  A certificate of any Lender setting forth any amount or amounts which

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such Lender is entitled to receive pursuant to this Section 2.07 shall be delivered to the Borrower and shall be conclusive absent manifest error.

2.08Alternate Office; Minimization of Costs; Replacement of Lenders.

(a)Any Lender may designate a Lending Office other than that set forth in such Lender’s Administrative Questionnaire and may assign all of its interests under the Loan Documents, and its Notes (if any), to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of the Borrower under Section 2.04(d), Section 2.06(a) or Section 2.06(b).

(b)If the Borrower is required to pay additional amounts under Section 2.04(d) or any Lender requests compensation under Section 2.06(a) or Section 2.06(b), then such Lender shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) file any certificate or document reasonably requested in writing by the Borrower or (ii) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would avoid or minimize any additional costs, taxes, expense or obligation which would otherwise be imposed on the Borrower pursuant to Section 2.04(d), Section 2.06(a) or Section 2.06(b); provided, however, that no Lender shall be required to take any such action that, as determined by such Lender in its sole discretion, would adversely affect the making, issuing, funding or maintaining of such Loans or the interests of such Lender; provided, further, however, that such efforts shall not cause the imposition on any Lender of any additional costs or expenses, unless the Borrower agrees to pay such additional costs and expenses.

(c)If (i) the Borrower incurs any liability to a Lender under Section 2.04(d), Section 2.06(a) or Section 2.06(b) or (ii) any Lender is a Defaulting Lender, then the Borrower, at its sole expense (including with respect to the processing and recordation fee referred to in Section 10.06(b)(iv)) may, upon notice to such Lender and the Administrative Agent, require the Lender subject to this Section 2.08(c) to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement and under the Loans and Commitments of the Lender being replaced hereunder to an Eligible Assignee that shall assume all those rights and obligations; provided, however, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having valid jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, and (z) the Borrower or such assignee shall have paid to the replaced Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.06 and 2.07).  A Lender subject to this Section 2.08(c) shall not be required to make any such assignment and delegation if (A) prior to any such assignment and delegation the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply (including as a result of any action taken by such Lender pursuant to clause (b) above), (B) if such Lender shall waive its right to claim compensation or payment under Section 2.04(d), Section 2.06(a) or Section 2.06(b), if applicable, or (C) if any Default or Event of Default then exists.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an

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interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption Agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.08(c).  Nothing in this Section 2.08 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.  The Administrative Agent and each Lender hereby agree to cooperate with the Borrower to effectuate the assignment of any Defaulting Lender’s interest hereunder.

2.09Agent of the Loan Parties.  Each of the Loan Parties other than the Borrower hereby appoints the Borrower, and the Borrower hereby accepts such appointment, to act under this Agreement, as the agent, attorney-in-fact and legal representative of such other Loan Parties for all purposes, under or relating to this Agreement, including requesting Loans, receiving account statements, providing certificates, financial or otherwise, and providing or receiving other notices, deliveries and communications under or relating to this Agreement.  The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any notice, delivery or communication of any kind received from Borrower in respect of any notice, delivery or other communication of any kind that shall or may be given hereunder or under any other Loan Document by any or all of the Loan Parties, including without limitation notices of borrowing, disbursement instructions, reports, financial statements, information, certificates or any other notice, delivery or communication made or given by Borrower, whether specified in its own name, on behalf of any other Loan Party or on behalf of the Loan Parties, and none of the Administrative Agent or any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Loan Party as to the binding effect on it of any such notice, delivery, request, instruction, report, information, certificate or other communication, nor shall the joint and several character of each Loan Party’s obligations hereunder be affected, provided, that the provisions of this Section 2.09 shall not be construed so as to preclude any Loan Party from taking actions permitted to be taken by a “Loan Party” hereunder.

2.10Release of Subject Funds.

(a)Subject to the consent of the Lenders (such consent not to be unreasonably withheld), the Borrower may refinance the Net Cash Flow arising from one or more Subject Funds in whole but not in part, in each case in accordance with the following sentence.  So long as no Default or Event of Default has occurred and is continuing or would result from the release contemplated herein and so long as Borrower has notified Administrative Agent of any material change in SolarCity’s or any Subject Fund’s energy production methods since the end of the Availability Period that would reasonably be expected to result in a Material Adverse Effect, at Borrower’s election, upon the prepayment of outstanding Loans (and all fees, costs and expenses due under the Loan Documents in connection with such prepayment) by the Borrower in a principal amount such that the removal of the Net Cash Flow of the applicable Subject Fund from the calculation of the Available Borrowing Base would not cause the Outstanding Principal to exceed the pro forma Available Borrowing Base, as evidenced by a Borrowing Base Certificate (which such Borrowing Base Certificate (x) calculates the Available Borrowing Base using (1) an Advance Rate equal to the lesser of (A) 53.5%, (B) an amount satisfying base case facility repayment in 9 years from the Closing Date assuming (I) 1.40x Debt Service Coverage Ratio, amortization schedule during the scheduled Term and (II) a sweep of all cash flows after the Maturity Date, and (C) an amount satisfying ITC Downside Scenario  repayment in 17 years

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from the Closing Date and (2) to the extent that the actual default rate, degradation, operational costs, insurance costs or administrative costs exceed the Assumptions set forth in Appendix 7, such actual default rate, degradation, operational costs, insurance costs or administrative costs to calculate the Available Borrowing Base, and (y) is otherwise in form and substance satisfactory to the Administrative Agent) delivered by Borrower to Administrative Agent giving pro forma effect to such prepayments and the proposed removal of the Subject Fund, then such Subject Fund shall be released in accordance with Section 2.10(c).

(b)With respect to any Subject Fund that becomes subject to a Trigger Event, upon the prepayment of outstanding Loans (and all fees, costs and expenses due under the Loan Documents in connection with such prepayment) by the Borrower in a principal amount such that the removal of the Net Cash Flow of the applicable Subject Fund from the calculation of the Available Borrowing Base would not cause the Outstanding Principal to exceed the pro forma Available Borrowing Base, as evidenced by a Borrowing Base Certificate (which such Borrowing Base Certificate satisfies the requirements set forth in paragraph (a) above or is otherwise acceptable to the Lenders) delivered by Borrower to Administrative Agent giving pro forma effect to such prepayments and the proposed removal of the Subject Fund, then such Subject Fund shall be released in accordance with Section 2.10(c).

(c)Each Subject Fund described in Section 2.10(a) or 2.10(b) (each a “Released Fund”) shall no longer be subject to the Loan Documents and shall cease to be a Subject Fund under this Agreement.  The Loan Parties shall be entitled to the release of all Collateral with respect to each Released Fund and within five (5) Business Days after the release of such Collateral, Borrower shall cause the Borrower Subsidiary Party related to the Released Fund to no longer be a Subsidiary of Borrower by selling, winding up or otherwise disposing of (including transferring Borrower’s Equity Interests in such Borrower Subsidiary Party to a third party, which may be an Affiliate of SolarCity) such Borrower Subsidiary Party.  The Administrative Agent shall update Schedule 2.01(c) to provide for an amortization schedule that reflects a 1.40x Debt Service Coverage Ratio after giving effect to the release of each Released Fund, which such updated Schedule shall be in form and substance satisfactory to each Lender.

2.11Defaulting Lenders.

(a)Adjustments.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.3(a); and

(ii)the Loans and unused Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.01).

(b)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender

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(whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.12[***] True-Up Event.  Upon the occurrence of a [***] True-Up Event, the Borrower shall, within two (2) Business Days following such occurrence, deliver to the Administrative Agent the updated Tax Equity Model and/or Payment Facilitation Agreement(s) with respect to such [***] True-Up Event, as the case may be.  The Administrative Agent shall, within seven (7) Business Days of receipt of such updated model or agreements, as the case may

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be, notify the Borrower of the new “Host Customer Default” rate Assumption (as determined by the Administrative Agent in its sole discretion).  Within three (3) Business Days of the Administrative Agent’s notification of the new “Host Customer Default” rate Assumption to the Borrower, Borrower shall deliver a Borrowing Base Certificate (which such Borrowing Base Certificate calculates the Available Borrowing Base using the new “Host Customer Default” rate Assumption) to the Administrative Agent, for the benefit of each Lender, which such Borrowing Base Certificate shall be in form and substance satisfactory to the Administrative Agent.  If such Borrowing Base Certificate demonstrates that the Outstanding Principal exceeds the Available Borrowing Base, Borrower shall prepay the Loans in accordance with Section 2.01(f)(ii)(C).

2.13Interest Rate Protection.

(a)The Borrower shall within five (5) Business Days after each Borrowing Date, enter into one or more forward starting interest rate swap agreements (each, an “Interest Rate Hedge Agreement”) with one or more Acceptable Hedge Banks (each such Acceptable Hedge Bank, an “Interest Rate Hedge Counterparty”) to commence on the next Scheduled Payment Date after such Borrowing Date, in form and substance reasonably acceptable to each such Interest Rate Hedge Counterparty and the Administrative Agent, with respect to an aggregate notional principal amount across all Interest Rate Hedge Agreements not less than the Outstanding Principal and not more than 105% of the Outstanding Principal, in each case after giving effect to the Loans made on such Borrowing Date, (i) the swap rate under each of which is equal to the Swap Rate in effect on the date thereof and (ii) the amortization schedule in respect of which is determined using the methodology used to calculate the Swap Rate; provided, however, notwithstanding anything in the foregoing to the contrary, the Borrower shall not have any obligation to deliver an Interest Rate Hedge Agreement prior to March 1, 2016.

(b)The Borrower shall, until the Loans have been paid in full in cash, maintain Interest Rate Hedge Agreements satisfying the requirements of Section 2.13(a).

(c)The Borrower shall be responsible for all reasonable costs, fees and expenses incurred by the Interest Rate Hedge Counterparties, the Administrative Agent, the Collateral Agent, the Lenders, the Borrower or otherwise in connection with the Interest Rate Hedge Agreements entered into by the Borrower hereunder, including any reasonable costs, fees or expenses (including increased interest payments) incurred in connection with any unwinding, breach or termination of any Interest Rate Hedge Agreements (“Hedge Fix Fees”).  All payments by the Interest Rate Hedge Counterparties under the Interest Rate Hedge Agreements upon termination or otherwise shall be deposited into the Revenue Account.

(d)The obligations of the Borrower to the Interest Rate Hedge Counterparties under each Interest Rate Hedge Agreement and all Hedge Fix Fees, shall be secured by the Collateral Documents, and shall rank pari passu with the obligations of the Borrower in respect of the Loans.

(e)On the date that any Interest Rate Hedge Agreement is entered into in accordance with this Section 2.13, the Administrative Agent shall update Schedule 2.01(c) to provide for an amortization schedule that reflects a 1.40x Debt Service Coverage Ratio after giving effect to

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

execution of such Interest Rate Hedge Agreement, which such updated Schedule shall be in form and substance satisfactory to each Lender.

ARTICLE III  [Reserved.]

ARTICLE IV  CONDITIONS PRECEDENT

4.01Conditions Precedent to the Closing Date.  The obligation of each Lender to make Loans on the Closing Date and the effectiveness of this Agreement are subject to the prior satisfaction of each of the following conditions, in each case to the satisfaction of the Administrative Agent and each of the Lenders (unless waived pursuant to Section 10.01(a)) on or prior to the Closing Date:

(a)Delivery to the Agents of each of the following Loan Documents, each duly executed and delivered by the parties thereto:

(i)this Agreement;

(ii)the CADA;

(iii)each Tax Equity Required Consent;

(iv)the Pledge and Security Agreement;

(v)the Fee Letters; and

(vi)the Notes (if requested by a Lender).

(b)Delivery to the Agents of the LLC Agreements (amended and restated to comply with the provisions of this Agreement, as necessary).

(c)Each representation and warranty of the Borrower and each other Loan Party contained in Article V or any other Loan Document is true and correct in all material respects as of the Closing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date) other than those representations and warranties that are modified by materiality by their own terms, which shall be true and correct in all respects as of the Closing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all respects as of such earlier date).

(d)As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated by this Agreement or the other Loan Documents (including the Borrowing of the Loan or the application of the proceeds therefrom) on the Closing Date that would constitute a Default or an Event of Default under this Agreement.

(e)Delivery to the Administrative Agent and each Lender of the following:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(i)a secretary’s certificate, satisfactory in form and substance to the Administrative Agent, from each Loan Party and the Limited Guarantor, signed by each of its respective authorized Responsible Officers and dated as of the Closing Date, attaching and certifying as to the Organizational Documents of each such party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), and attaching and certifying as to the resolutions of the governing body of each such Person, the good standing, existence or its equivalent of each such party and of the incumbency of the Responsible Officers of each such Person;

(ii)a certificate from a Responsible Officer of each Loan Party certifying to (A) the representations and warranties made by such Loan Party in each Loan Document to which it is a party being true and correct in all material respects as of the Closing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date) other than those representations and warranties that are modified by materiality by their own terms, which shall be true and correct in all respects as of the Closing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all respects as of such earlier date), (B) the absence of a Default or an Event of Default, (C) the absence of any material breach by any Funded Subsidiary of any Project Documents to which it is a party, (D) the absence of a Bankruptcy Event with respect to each Loan Party and each other Funded Subsidiary, (E) the presence of true, correct and complete copies of the Project Documents in respect of each Subject Fund and all other transaction documents (if any) in respect of each Subject Fund in the online dataroom made available by the Borrower to the Administrative Agent and each Lender, and (F) the satisfaction (or waiver pursuant to Section 10.01(a) by the Administrative Agent and each Lender) of all conditions precedent to the Closing Date in accordance with the terms and conditions hereof;

(iii)a certificate from a Responsible Officer of the Limited Guarantor certifying to (A) the absence of a Bankruptcy Event with respect to the Limited Guarantor and (B) the representations and warranties made by Limited Guarantor in each Loan Document to which it is a party being true and correct in all material respects as of the Closing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date) other than those representations and warranties that are modified by materiality by their own terms, which shall be true and correct in all respects as of the Closing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all respects as of such earlier date);

(iv)an opinion, dated as of the Closing Date, of Wilson Sonsini Goodrich & Rosati, counsel to the Loan Parties and SolarCity, in form and substance reasonably acceptable to the Agents and each Lender; and

(v)an opinion, dated as of the Closing Date, of Proskauer Rose LLP, special bankruptcy counsel to the Loan Parties, in form and substance reasonably acceptable to the Agents and each Lender.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(f)All Liens contemplated by the Collateral Documents to be created and perfected in favor of the Collateral Agent as of the Closing Date shall have been created, perfected, recorded and filed in the appropriate jurisdictions.

(g)The Administrative Agent and the Collateral Agent shall have received (i) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each Subject Fund and each jurisdiction where a filing would need to be made in order to perfect the security interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, (ii) copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on the Collateral other than Permitted Liens of the type set forth in clauses (b), (c) or (d) of the definition thereof and (iii) copies of tax lien, judgment and bankruptcy searches in such jurisdictions.

(h)The UCC financing statements relating to the Collateral being secured as of the Closing Date shall have been duly filed in each office and in each jurisdiction where required in order to create and perfect the first Lien and security interest set forth in the Collateral Documents.  Each Loan Party shall have properly delivered or caused to be delivered to the Collateral Agent all Collateral that requires perfection of the Lien and security interest described above by possession or control, including delivery of original certificates representing (i) all issued and outstanding Equity Interests in the Borrower, (ii) all issued and outstanding Equity Interests in each Borrower Subsidiary Party, and (iii) all issued and outstanding Equity Interests in each Subject Fund owned by the Borrower Subsidiary Parties as of the Closing Date, in each case along with blank transfer powers and proxies.

(i)All amounts required to be paid to or deposited with the Administrative Agent, the Collateral Agent, the Depositary or any Lender under this Agreement or any other Loan Document, or under any separate agreement with such parties, and all taxes, fees and other costs payable in connection with the execution, delivery and filing of the documents and instruments required to be filed pursuant to this Section 4.01, shall have been paid in full (or in connection with such taxes, fees (other than fees payable to the Lenders or the Agents) and costs, the Borrower shall have made other arrangements acceptable to the Agents, the Depositary or such Lender(s), as the case may be, in their sole discretion).

(j)The Agents and Lenders shall have received all such documentation and information requested by the Agents and the Lenders that is necessary (including the names and addresses of each Loan Party, taxpayer identification forms, name of officers/board members, documents and copies of government-issued identification of each Loan Party or owners thereof) for the Agents and the Lenders to identify each Loan Party or owners thereof in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder).

(k)All Accounts required to be open as of the Closing Date under the CADA shall have been opened, the Reserve Accounts (but excluding the Supplemental Reserve Account) shall be funded in the amount of the applicable Reserve Required Balance, and the Supplemental Reserve Account shall be funded in the amount of the Initial Supplemental Reserve Deposit.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(l)The expenses incurred and invoiced at least one (1) Business Day prior to the Closing Date shall have been paid by the Borrower or its Affiliates in accordance with Section 10.04(a).

(m)The Borrower shall have delivered the most recently available unaudited financial statements of the Borrower, each Borrower Subsidiary Party, each Subject Fund and the Limited Guarantor (with respect to the Limited Guarantor only, to the extent not otherwise publicly available) in form and substance satisfactory to the Administrative Agent in its sole discretion.

(n)The Borrower shall have obtained all material approvals (to the extent required to have been obtained by such time) and all material consents of any Persons or modifications to Project Documents or Organizational Documents of any Subject Fund (including any Tax Equity Required Consent), in each case that are necessary for any Loan Party’s entry into the Loan Documents to which it is a party and implementation of the transactions contemplated in the Loan Documents, each of which is listed on Schedule 4.01(n).  Each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.

(o)The Administrative Agent shall have received the Tax Equity Model for each Subject Fund.

(p)To the Borrower’s Knowledge, no event or circumstance exists that could reasonably be expected to result in a Material Adverse Effect.

(q)To the extent not previously delivered to the Administrative Agent, for the benefit of each Lender, delivery (which delivery may be made electronically through using File Transfer Protocol (FTP) or Hypertext Transfer Protocol Secure (HTTPS)) to the Administrative Agent, for the benefit of each Lender, of true, correct and complete copies of each Project Document in respect of each Subject Fund and all other transaction documents (if any) in respect of each Subject Fund.

(r)The Administrative Agent shall have received the most recently available fleet report of SolarCity, prepared by an Independent Engineer, in form and substance satisfactory to the Administrative Agent.

4.02Conditions Precedent to Each Borrowing.  The obligation of each Lender to make Loans is subject to the prior satisfaction of each of the following conditions (unless waived pursuant to Section 10.01(a)); provided, however, that there shall be no duplication with respect to the satisfaction of conditions precedent under Sections 4.01 and 4.02 if the Closing Date and a Borrowing Date occur on the same Business Day:

(a)Each representation and warranty of the Borrower and each other Loan Party contained in Article V or any other Loan Document is true and correct in all material respects as of such Borrowing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date) other than those representations and warranties that are modified by materiality by their own terms, which shall be true and correct in all respects as of such Borrowing Date (unless such

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all respects as of such earlier date).

(b)No Default or Event of Default has occurred and is continuing or will result from the making of such Loan.

(c)Delivery to the Administrative Agent and each Lender of a Borrowing Notice in accordance with Section 2.01(a)(iii) and a Borrowing Base Certificate and Aggregate Advance Model in accordance with Section 2.01(a)(iv).

(d)All Liens contemplated to be created and perfected in favor of the Collateral Agent pursuant to the Collateral Documents shall have been so created, perfected, recorded and filed in the applicable jurisdictions, including in respect of Borrower’s Equity Interest in the Borrower Subsidiary Parties and each Borrower Subsidiary Party’s Equity Interest in the applicable Subject Fund.

(e)All amounts for which reasonably detailed invoices have been received at least one (1) Business Day prior to the applicable Borrowing Date and that are required to be paid to or deposited with any Secured Party hereunder or under any other Loan Document, and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments required to be filed as a condition precedent to Section 4.01 and this Section 4.02, shall have been paid in full (or shall be paid concurrently with the occurrence of such Borrowing) or arrangements for the payment thereof from the Loans shall have been made, which arrangements shall be acceptable to the Agents and the Lenders.

(f)After giving effect to such proposed Borrowing, the Borrower shall be in compliance with the Borrowing Base Requirement.

(g)No Material Adverse Effect has occurred or is continuing since the Closing Date, and, to the Borrower’s Knowledge, no event or circumstance exists that could reasonably be expected to result in a Material Adverse Effect.

(h)Delivery to the Administrative Agent and each Lender of a certificate in substantially the form of Exhibit I attached hereto signed by an authorized Responsible Officer of each Loan Party.

(i)[reserved]

(j)The conditions precedent set forth in Section 4.03 with respect to any Current Systems have been satisfied in all respects as of such Borrowing Date.

(k)Each of the Reserve Accounts (but excluding the Supplemental Reserve Account) shall be funded in the amount of the applicable Reserve Required Balance as of such Borrowing Date.

(l)[reserved]

(m)[reserved]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(n)No Sweep Event has occurred and is continuing.

4.03Conditions Precedent to Addition of Current Systems to Available Borrowing Base.  The inclusion of any Current System to the Available Borrowing Base is subject to the satisfaction of the following conditions precedent:

(a)To the extent not previously delivered to the Administrative Agent, for the benefit of each Lender, delivery (which delivery may be made electronically through using File Transfer Protocol (FTP) or Hypertext Transfer Protocol Secure (HTTPS)) to the Administrative Agent, for the benefit of each Lender, of true, correct and complete copies of (A) each Customer Agreement for such Current System, (B) the applicable Cash Flow Model with respect to such Current System and (C) any other data, documentation, analysis or report reasonably requested by the Administrative Agent with respect to such such Current System or the associated Host Customer and commercially available to the Borrower.

(b)Such Current System (i) is owned by a Subject Fund and (ii) is either (x) a PTO System or (y) an Inspected System that has been funded by the applicable Investor to the extent required as of such Borrowing Date pursuant to the applicable Project Documents.

ARTICLE V  REPRESENTATIONS AND WARRANTIES

Each Loan Party represents to each Agent and the Lenders as of the date such representations are given, including the Closing Date and each Borrowing Date that:

5.01Organization.

(a)Each Loan Party (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite government licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)The only holder of Equity Interests in the Borrower is the Member and there are no outstanding obligations of the Borrower to repurchase, redeem, or otherwise acquire any membership or other equity interests in the Borrower or to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower.  The Borrower is authorized to issue and has issued only one class of membership interests.

(c)The only holder of Equity Interests in each Borrower Subsidiary Party is the Borrower and there are no outstanding obligations of any Borrower Subsidiary Party to repurchase, redeem, or otherwise acquire any membership or other equity interests in such Borrower Subsidiary Party or to make payments to any Person, such as “phantom stock”

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

payments, where the amount thereof is calculated with reference to the fair market value or equity value of such Borrower Subsidiary Party.  Each Borrower Subsidiary Party is authorized to issue and has issued only one class of membership interests.  The Borrower has no material assets other than the Equity Interests in each Borrower Subsidiary Party, the Accounts and the Operating Account.

(d)Each LLC Agreement complies with Section 6.13.

5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any such Person’s Organizational Documents; (b) materially conflict with or result in any material breach or material contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under any Project Document to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries; (c) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under any Customer Agreement, in each case to the extent the foregoing would reasonably be expected to have a Material Adverse Effect; (d) conflict with or result in any material breach or material contravention of any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (e) violate any Law the effect of which would be both material and adverse to the Lenders.

5.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) approvals, consents, exemptions authorizations, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is  party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws, insolvency, moratorium, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).  None of the Loan Documents to which a Loan Party is a party has been amended or modified since the later to occur of (a) the Closing Date and (b) the immediately preceding Borrowing Date, except in accordance with this Agreement and as permitted under Section 10.01.

5.05ERISA.  Neither the Borrower nor any ERISA Affiliate sponsors, maintains, administers, contributes to, participates in, or has any obligation to contribute to or any liability under, any Pension Plan.  The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the Code with respect to any Pension Plan.  The

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Borrower does not have any employees.  Without limiting the generality of the foregoing, there has been no and there is not reasonably expected to be any ERISA Event.

5.06Taxes.  Each Loan Party has filed, or has caused to be filed with the appropriate tax authority, all federal, State and local tax returns that it is required to file and has paid or has caused to be paid all taxes it is required to pay to the extent due (other than Taxes that a Loan Party is in good faith contesting, so long as, to the extent the amount of all disputes being contested exceeds Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, (a) adequate reserves to the extent required by GAAP have been established; (b) enforcement of the contested tax is effectively stayed for the entire duration of such contest; and (c) any tax determined to be due, together with any interest or penalties thereon, is paid when due after resolution of such contest).  There is no pending action, suit, proceeding, investigation, audit or claim by a taxing authority regarding any taxes relating to any Loan Party that could, if made, individually or in the aggregate have a Material Adverse Effect.

5.07Business.  No Loan Party has conducted any business other than acquisition, construction, installation, lease, ownership of, and sale of energy from, and the operation, management, maintenance and financing of, the Systems, ownership of Equity Interests in other Loan Parties and the Subject Funds, and activities related or incident thereto (including activities contemplated by the Operative Documents).  No Loan Party has any outstanding Debt or other material liabilities, including liabilities for taxes or material commitments that would have been required to appear on the financial statements of such Loan Party in accordance with GAAP applied on a consistent basis, had such financial statements been prepared as of the Closing Date.  No Loan Party is a party to or bound by any material contract other than the Operative Documents to which it is a party and any other agreement permitted by the Operative Documents.

5.08Collateral.  The security interests granted to the Collateral Agent pursuant to the relevant Collateral Documents in the Collateral (a) constitute as to personal property included in such Collateral and, with respect to subsequently acquired personal property included in such Collateral, will constitute, a first priority perfected security interest and Lien subject to no other Liens except Permitted Liens of the type set forth in clauses (b), (c) or (d) of the definition thereof; and (b) are, and, with respect to such subsequently acquired property, will be, as to such Collateral perfected subject to no other Liens except Permitted Liens of the type set forth in clauses (b), (c) or (d) of the definition thereof.

5.09No Default.  No Loan Party is in default under or with respect to any agreement, instrument or other undertaking that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.10Margin Regulations; Investment Company Act.

(a)The Borrower is not engaged and will not engage, principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)None of the Borrower, any Person Controlling the Borrower, the Member, or any Subsidiary of the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.11Sanctioned Persons.  (i) No Loan Party nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of a Loan Party, is (A) currently subject to any U.S. sanctions administered by OFAC or (B) located, organized or residing in any Designated Jurisdiction; (ii) no Loan Party nor, to the actual knowledge of the Borrower, any director, officer, agent, employee or Affiliate of a Loan Party, is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the target of U.S. sanctions or who is located, organized or residing in any Designated Jurisdiction; (iii) no Loan, nor any part of the proceeds from any Loan, has been used or will be used, directly or indirectly, to lend, contribute, provide or otherwise make funds available in violation of the United States Foreign Corrupt Practices Act of 1977, as amended; and (iv) to the actual knowledge of the Borrower, no Loan, nor any part of the proceeds from any Loan, has been used or will be used, directly or indirectly, to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any U.S. sanctions, or in any other manner that will result in any violation by any Person (including any Lender or any Agent) of U.S. sanctions.

5.12[Reserved].

5.13Litigation.  There are no instituted, pending or, to the Borrower’s Knowledge, threatened actions, suits or proceedings of any kind, including actions, suits or proceedings by or before any Governmental Authority, against a Loan Party or any business, property or rights of a Loan Party (a) that pertain to this Agreement or any of the other Loan Documents or (b) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.14Disclosure.  (a) The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any other Loan Party is subject, and all other matters specific to any such Person known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (b) all written information that has been made available by the Loan Parties or their Affiliates to any Secured Party in connection with the transactions contemplated by this Agreement and the other Loan Documents (such information to be taken as a whole, including updated or supplemented information), or that has been furnished by the Loan Parties or their Affiliates to any third party in connection with the preparation and delivery by such third party of a report or certificate to any Secured Party, is complete and correct in all material respects, and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading under the circumstances in which they are made, and (c) to the Borrower’s Knowledge, each third party report or certificate furnished by or on behalf of the Borrower to any Secured Party, is complete and correct in all material respects and does not contain any untrue statement of a material fact or

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

omit to state a material fact necessary in order to make the statements contained therein not materially misleading under the circumstances in which they are made; provided, however, that in each case no representation or warranty is made with respect to projections, assumptions or other forward-looking statements provided by or on behalf of the Borrower with respect to any Aggregate Advance Model other than as provided in Section 5.19.

5.15Tax Status.  For United States federal and State income tax purposes (excluding Puerto Rico), each of the Borrower and each other Loan Party will be treated as a disregarded entity of SolarCity.  Neither the execution and delivery of the Loan Documents nor the consummation of any of the transactions contemplated by such Loan Documents will affect such status.

5.16Capital Structure.  The Equity Interests of Borrower and each Funded Subsidiary have been duly authorized and validly issued and, except as otherwise provided for in such Person’s operating agreement, are fully paid and non-assessable.  Except as set forth in a Funded Subsidiary’s operating agreement, there is no existing option, warrant, call, right, commitment or other agreement to which any Funded Subsidiary is a party requiring, and there is no membership interest, partnership interest, or other Equity Interests of Borrower or a Funded Subsidiary outstanding which upon conversion or exchange would require, the issuance by such Person of any additional membership interests, partnership interests or other Equity Interests of such Person or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest, a partnership interest or other Equity Interest of such Person.

5.17Compliance with Law.  Each Loan Party, each Subject Fund, and, solely with respect to the Current Systems, SolarCity, has complied in all material respects with all applicable Legal Requirements, including federal, State and local consumer protection Laws.

5.18No Other Bank Accounts.  No Loan Party has any deposit or securities accounts other than the Accounts and the Operating Account.

5.19Projections.  The Borrower has disclosed to the Administrative Agent the assumptions upon which the Aggregate Advance Model is based, and the Net Cash Flows and other projections in the Aggregate Advance Model submitted to the Administrative Agent for the relevant Borrowing Date (a) are based on good faith estimates and commercially reasonable assumptions as to all factual matters material thereto and (b) are generally consistent with the Project Documents, Tax Equity Models, and other adjustments as approved by the Administrative Agent; provided, however, that (i) neither the Aggregate Advance Model, nor the assumptions set forth therein are to be viewed as facts, (ii) actual results during the term of the Loans may differ from the Aggregate Advance Model, and that the differences may be material, and (iii) the Borrower believed in good faith that the Aggregate Advance Model as of the relevant Borrowing Date was reasonable and attainable.

5.20Solvency.  Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds thereof, each Loan Party is solvent within the meaning given to such term under applicable Law relating to fraudulent transfers and conveyances, including that

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(a) the fair value of the assets of each Loan Party, at fair valuation, will exceed its respective debts and liabilities, subordinated, contingent or otherwise, (b) the present saleable value of the property of such Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party has not incurred and does not intend to incur, nor does it believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

5.21OFAC.  None of the Member or any of its Subsidiaries or, to the Borrower’s Knowledge or the knowledge of its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included in OFAC’s list of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction.

5.22Anti-Corruption Laws.  The Member and its Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

5.23Environmental Compliance.  To the Borrower’s Knowledge there is no: (a) past or existing material violation of any Environmental Law by any Person relating in any way to any Funded System or Current System; (b) Environmental Claim pending or, to the Borrower’s Knowledge, threatened against any Funded System, Current System, any Loan Party or any Funded Subsidiary; and (c) to the Borrower’s Knowledge, events, conditions or circumstances that would reasonably be expected to form a basis for an Environmental Claim against any Funded System, Current System, any Loan Party or any Funded Subsidiary.

5.24Regulatory Matters.  As of the date title to a System was transferred to the applicable Funded Subsidiary, such System is a qualifying small power production facility pursuant to Section 292.203(a) of FERC’s regulations with a power production capacity of less than 20 MW and, to the extent required under FERC regulations to preserve such status, the applicable Funded Subsidiary or an Affiliate thereof shall have filed with FERC a notice of self-certification, or obtained from FERC an order granting certification, with respect to such status.

5.25Tax Equity Representations; Eligibility Representations.

(a)With respect to each Subject Fund, (i) the Tax Equity Representations are true, complete and correct with respect to such Subject Fund as of the Closing Date, and (ii) such Subject Fund substantially conforms with the characteristics set forth in Appendix 8 as of the Closing Date.  With respect to the [***] Subject Fund, the Tax Equity Representations (other

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than (d), (f), (j), (n) and (o)) are true, complete and correct with respect to such Subject Fund as of each Borrowing Date.

(b)With respect to each Current System, the Eligibility Representations are true, complete and correct with respect to such Current System.

(c)With respect to each Funded System, the Ongoing Eligibility Representations are true, complete and correct with respect to such Funded System.

ARTICLE VI  AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until the Discharge Date, unless the Required Lenders waive compliance in writing, it shall:

6.01Use of Proceeds.  Use the proceeds of the Loans solely (a) to make Restricted Payments to the Borrower’s direct or indirect owners for any working capital purposes, (b) to purchase (or reimburse Borrower and its Affiliates for the purchase of) Systems that are the subject of such Loan Borrowing and (c) to pay fees, costs and expenses, or deposit amounts in the Accounts as required under this Agreement.

6.02Notices.  Promptly, upon acquiring notice or giving notice, as the case may be, or obtaining the Borrower’s Knowledge thereof, give written notice to the Administrative Agent of:

(a)any litigation, Environmental Claim, action or proceeding pending or, to the Borrower’s Knowledge, threatened against the Borrower, the Member or a Funded Subsidiary, (i) involving claims against the Borrower, the Member or a Funded Subsidiary that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Funded Systems or any Subject Fund or on the legality, validity or enforceability of the operating agreement of a Subject Fund, the EPC, master purchase agreement or equity capital contribution agreement related to a Subject Fund or any guaranty agreement by SolarCity in favor of an Investor or other party with respect to a Subject Fund, or claims against any Agent or any Lender, (ii) seeking any material injunctive, declaratory or other equitable relief, or (iii) instituted for the purpose of revoking, terminating, suspending, withdrawing, modifying or withholding any Permit that would reasonably be expected to have a Material Adverse Effect;

(b)any dispute or disputes between the Borrower, the Member or a Funded Subsidiary, on the one hand, and any Person, on the other hand, that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Funded Systems or any Subject Fund or on the legality, validity or enforceability of the operating agreement of a Subject Fund, the EPC, master purchase agreement or equity capital contribution agreement related to a Subject Fund or any guaranty agreement by SolarCity in favor of an Investor or other party with respect to a Subject Fund and that involve (i) claims against the Borrower, the Member or a Funded Subsidiary, (ii) injunctive or declaratory relief, or (iii) revocation, material modification, or suspension of any applicable Permit or imposition of additional material conditions with respect thereto;

(c)any Default or Event of Default that has occurred and is continuing, which notice shall (i) describe with particularity any and all provisions of this Agreement and any other Loan

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Document that have been breached and (ii) be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto;

(d)any matter that has, or would reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the Funded Systems or any Subject Fund or on the legality, validity or enforceability of the operating agreement of a Subject Fund, the EPC, master purchase agreement or equity capital contribution agreement related to a Subject Fund or any guaranty agreement by SolarCity in favor of an Investor or other party with respect to a Subject Fund;

(e)(i) the occurrence of any event that would reasonably be expected to give rise to a right to remove and/or replace a Borrower Subsidiary Party as the managing member of the applicable Subject Fund, (ii) the occurrence of, or notice given or received by a Funded Subsidiary in respect of, any material breach, default or claim under a Project Document (including, without limitation, any indemnity claims related to or in connection with investment tax credits) and (iii) notice of any material event of default or termination given to or received by a Funded Subsidiary under any Project Document;

(f)the adoption of or participation in any Pension Plan, or intention to adopt or participate in any Pension Plan, by the Borrower or an ERISA Affiliate, or the occurrence of any ERISA Event;

(g)Borrower having received notice or otherwise having obtained knowledge of any material inaccuracy of any Eligibility Representation or Tax Equity Representation that was made by it pursuant to this Agreement or in any certificate delivered in connection herewith, in each case, solely as of the time such Eligibility Representation or Tax Equity Representation was made;

(h)during the Availability Period, any material change in SolarCity’s or any Subject Fund’s methodology for conducting an appraisal and determining concluded fair market value;

(i)during the Availability Period, any material change in SolarCity’s or any Subject Fund’s (i) energy production methods or (ii) inspection and quality control processes, in each case, that would reasonably be expected to result in a Material Adverse Effect; and

(j)any insurance policy required to be procured or maintained in respect of the Systems owned by a Subject Fund under the applicable Project Documents shall fail to be in full force and effect.

6.03Portfolio Reports; Financial Statements.

(a)Deliver to the Administrative Agent (or cause to be delivered to the Administrative Agent) for further distribution to each Lender:

(i)No later than ten (10) Business Days following the date of delivery to any Investor, for each Subject Fund, (i) the monthly reporting package as is required to be delivered to any Investor under a Subject Fund’s maintenance services agreement, or (ii)

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to the extent delivered to an Investor under a Subject Fund, copies of such other reporting package compiled by SolarCity’s asset management group with respect to a Subject Fund’s performance.

(ii)Within 30 days following the last day of each fiscal quarter, for each Subject Fund, each of the following:

(A)detailed accounts receivable aging taken directly from the source system, including that are maintained by any third-party servicer, in excel form and including the formulas;

(B)detailed trial balance taken directly from the source system; and

(C)suspense cash summary and aging.

(iii)Within 30 days following the last day of each fiscal quarter, a consolidated report for all Subject Funds, including (A) financing deployment status by each Subject Fund, (B) aggregated portfolio profile by credit composition, market composition and customer location, and (C) the cumulative amount of billed Customer Payments delinquent for 120 days or more with respect to each Subject Fund, in each case, to the extent not provided elsewhere within any other item delivered pursuant to this Section 6.03(a).

(iv)No later than ten (10) Business Days following the date of delivery to any Investor duplicate copies of any quarterly or annual reporting package required to be delivered to any Investor with respect to a Subject Fund pursuant to the Subject Fund’s maintenance services agreement.

(v)As soon as available but no later than forty-five (45) days after the close of each quarterly fiscal period, quarterly unaudited consolidated financial statements of the (i) the Borrower, (ii) SolarCity (if such financial statements are not otherwise publicly available), which such financial statements shall indicate the separateness of Borrower and Member from SolarCity and will indicate that the obligations hereunder are non-recourse to the general credit of SolarCity, (iii) each Borrower Subsidiary Party (provided that unaudited consolidating financial statements of the Borrower showing entries on an individual basis with respect to each Borrower Subsidiary Party shall satisfy this clause (iii)), and (iv) each Subject Fund, in each case prepared by the issuing entity in accordance with GAAP and certified by the chief financial officer of the issuing entity as of the end of such period, including a balance sheet and the related statement of income, stockholders’ or member’s equity and cash flows, in each case setting forth comparative figures for the corresponding periods from the prior year, to the extent available; provided that no quarterly financial statements shall be due with respect to the fourth quarter of the fiscal year.

(vi)As soon as available but no later than one hundred and twenty (120) days after the close of each applicable fiscal year, the audited financial statements, including a balance sheet and the related statement of income, stockholders’ or member’s equity and

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cash flows, and any footnotes thereto, in each case setting forth comparative figures for the prior year, to the extent available, of (i) the Borrower, as certified by Novogradac & Company LLP or another nationally-recognized independent certified public accountant selected by Borrower and reasonably acceptable to the Administrative Agent, (ii) SolarCity (if such financial statements are not otherwise publicly available), which such financial statements shall indicate the separateness of Borrower and Member from SolarCity and will indicate that the obligations hereunder are non-recourse to the general credit of SolarCity, and as certified by a nationally-recognized independent certified public accountant, (iii) each Borrower Subsidiary Party, as certified by Novogradac & Company LLP or another nationally-recognized independent certified public accountant selected by Borrower and reasonably acceptable to the Administrative Agent (provided that audited consolidating financial statements of the Borrower showing entries on an individual basis with respect to each Borrower Subsidiary Party shall satisfy this clause (iii)), and (iv) each Subject Fund, as certified by Novogradac & Company LLP or another nationally-recognized independent certified public accountant selected by the applicable Subject Fund pursuant to its operating agreement; provided, the accountant certifications accompanying such audited financial statements shall not be qualified, or limited because of restricted or limited examination by such accountant of any material portion of the records of any entity.  Such audited financial statements shall be certified by the chief financial officer, treasurer or other similar officer of the issuing entity as of the end of such period.

(vii)Concurrently with any delivery of the financial statements described in clauses (e) or (f) above, a certificate signed by an authorized Responsible Officer of the Borrower certifying that such Responsible Officer has made or caused to be made a review of the transactions and financial condition of the Borrower during the relevant fiscal period and that, to the knowledge of such Responsible Officer, no Default or Event of Default exists or if any such event or condition existed or exists, the nature thereof and the corrective actions that the Borrower has taken or proposes to take with respect thereto.

(viii)On each Quarterly Date, a certificate in substantially the form of Exhibit D attached hereto signed by an authorized Responsible Officer of the Borrower certifying:

(A)that no Trigger Event or Sweep Event has occurred and is continuing as of such Quarterly Date (and providing the calculations supporting such certification) or, if a Trigger Event or Sweep Event has occurred and is continuing as of such date, detailing the conditions and circumstances of such Trigger Event or Sweep Event, as applicable;

(B)the Debt Service Coverage Ratio as of the Scheduled Payment Date immediately following such Quarterly Date (and providing the calculations supporting such certification); and

(C)the Aggregate Payment Facilitation Amount and Aggregate Payment Facilitation Sweep Amount as of such Quarterly Date, if any (and

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providing the calculations and Payment Facilitation Agreement(s) supporting such certification).

(b)The Lenders shall have the right to make inquiries with respect to any items delivered pursuant to Section 6.03(a) and discuss the same with Responsible Officers of SolarCity, the Borrower, or the Funded Subsidiaries, as applicable.  Any such inquiries shall be coordinated by and delivered to the Borrower by the Administrative Agent; provided, that for so long as an Event of Default has occurred and is ongoing, such inquiries may be made by a Lender directly to the Borrower.

6.04Reports; Other Information.

(a)Deliver to the Administrative Agent, for the benefit of each Lender, promptly after the receipt or delivery thereof copies of any notices of default pursuant to a Project Document provided to or issued by any Investor party to a Project Document.

(b)Deliver to the Administrative Agent, for the benefit of each Lender, copies of any material documents and reports related to the Funded Systems furnished to the Borrower or a Funded Subsidiary by a Governmental Authority or by any counterparty to a Project Document (other than reports already delivered pursuant to Section 6.03(a)), or furnished by the Borrower to such Governmental Authority or such counterparty.

(c)Deliver to the Administrative Agent, for the benefit of each Lender, promptly after receipt thereof a copy of any detailed audit reports or “management letter” received by the Borrower or any Funded Subsidiary from its independent accounts and management’s response thereto.

(d)Deliver to the Administrative Agent, for the benefit of each Lender, (i) no later than three (3) Business Days after delivery to the applicable Investor, any True-Up Reports and models in connection therewith (however such models may be defined under any LLC Agreement or other Project Document) delivered to an Investor in a Subject Fund and (ii) no later than five (5) Business Days after requested by the Administrative Agent, a permission to operate letter or its functional equivalent as issued by the connecting utility authorizing operation of the applicable Funded System.

(e)Deliver to the Administrative Agent, for the benefit of each Lender, no later than one hundred and twenty (120) days after the close of each applicable fiscal year, copies of the Certification Pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002 as it relates to the audited financial statements of SolarCity (if such certifications are not otherwise publicly available).

(f)To the extent not otherwise delivered under this Agreement in any calendar month ending on or prior to the last day of the Availability Period, on the last day of such calendar month, deliver to the Administrative Agent, for the benefit of each Lender (i) a Borrowing Base Certificate and (ii) an Aggregate Advance Model, in substantially the form of the Aggregate Advance Model delivered pursuant to Section 4.02(c), updated to reflect (A) all Systems purchased by each Subject Fund for the period ending on the last day of the immediately

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preceding calendar month and (B) the dates on which each System owned by such Subject Fund that is a PTO System achieved PTO.

(g)[reserved]

(h)Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Funded Subsidiary, including any information requested with respect to any Borrowing Base Certificate, Aggregate Advance Model or material attached thereto, previously submitted by the Borrower, or compliance with the terms of any Operative Document or Customer Agreement, as the Administrative Agent or any Lender may reasonably request.

(i)As and when available (but not less than once per calendar year), the Borrower shall deliver an Independent Engineer’s report in substantially the same form, and regarding substantially the same substance, as the Independent Engineer’s report provided to the Administrative Agent pursuant to Section 4.01(r).

The Borrower hereby acknowledges that (1) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or  a substantially similar electronic transmission system (the “Platform”) and (2) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.05Existence, Conduct of Business.  Except as otherwise expressly permitted under this Agreement:  (a) do or cause to be done all things required to maintain and preserve and keep in full force its existence, and take all Relevant Member Action to cause each Subject Fund to maintain and preserve and keep in full force its existence, in each case as a Delaware limited liability company; (b) do or cause to be done all things required to obtain, maintain, preserve, renew, extend and keep in full force and effect all material rights, licenses, authorizations, privileges, franchises and applicable Permits necessary to the conduct of such Person’s business; (c) take all Relevant Member Action to cause each Subject Fund to do or cause to be done, all things required to obtain, maintain, preserve, renew, extend and keep in full force and effect all

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material rights, licenses, authorizations, privileges, franchises and applicable Permits necessary to the conduct of such Person’s business; (d) perform all of its obligations under the Operative Documents and all other material agreements and contracts by which such Loan Party is bound, except, with respect to the Project Documents only, to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the related Subject Fund; (e) take all Relevant Member Action to cause each Subject Fund to perform all of its material obligations under the Operative Documents and all other material agreements and contracts by which such Subject Fund is bound except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the related Subject Fund; and (f) engage only in the ownership of the Borrower and the Funded Subsidiaries, as the case may be, activities related or incident thereto, and any other activities not prohibited by Section 7.04.

6.06Books, Records, Access.

(a)Maintain books, accounts and records with respect to itself on a consolidated basis in accordance with GAAP and in material compliance with applicable Law and the regulations of any Governmental Authority having jurisdiction thereof.

(b)At any time during normal business hours and upon ten (10) Business Days’ prior written notice to the Borrower (and at any hour and without prior written notice if any Event of Default has occurred and is continuing), but, so long as no Event of Default has occurred and is continuing, no more frequently than once per six (6) consecutive calendar month period:

(i)Permit any representatives, employees, consultants, advisers or agents of the Administrative Agent to visit the premises of the Borrower, SolarCity, and any third-party servicer to inspect all of the Borrower’s, Member’s, each Funded Subsidiaries’ books, accounts, records and properties and make copies thereof (subject to clause (e) below); and review the management and accounting of the subject financing, including the Subject Funds.

(ii)Provide an audit view of SolarWorks or provide such documents, materials or records if not already available in SolarWorks or otherwise provided to the Administrative Agent pursuant to the terms herein, as necessary to determine compliance with the Eligibility Representations.

(c)Cooperate in good faith with the Administrative Agent and Limited Guarantor (and the Administrative Agent and Limited Guarantor agree to cooperate in good faith with each other and each Loan Party) to develop a mutually agreeable process to periodically conduct sampling and testing of financial processes and reports of the Funded Subsidiaries, including the ability of any representative of any Agent to discuss the affairs, finances and condition of the Borrower and the Funded Subsidiaries with the officers thereof and independent accountants therefor.

(d)Reimburse the Administrative Agent for the out of pocket expenses incurred in connection with Section 6.06(b) by the Administrative Agent and its representatives; provided, that such expenses shall be agreed to by the Borrower and the Administrative Agent in advance

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on commercially reasonably terms, and provided, further, that notwithstanding anything to contrary herein, any expenses incurred pursuant to Section 6.06(b) by the Administrative Agent during the occurrence of an Event of Default shall be for the account of the Borrower and not subject to any limitations set forth herein or elsewhere.

(e)Notwithstanding the information disclosure obligations discussed above, any inspection of the Project Documents or any other agreement affiliated with a Subject Fund pursuant to Section 6.06(b) shall be limited to review by the counsel of the Administrative Agent and will not be copied, sent by mail, fax, electronic mail or any other transmission, or distributed to any Lender or its counsel without the express written consent of the Borrower, such consent not to be withheld if the applicable Lender and its counsel are subject to a nondisclosure agreement of reasonable terms with SolarCity specifically referencing the review of Project Documents.

6.07Preservation of Rights; Further Assurance.

(a)Use commercially reasonable efforts to maintain in full force and effect, preserve, protect and defend the material rights of each Borrower Subsidiary Party in a Subject Fund, and take all actions necessary to prevent termination or cancellation (except as permitted by the Operative Documents) by, and enforce against, other parties the material terms of each Project Document of the applicable Subject Fund, including enforcement of any claims with respect thereto; provided that the Borrower shall be in compliance with this Section 6.07(a) if each Borrower Subsidiary Party is in compliance with its fiduciary obligation under the applicable operating agreement of the Subject Fund to which such Subsidiary Party is a party.

(b)Preserve and maintain the security interests granted under the Collateral Documents and undertake all actions that are necessary or appropriate to (i) maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof), (ii) preserve and protect the Collateral and (iii) protect and enforce the Borrower’s rights and title and the rights of the Collateral Agent and the other Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation.

(c)From time to time as reasonably requested by the Administrative Agent, execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any financing statement, continuation statement, certificate of title or estoppel certificate) as are necessary or appropriate to carry out the interest and purposes of the Loan Documents or necessary to maintain the Collateral Agent’s perfected security interest in the Collateral to the extent and in the priority required pursuant to the Collateral Documents.

6.08Borrowing Base Certificate.  On (a) June 30, 2016, (b) August 31, 2016, (c) the date of delivery of any Draft Withdrawal/Transfer Certifice (as defined in the CADA) wherein Borrower requests a Restricted Payment pursuant to the CADA, and (d) any date required under Section 2.12 in connection with the occurrence of a [***] True-Up Event, deliver a Borrowing Base Certificate to the Administrative Agent, for the benefit of each Lender.

6.09Taxes and Other Government Charges.

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(a)Pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to the Borrower, the Member and each Borrower Subsidiary Party, and take all Relevant Member Action to pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to any Subject Fund; provided, however, that, without limiting any requirements set forth in the Organizational Documents of any Subject Fund, the Borrower or Funded Subsidiary, as applicable, may, without being deemed to be in breach of this Section 6.09(a), contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Person is in good faith contesting the same, so long as, to the extent the amount of all disputes being contested exceeds Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, (i) adequate reserves to the extent required by GAAP have been established, (ii) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest and (iii) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is paid when due after resolution of such contest.

(b)Remain classified as a disregarded entity for U.S. federal income tax purposes, and take all Relevant Member Action to cause each Subject Fund to remain classified as a partnership for U.S. federal income tax purposes unless and until a Borrower Subsidiary Party exercises the Purchase Option with respect to such Subject Fund, and, after such exercise, to remain classified as a disregarded entity or a partnership for U.S. federal income tax purposes.

6.10Compliance With Laws; Instruments, Etc.  Comply and take all Relevant Member Action to cause each Subject Fund to comply, in all material respects, with all Legal Requirements, including consumer protection Laws, except that, without limiting any requirements set forth in the Organizational Documents of any Subject Fund, the Borrower or a Funded Subsidiary may contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements.

6.11Actual Net Cash Flows.

(a)Revenue Account.  Take all Relevant Member Action to cause each Subject Fund to deposit all Actual Net Cash Flows directly into the Revenue Account.  In the event that, notwithstanding the foregoing, the Borrower receives any such amounts, the Borrower will hold such amounts in trust and promptly (and in any event within three (3) Business Days) after receipt thereof deposit such amounts in the Revenue Account.  If any of the amounts required to be deposited with the Depositary in accordance with the terms of this Agreement and the CADA are received by Member, such Member shall hold such payments in trust for the Collateral Agent and shall remit such amounts to the Depositary within one (1) Business Day upon receiving knowledge thereof for deposit in the Revenue Account, in the form received, with any necessary endorsements.

(b)Operating Account.  Take all Relevant Member Action to cause each Subject Fund to deposit all Excluded Revenues (other than Excluded Revenues received in respect of a

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System prior to such System becoming a Funded System, including proceeds from upfront rebates and any proceeds from refundable State tax credits) directly into the Operating Account.

(c)Accounting.  On each Quarterly Date, the Borrower shall deliver to the Administrative Agent, for the benefit of each Lender, an accounting of Excluded Revenues and Actual Net Cash Flows.  So long as the Borrower is not currently delinquent in delivering such accounting, no consent of the Administrative Agent or Lenders shall be required to withdraw funds from the Operating Account.  Notwithstanding the foregoing, the Administrative Agent shall have the right to audit the accounting of Excluded Revenues, and, to the extent that an error has been made with respect to the identification and deposit of funds as Excluded Revenues (“Misdirected Revenues”), the Administrative Agent shall provide written notice of the amount of Misdirected Revenues, and provide the Borrower with the calculation thereof or otherwise explain the error.  The Borrower shall have ten (10) days to (i) cure such error by depositing an amount equal to the Misdirected Revenues into the Revenue Account or (ii) provide an explanation reasonably acceptable to the Administrative Agent that there was in fact no error in the accounting.

(d)Reserve Accounts.  Cause each Reserve Account (but excluding the Supplemental Reserve Account) to be funded in an amount at least equal to the applicable Reserve Required Balance at all times as required in accordance with the terms of the CADA.

6.12Compliance with Sanctioned Persons Laws and Anti-Corruption Laws.

(a)Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption Laws in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such Laws.

(b)If to the Borrower’s Knowledge, any Loan Party or any Affiliate thereof, is named on any OFAC List (such occurrence, an “OFAC Violation”), immediately (i) give written notice to the Agents of such OFAC Violation, and (ii) comply with all applicable Laws with respect to such OFAC Violation (regardless of whether the party included on such OFAC List is located within the jurisdiction of the United States of America), including the Anti-Terrorism Laws, and the Borrower hereby authorizes and consents to the Agents taking any and all steps an Agent deems necessary, in its sole discretion, to comply with all applicable Laws with respect to any such OFAC Violation, including the requirements of the Anti-Terrorism Laws (including the “freezing” and/or “blocking” of assets).

6.13Separateness Provisions; Required Provisions in LLC Agreement.  Cause the LLC Agreements to include each of the following terms and the provisions set forth on Schedule 6.13 (collectively, the “Required LLC Provisions”):

(a)require that, until the Discharge Date, the Borrower, the Member and each Borrower Subsidiary Party, shall have, at all times, one Independent Member; and

(b)require unanimous written approval of all members, partners or managers, as the case may be, including the Independent Member in order to authorize the filing of any

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insolvency or reorganization case or proceeding, instituting proceedings to have the Borrower, the Member or Borrower Subsidiary Party, as applicable, adjudicated bankrupt or insolvent, instituting proceedings under any applicable insolvency Law, seeking any relief under any Law relating to relief from debts or the protection of debtors, consenting to the filing or institution of bankruptcy or insolvency proceedings against the Borrower, the Member or Borrower Subsidiary Party, as applicable, filing a petition seeking or consenting to reorganization, liquidation or relief with respect to the Borrower, the Member or Borrower Subsidiary Party, as applicable, under any applicable federal or state Law relating to bankruptcy, reorganization or insolvency, seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Borrower, the Member or Borrower Subsidiary Party, as applicable, or a substantial part of its property, making any assignment for the benefit of creditors, admitting in writing the inability of the Borrower, the Member or Borrower Subsidiary Party, as applicable, to pay its debts as they become due, or taking action in furtherance of any of the foregoing.

6.14Distributions by Certain Subsidiaries.  Take all Relevant Member Action to cause each Subject Fund to promptly distribute cash flows as per the requirements, and in accordance with, the distribution allocations of the Subject Fund; provided, that delays in distributions of any Excluded Revenues shall not be a breach of this Section 6.14.

6.15Maintenance of Materials.  Maintain, for the benefit of each Lender, true, correct and complete electronic copies of materials which were delivered pursuant to Section 4.01(q) or 4.03(a), and shall deliver upon request, true, correct and complete electronic copies of (a) material agreements entered into by any Funded Subsidiary after the Closing Date, (b) each Customer Agreement entered into after the Closing Date that relates to a PTO System, and (c) any other data, documentation, analysis or report reasonably requested by the Administrative Agent with respect to any System acquired by the Subject Funds after the Closing Date or the associated Host Customers and commercially available to the Borrower, in each case as reasonably requested by any Lender for informational purposes only, to the extent not otherwise publicly available and in possession of the Borrower or its Affiliates.

6.16[Reserved.]

6.17Correction Payments.  In the event any Eligibility Representation or Tax Equity Representation made pursuant to this Agreement or in any certificate delivered in connection herewith shall prove to have been inaccurate in any respect as of the date such statement was made or certificate so provided, as applicable, or the Borrower or any Borrower Subsidiary Party shall have committed any Correction Payment Action or any uncured violation of Section 7.01, Section 7.02, Section 7.03, Section 7.04 or Section 7.05 and the Administrative Agent reasonably determines that such inaccuracy, Correction Payment Action or violation has or would reasonably be expected to result in a reduction of Actual Net Cash Flow in an amount of at least $500,000 (the amount of such actual reduction, the “Correction Payment”), within five (5) Business Days of Borrower’s receipt of notice from the Administrative Agent or Borrower otherwise becoming aware thereof, make or cause to be made a prepayment of the Loans in an amount at least equal to the Correction Payment.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE VII  NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, until the Discharge Date, it shall not and each Borrower Subsidiary Party covenants and agrees that it shall take all applicable Relevant Member Action to cause the Subject Funds to not:

7.01Limitations on Liens.  (a) Create, assume or permit to exist any Lien on any Collateral, whether now owned or hereafter acquired, except for Permitted Liens of the type set forth in clauses (b), (c) or (d) of the definition thereof or (b) permit to exist any Lien on any Subject Fund’s property or PV Systems, whether now owned or hereafter acquired, except for Permitted Liens.

7.02Debt.  Incur, create, assume or permit to exist any Debt except for:

(a)Debt created under the Loan Documents;

(b)Debt incurred under the Project Documents to which a Funded Subsidiary is a party as of the Closing Date (without requiring any amendment, consent, waiver, or vote by any member of a Subject Fund, including any Investor, under the terms and conditions of such Project Documents unless such amendment, consent or waiver is in accordance with the terms hereof);

(c)Debt arising under any Hedging Agreement permitted under Section 7.16; or

(d)the endorsement of negotiable instruments received in the ordinary course of business.

7.03Sale or Lease of Assets.  Sell, lease, assign, transfer or otherwise dispose of any assets or property, whether real or personal or mixed or tangible or intangible (including any portion of any Equity Interest owned by the Borrower in a Borrower Subsidiary Party or by a Borrower Subsidiary Party in any Subject Fund), whether now owned or hereafter acquired except:

(a)other than with respect to Collateral (except for a release of Collateral pursuant to the terms of this Agreement, including Section 2.10), as permitted by the Project Documents (without requiring any amendment, consent, waiver, or vote by any member of a Subject Fund, including any Investor, under the terms and conditions of such Project Documents unless such amendment, consent or waiver is in accordance with the terms hereof) and the Customer Agreements;

(b)dispositions of obsolete, worn out or replaced property not used or useful in its business and disposed of in the ordinary course of its business;

(c)dispositions of SRECs; and

(d)with the prior written consent of the Administrative Agent, acting at the direction of the Required Lenders.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

7.04Changes.  (a) Conduct (directly or indirectly through the ownership of Subsidiaries) any business other than (i) ownership of Equity Interests in the Borrower and the Funded Subsidiaries, as applicable, (ii) the acquisition, ownership, leasing and financing of the Systems, (iii) as described in the first sentence of Section 5.07, (iv) any other business or activities contemplated by the Operative Documents, and (v) activities related or incident to any of the foregoing; or (b) hire or become an employer of an employee or assume or incur any obligation under or in connection with any Pension Plan.

7.05Distributions.  Directly or indirectly, make or declare any Restricted Payment or incur any obligation (contingent or otherwise) to do so, except for Restricted Payments:

(a)from proceeds of the Loans in accordance with Section 6.01 or from Excluded Revenues;

(b)from any Funded Subsidiary to Borrower in accordance with Section 6.11(a); and

(c)on any Scheduled Payment Date, from Borrower to Member from Excess Cash Flow so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower is in compliance with the terms of Section 6.11(c) hereof, (iii) the Borrower, after giving effect to any prepayments made pursuant to Section 2.01(f), is in compliance with the Borrowing Base Requirement, (iv) each Reserve Account shall be funded in the amount of the then applicable Reserve Required Balance, (v) the Borrower has certified in writing to the Administrative Agent that it is not aware of any event or circumstance that would reasonably be considered likely to cause or result in the occurrence of a Default or Event of Default within thirty (30) days of such Scheduled Payment Date, (vi) the Debt Service Coverage Ratio as of such Scheduled Payment Date is equal to or greater than 1.25:1.00, and (vii) no Sweep Event has occurred and is continuing (or if a Sweep Event has occurred, it is not prior to the second fiscal quarter following the date such Sweep Event was remedied, it being understood and agreed that a Bankruptcy Event with respect to SolarCity cannot be remedied and is at all times continuing).

7.06Investments.  Make or permit to remain outstanding any advances or loans or extensions of credit to, or purchase, redeem or own any Equity Interests in, or any assets constituting an ongoing business from, or make or permit any other investment in, any Person, except for:

(a)ownership of Equity Interests in, and capital contributions to, the Borrower and the Funded Subsidiaries; and

(b)investments permitted under the CADA or the Project Documents (without requiring any amendment, consent, waiver, or vote by any member of a Subject Fund, including any Investor, under the terms and conditions of such Project Documents unless such amendment, consent or waiver is in accordance with the terms hereof).

7.07Use of Proceeds.  Use the proceeds of the Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.08Fundamental Changes.  Liquidate or dissolve, or sell or lease or otherwise transfer or dispose of, all or any substantial part of its property, assets or business, or combine, merge or consolidate with or into any other entity; provided, however, that the Borrower may sell, or otherwise dispose of assets as permitted by Section 7.03.

7.09Amendments; Other Agreements.

(a)Without the prior written consent of the Administrative Agent, (i) terminate or cancel, or exercise any right or remedy under or pursuant to any breach or default of any Project Document, (ii) amend, modify, supplement or consent to any change in any material provision (including to incur or increase any deficit restoration obligation of a Borrower Subsidiary Party) of any Project Document (other than the applicable LLC Agreement), or (iii) waive any default under, material breach of, condition, closing deliverable or other required item under, or the performance of a material obligation by any other Person under any Project Document; provided, however, that no prior written consent by the Administrative Agent shall be required in the case of any amendment, modification or supplement to or waiver under a Project Document (A) to correct a manifest error therein that is not material, (B) to increase the aggregate amount of an Investor’s commitment, (C) to change payment mechanics under the applicable Project Document with respect to the payment of PV System purchase prices, provided, that such changes in payment mechanics do not negatively impact Net Cash Flows, (D) that extends the last date on which a System may be Placed-In-Service pursuant to the terms of the applicable Subject Fund (such date, the “Completion Deadline”) and any corresponding amendments or waivers resulting from the extension or waiver of the Completion Deadline, provided, that such extension of a Completion Deadline does not negatively impact Net Cash Flows or the net present value thereof, or (E) shortening the “Completion Deadline”; provided, that the Borrower shall forward any such amendments or waivers set forth in clauses (A)-(E) above to the Administrative Agent promptly after execution; provided, further, that any amendment, modification, supplement or other change of any Project Document that would cause any Tax Equity Representation not to be true and correct as of the date of such amendment, modification, supplement or other change (and giving effect thereto) shall in all cases require the prior written consent of the Administrative Agent.

(b)Promptly after the execution and delivery thereof, the Borrower shall furnish the Administrative Agent and the Lenders with copies of all waivers, amendments, supplements or modifications of any Project Document and any additional material contracts or agreements to which the any Loan Party or Subject Fund becomes a party after the Closing Date.

(c)Amend, modify, supplement or consent to any change in any material provision of any LLC Agreement without the prior written consent of the Administrative Agent.

(d)Notwithstanding the foregoing, Borrower may take Relevant Member Action to permit any Subject Fund to enter into an agreement for the sale of SRECs; provided that such agreement does not contain any provisions for liquidated damages, contingent liabilities or other damages, or the posting of collateral or other security.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

7.10Name and Location; Fiscal Year.  Unless 30 days’ written notice is given to the Administrative Agent, change its name, its principal place of business, accounting policies (except as permitted by GAAP) or its fiscal year without the Administrative Agent’s prior written consent.

7.11Assignment.  Assign its rights hereunder or under any other Loan Document, except as permitted under the Loan Documents.

7.12ERISA.  With respect to the Loan Parties only, hold “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, except to the extent that any Loan Party holds any of the foregoing as a result of any assignment or participation by any Lender pursuant to Section 10.06.

7.13Accounts.  With respect to the Loan Parties only, establish or maintain any deposit or securities account other than the Accounts and the Operating Account.

7.14Transactions with Affiliates.  Engage in any transactions with any of its Affiliates except (i) pursuant to any Project Document in effect as of the Closing Date (or any amendment, supplement or other modification to any such Project Document entered into in accordance with this Agreement) or any Loan Document or (ii) in the ordinary course of business at prices and on terms and conditions not less favorable to such Person than could be obtained on an arm’s-length basis from unrelated third parties.

7.15Limitation on Dividends and Other Payment Restrictions Affecting Certain Subsidiaries.  Enter into any agreement, instrument or other undertaking (except for, with respect to clause (i), the Loan Documents and, with respect to clause (ii), the Loan Documents and each Subject Fund’s limited liability company agreement) that (i) restricts the ability of any Borrower Subsidiary Party to make any dividend or other distribution of Actual Net Cash Flows with respect to such Equity Interests or (ii) restricts or limits the ability of any Loan Party to create, incur, assume or suffer to exist Liens on the property of such Person for the benefit of the Secured Parties with respect to the Obligations of the Loan Parties or the Loan Documents.

7.16Hedging Agreement.  Enter into any Hedging Agreement other than the Interest Rate Hedge Agreements entered into in accordance with Section 2.13.

7.17Operations and Maintenance.  Without the prior written consent of the Administrative Agent, terminate or to appoint a new operations and maintenance provider, or consent to the appointment of a new operations and maintenance provider under the applicable Project Document; provided that if any vote or appointment is required within a certain time period under the applicable Project Document, if Administrative Agent does not consent (unless such consent was reasonably withheld and the Administrative Agent has provided written notice thereof) within such time period, then the Borrower may take any Relevant Member Action to vote, appoint, or consent to a new operations and maintenance provider or administrative services provider in order to comply with the terms of the applicable Project Documents; provided, further, that the consent of the Administrative Agent may not be unreasonably withheld if the new operations and maintenance provider or administrative services provider meets the standards set forth in the applicable Project Documents.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

7.18Sanctions.  Directly or indirectly, use the proceeds of the Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions.

7.19Anti-Corruption Laws.  Directly or indirectly use the proceeds of the Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption Laws in other jurisdictions.

ARTICLE VIII  EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.  The occurrence of any of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a)Failure to Make Payments.  Any Loan Party shall fail to pay, in accordance with the terms of this Agreement, (i) any principal (other than prepayment payable pursuant to Section 2.01(f)(ii)(A)) with respect to any Loan on the date that such principal is due, (ii) any interest or any principal payable pursuant to Section 2.01(f)(ii)(A) on any Loan under this Agreement within three (3) Business Days after the date that such interest or such principal is due or (iii) any other payment (other than interest and principal) due under any Loan Document, within five (5) Business Days after the date that such payment is due; provided, that, (x) to the extent that an event that would otherwise be an Event of Default pursuant to this Section 8.01(a) is caused solely by the Depositary’s failure or delay, in reliance upon Section 8.10 of the CADA, to transfer funds otherwise permitted to be transferred, or (y) to the extent that an event that would otherwise be an Event of Default pursuant to this Section 8.01(a)(iii) in respect of any amount that is payable pursuant to Section 3.3(d)(viii) of the CADA is caused solely by the application of amounts on deposit in the Revenue Account to the payment of amounts that are required to be paid pursuant to Section 3.3(d)(vii) of the CADA, such event shall not be an Event of Default.

(b)Judgments.  There is entered against the Borrower or the Member (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding Two Hundred Fifty Thousand Dollars ($250,000) (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that any such judgment or order shall not be (and shall not constitute part of) an Event of Default under this Section 8.01 if and for so long as (A) within thirty (30) days of the judgment being entered, the amount of such judgment order is fully covered (up to customary deductibles) by a valid and binding policy of insurance or by a surety bond between the defendant and the insurer covering payment thereof and satisfactory to the Required Lenders and (B) such insurer or surety has been notified of, and has accepted the claim made for payment of, the amount of such judgment or order.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(c)Misstatements.  Any representation or warranty made by a Loan Party or SolarCity in the Loan Documents, any amendment or modification thereof or waiver thereto, or in any certificate or financial statement furnished pursuant thereto to any Agent or Secured Party pursuant to this Agreement or any other Loan Document, shall prove to have been inaccurate in any respect as of the date such statement was made or certificate was so provided, as applicable and such inaccuracy could likely result in a Material Adverse Effect.

(d)Bankruptcy.  The Borrower or the Member shall become subject to a Bankruptcy Event.

(e)ERISA.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan, the PBGC or the IRS in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000).

(f)Breach of Terms of Loan Documents.  (i) SolarCity fails to pay when due or perform its obligations under this Agreement, (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 2.12, 2.13(a), 6.01, 6.08(a), 6.08(b), 6.12 or Article VII (excluding Sections 7.09 and 7.17), (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a)(viii), 6.08(c) or 6.11 (other than Section 6.11(b)) and such failure shall continue unremedied for a period of four (4) Business Days, and (iv) any Loan Party shall fail to perform or observe any other covenant to be performed or observed by it hereunder or under any Loan Document and not otherwise specifically provided for elsewhere in this Section 8.01, and such failure shall continue unremedied for a period of thirty (30) days after such Loan Party becomes aware of such failure; provided, that if (x) such failure can be remedied, (y) such failure cannot reasonably be remedied within such thirty (30) day period, and (z) such Loan Party commences cure of such failure within such thirty (30) day period and thereafter diligently seeks to remedy the failure, then an “Event of Default” shall not be deemed to have occurred until such time as such Loan Party ceases reasonable efforts to cure such failure unless such failure continues for a period of ninety (90) calendar days.

(g)Security.  (i) Any of the Collateral Documents (A) shall fail to provide the Collateral Agent (on behalf of the Secured Parties) a first priority perfected security interest (subject only to Permitted Liens of the type set forth in clauses (b), (c) or (d) of the definition thereof that, pursuant to the Legal Requirements, are entitled to a higher priority than the Lien of the Collateral Agent) in the Collateral or (B) shall cease to be in full force and effect, or (ii) the validity or the applicability of any of the Collateral Documents to the Obligations to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Loan Party.

(h)Change in Control.  A Change in Control shall have occurred.

(i)Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason, other than (i) as expressly permitted hereunder or thereunder, (ii) as a result of acts or omissions by the Administrative Agent, the Collateral Agent, any Lender or any other Secured Party, or (iii) the occurrence of the Discharge Date, ceases to be in full force and effect, or any Loan Party or the Limited Guarantor contests in

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

any manner the validity or enforceability of any provision of any Loan Document, or any Loan Party or the Limited Guarantor denies that it has any or further liability or obligation under any Loan Document or purports to revoke, terminate or rescind any Loan Document.

(j)Cross-Default.  The Borrower or the Member (i) fails to make any payment when due following the expiration of all applicable grace or cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt under the Loan Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Two Hundred Fifty Thousand Dollars ($250,000) or (ii) fails to observe or perform any other agreement or condition relating to such Debt, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt to cause, with the giving of notice if required, such Debt to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; provided that this clause (j)(ii) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt.

(k)Debt Service Coverage Ratio.  As of any Scheduled Payment Date, the Debt Service Coverage Ratio is less than 1.05:1.00.

8.02Remedies Upon Event of Default.

(a)If any Event of Default (other than any Event of Default described in Section 8.01(d)) occurs and is continuing, the Administrative Agent, upon the request of the Required Lenders, shall:

(i)declare any existing Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall be terminated;

(ii)declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

(b)If any Event of Default described in Section 8.01(d) occurs, immediately upon the occurrence of such Event of Default:

(i)the Commitment of each Lender to make Loans shall automatically terminate (if not previously terminated or expired); and

(ii)the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Loan Document shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.03Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the order set forth in Section 4.3(e) of the CADA.

ARTICLE IX  ADMINISTRATIVE AGENT

9.01Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and none of the Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

9.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of the Administrative Agent’s duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non–appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been so appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.04(d)(vi) and

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other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no  Arranger, Joint Lead Arranger or bookrunner shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, the Depositary or as a Lender hereunder.

9.09Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Bankruptcy Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (1) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (2) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01(a)(i)-(vii), (3) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (4) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall

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automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)to instruct the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the occurrence of the Discharge Date, (ii) that is sold or otherwise disposed of  or to be sold or otherwise disposed of  as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)to instruct the Collateral Agent to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to instruct the Collateral Agent to release or subordinate its interest in particular types or items of property.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure of the Collateral Agent to monitor or maintain any portion of the Collateral.

9.11Exercise of Discretion.

(a)To the extent that the Administrative Agent has the right to exercise discretion, make determinations or take actions pursuant to provisions of this Agreement and the other Loan Documents, the Administrative Agent hereby agrees that if, in any specific instance of exercising such discretion, making such determinations or taking such action, the Administrative Agent receives written instruction from the Required Lenders, the Administrative Agent will exercise such discretion, make such determinations and take such actions in accordance with the written instructions of the Required Lenders in such instance with respect to the exercising of such discretion or the making of such determination.  Notwithstanding the foregoing, each of the Lenders agrees that until the Administrative Agent receives written instructions from the Required Lenders, the Administrative Agent may reasonable exercise discretion, make determinations and take actions and that the Administrative Agent shall have no obligation to seek any such written instructions.

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(b)To the extent that the Collateral Agent has the right to exercise discretion, make determinations or take actions pursuant to provisions of this Agreement and the other Loan Documents, the Collateral Agent hereby agrees that if, in any specific instance of exercising such discretion, making such determinations or taking such action, the Collateral Agent receives written instruction from the Administrative Agent, the Collateral Agent will exercise such discretion, make such determinations and take such actions in accordance with the written instructions of the Administrative Agent in such instance with respect to the exercising of such discretion or the making of such determination.  Notwithstanding the foregoing, each of the Lenders and the Administrative Agent agrees that until the Collateral Agent receives written instructions from the Administrative Agent, the Collateral Agent may reasonable exercise discretion, make determinations and take actions and that the Collateral Agent shall have no obligation to seek any such written instructions.

9.12Withholding Tax.

(a)If the forms or other documentation required by Section 2.04(g) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

(b)If the Internal Revenue Service or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify promptly the Administrative Agent fully for all amounts paid, directly or indirectly, by such Person as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out-of-pocket expenses.

ARTICLE X  MISCELLANEOUS

10.01Amendments, Etc.  (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)waive any condition set forth in Article 4 without the written consent of each Lender;

(ii)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

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(iii)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iv)reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (B) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(v)change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, each Agent and the Depositary;

(vi)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(vii)release any Collateral, or release any Loan Party from such Person’s obligations under any Collateral Document, or permit the release of any funds from the Revenue Account, in each case, unless in accordance with the Loan Documents, without the written consent of each Lender;

and, provided further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; (B) no amendment of any provision of this Agreement or any Loan Document relating to any Interest Rate Hedge Counterparty shall be effective without the written consent of such Interest Rate Hedge Counterparty; (C) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto; and (D) no amendment, waiver or consent shall, unless in writing and signed by SolarCity, affect the rights or duties of SolarCity under this Agreement (including Article XI and Section 6.17) or any other Financing Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, Required Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

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(b)The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

10.02Notices; Effectiveness; Electronic Communication.

(a)Notices Generally.  Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)if to the Borrower, any other Loan Party or Borrower Subsidiary, the Limited Guarantor or the Administrative Agent, to the address, facsimile number, or electronic mail address specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, facsimile number, or electronic mail address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the

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website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or electronic mail address for notices and other communications hereunder, and the Borrower may change any of the foregoing with respect to any other Loan Party, any Borrower Subsidiary and the Limited Guarantor, by notice to the other parties hereto.  Each other Lender may change its address, facsimile or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and

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the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

10.03No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.05), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Bankruptcy Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.05, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04Expenses; Damage Waiver.

(a)Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates as well as the Lenders (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and Lenders), in connection with the credit facilities provided for herein, including due diligence with respect thereto, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications, consents or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that Borrower shall not be obligated to pay or reimburse any fees, expenses or charges incurred or arising on or before the Closing Date or in connection with the subsequent increase in Commitments and/or addition of new Lenders that is expected to close on or about January 22, 2016 in excess of $350,000 in the aggregate; and (ii) all out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04,

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or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)Indemnification by the Borrower.  The Borrower shall indemnify each Secured Party (other than the Depositary, who is indemnified under Section 6.2 of the CADA) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 2.04(d)), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of the Funded Subsidiaries, or any Environmental Claim related in any way to any Loan Party or any of the Funded Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of their respective Affiliates, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE) OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 2.04(d)(iii), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.04(a) or (b) to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to any such Agent (or any such sub-agent) or such Related Party, as the case may be, such Person’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Proportionate Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Persons’ Proportionate Share (determined as of the time that the applicable unreimbursed

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expense or indemnity payment is sought; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any such Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for any such Agent (or any such sub-agent) in connection with such capacity.  The Agents shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Indemnification Procedure.  In case any action, suit or proceeding subject to the indemnity in this Section 10.04 shall be brought against any Indemnitee, such Indemnitee shall promptly notify the Borrower in writing of the commencement thereof, and the Borrower shall be entitled, upon giving written notice to the Indemnitee within 30 days of receipt of written notice from the Indemnitee of the commencement of such proceeding, to retain counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee in such proceeding, and the Borrower shall pay the reasonable fees and disbursements of such counsel related to such proceeding; provided, that the failure to notify the Borrower shall relieve the Borrower from any liability that it may have under this Section 10.04 only if, and only to the extent that, such failure causes actual prejudice to the Borrower.  In any such proceeding, any Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Borrower and the Indemnitee shall have mutually agreed to the retention of such counsel or (ii) the Borrower or the Indemnitee has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the Borrower shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnitees, and that all such reasonable fees and expenses shall be reimbursed as they are incurred and paid.

(f)Control of Proceedings; Settlement.  The Borrower shall have the authority and discretion to settle, compromise or consent to the entry of judgment regarding any indemnified claim subject to this Section 10.04, the defense of which has been assumed by the Borrower, except that the Borrower may not, without the prior written consent of the Indemnitee, settle, compromise or consent to the entry of any judgment regarding such claim if such settlement, compromise or consent (i) contains any admission or statement suggesting any wrongdoing or

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liability on behalf of the Indemnitee, (ii) contains any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnitee or any of its Affiliates or (iii) does not contain an unconditional release of the Indemnitee, in form and substance satisfactory to such Indemnitee, from any liability related to such claim.  The Indemnitee may not settle, compromise or consent to the entry of any judgment regarding any claim for which indemnification is sought and the defense of which has not been assumed by the Borrower, without the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed.

(g)Payments.  All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.  If the Borrower fails to pay any such amount in full within such ten Business Day period, then such unpaid amount shall bear interest at the Default Rate.

(h)Survival.  The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive and remain in full force and effect regardless of the resignation of any Agent, the replacement of any Lender, the termination or expiration of the Total Loan Commitments, the invalidity or unenforceability of any term or provision of any Loan Document, any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender, and the occurrence of the Discharge Date.

10.05Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) in accordance with its Proportionate Share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party nor the Limited Guarantor may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of

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participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment or the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition (A) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (B) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have

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consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(iv)Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  If the assigning Lender is assigning all of its interests, rights and obligations under this Agreement other than to an Affiliate of such Lender and such assigning Lender or an Affiliate of such assigning Lender is an Interest Rate Hedge Counterparty, such Interest Rate Hedge Counterparty shall assign all of its interests, rights and obligations under each Interest Rate Hedge Agreement to an Acceptable Hedge Bank.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.04(d), 2.06, 2.07, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The Loans made by each Lender shall be evidenced by the Register.  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of

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this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(b) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.04(d), 2.06 and 2.07 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 2.04(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.08 as if it were an assignee under subsection (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 2.04(d) or 2.06, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.08 with respect to any Participant.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.05 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as  a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments or loans under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment or loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error,

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and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07Treatment of Certain Information; Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and general information about the parties, term and lending amount of this Agreement to market data collectors, similar service providers to the lending industry and to the extent necessary for servicing of this Agreement to service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments, provided that any such service provider to the Agents and the Lenders has executed an agreement containing provisions substantially the same as those of this Section 10.07 with respect to such information.

For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent or any

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Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents and the Lenders acknowledges that (1) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (2) it has developed compliance procedures regarding the use of material non-public information and (3) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall

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constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g.  “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13[Reserved].

10.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of NEW YORK (not including such State’s conflict of Laws provisions other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b)SUBMISSION TO JURISDICTION.  THE LOAN PARTIES AND THE LIMITED GUARANTOR EACH IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS

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OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR THE LIMITED GUARANTOR OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  THE LOAN PARTIES AND THE LIMITED GUARANTOR EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

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BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Agents, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Agents, the Arranger, and the Lenders, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) none of any Agent, the Arranger or any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of any Agent, the Arranger, or any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by Law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against any Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumption Agreements, amendments or other modifications, Borrowing Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

10.18USA PATRIOT Act.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and each Agent (for itself and not on behalf of any Lender) hereby notifies the Limited Guarantor and each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Limited Guarantor and each Loan Party, which information includes the name and address of the Limited Guarantor and each Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify the Limited Guarantor and each Loan Party in accordance with the Patriot Act.  The Limited Guarantor and each Loan Party shall, promptly following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.19ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS AMONG THE PARTIES.

ARTICLE XI  LIMITED GUARANTY

11.01The Limited Guaranty.  The Limited Guarantor hereby guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due by the Borrower of its obligations pursuant to Sections 2.12 and 6.17 (such obligations being herein collectively called the “Limited Guaranteed Obligations”).  The Limited Guarantor hereby agrees that if the Borrower shall fail to pay in full when due any of the Limited Guaranteed Obligations, the Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Limited Guaranteed Obligations, the same will be promptly paid in full when due in accordance with the terms of such extension or renewal.  For avoidance of doubt, the Limited Guarantor does not guarantee the payment or performance of any Obligations of the Borrower other than the Limited Guaranteed Obligations.

11.02Obligations Unconditional.  The obligations of the Limited Guarantor under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Obligations of the Borrower under this Agreement, or any substitution, release or exchange of any other guarantee of or security for any of the Limited Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full of the Limited Guaranteed Obligations).  Without limiting the generality of the foregoing but subject in all respects to the requirements of Section 10.01(a), it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Limited Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(a)at any time or from time to time, without notice to the Limited Guarantor, to the extent permitted by Law, the time for any performance of or compliance with any of the Limited Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)the maturity of any of the Limited Guaranteed Obligations shall be accelerated, or any of the Limited Guaranted Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Limited Guaranteed Obligations or, except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Limited Guaranteed Obligations shall fail to be perfected; or

(e)the release of any other guarantor pursuant to Section 11.09, 13.09 or otherwise.

The Limited Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever (other than notices expressly provided for in this Agreement or the other Loan Documents), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Limited Guaranteed Obligations.  The Limited Guarantor waives, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Limited Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Limited Guaranty or acceptance of this Limited Guaranty, and the Limited Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. This Limited Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Limited Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Limited Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Limited Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Limited Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Limited Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Limited Guaranteed Obligations outstanding.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

11.03Reinstatement.  The obligations of the Limited Guarantor under this Article XI shall not be satisfied and shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Limited Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Limited Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise but in each case solely to the extent that such rescinded or otherwise restored payment is actually returned to the Limited Guarantor or any Person (other than any Loan Party or any other Affiliate of Limited Guarantor) in respect of Limited Guarantor’s actions or inactions (it being understood and agreed that the return of such a payment to a Loan Party, any other Affiliate of Limited Guarantor or any other Person other than the Limited Guarantor or any Person (other than any Loan Party or any other Affiliate of Limited Guarantor) in respect of Limited Guarantor’s actions or inactions shall not result in any reinstatement of the Limited Guarantor’s obligations under this Article 11).

11.04Subrogation; Subordination.  The Limited Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Limited Guaranteed Obligations and the occurrence of the Discharge Date it shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Limited Guaranteed Obligations or any security for any of the Limited Guaranteed Obligations.

11.05Remedies.  The Limited Guarantor agrees that, as between the Limited Guarantor and the Lenders, the Obligations of the Borrower under this Agreement and the Notes that constitute the Limited Guaranteed Obligations, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Limited Guarantor for purposes of Section 11.01.

11.06[Reserved]

11.07Continuing Guarantee.  The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Limited Guaranteed Obligations whenever arising.

11.08General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate, limited partnership or limited liability company Law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of Limited Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by the Limited Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

11.09Release of Limited Guarantor.  When the Discharge Date has occurred, this Agreement and the Limited Guaranty shall terminate with respect to all Limited Guaranteed Obligations.

11.10Representations and Warranties.  Limited Guarantor represents to each Agent and the Lenders as of the Closing Date:

(a)it is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware;

(b)it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)it has duly authorized, executed and delivered this Agreement, and this Agreement is fully enforceable against it in accordance with its terms, subject to applicable Bankruptcy Laws, insolvency Laws and other Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether a proceeding is sought in equity or at law);

(d)neither the execution nor delivery of this Agreement nor compliance with or fulfillment of the terms, conditions, and provisions hereof, conflicts with, results in a breach or violation of the terms, conditions, or provisions of, or constitutes a default, an event of default, or an event creating rights of acceleration, termination, or cancellation, or a loss of rights under (i) the organizational documents of the Limited Guarantor, (ii) any judgment, decree, order, contract, agreement, indenture, instrument, note, mortgage, lease, governmental permit, or other authorization, right, restriction, or obligation to which the Limited Guarantor is a party or any of its property is subject or by which Guarantor is bound, or (iii) any federal, state, or local Law, statute, ordinance, rule or regulation applicable to the Limited Guarantor;

(e)no material consent, authorization, approval, order, license, certificate, or permit or act of or from, or declaration of filing with, any Governmental Authority or any party to any material contract, agreement, instrument, lease, or license to which the Limited Guarantor is a party or by which the Limited Guarantor is bound, is required for the execution, delivery, performance or compliance with the terms hereof by the Limited Guarantor, except as have been obtained as required prior to the date hereof;

(f)there is no pending, or to the best of its knowledge, threatened, litigation against the Limited Guarantor in any court or before any commission or regulatory body, whether federal, state or local, that challenges the validity or enforceability of this Limited Guaranty or this Agreement;

(g)the Limited Guarantor is not insolvent within the meaning of applicable Bankruptcy Laws; and

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(h)with the assistance of counsel of its choice, it has read and reviewed this Agreement and such other documents as it and its counsel deemed necessary or desirable to read.

ARTICLE XII  ACCOUNTS; APPLICATION OF FUNDS

12.01Accounts; Application of Funds in Accounts.

(a)On or prior to the Closing Date, the Borrower shall cause the Accounts to be established at Depositary.  The Borrower shall deposit or shall cause to be deposited into the Revenue Account all Actual Net Cash Flows paid to the Borrower by a Subject Fund or Borrower Subsidiary Party.

(b)Funds on deposit in the Accounts shall be applied in the manner, at the times and in the order of priority as set forth in the CADA.

ARTICLE XIII  GENERAL GUARANTY

13.01The General Guaranty.  Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of all Obligations (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Bankruptcy Laws), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  Each Guarantor hereby jointly and severally agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02Obligations Unconditional.  The obligations of the Guarantors under Section 13.01 shall constitute a guarantee of payment and performance and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(a)at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or, except as permitted pursuant to Section 13.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)the release of any other guarantor pursuant to Section 11.09, 13.09 or otherwise.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever (other than notices expressly provided for in this Agreement or the other Loan Documents), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this General Guaranty or acceptance of this General Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this General Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this General Guaranty. This General Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This General Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.03Reinstatement.  The obligations of the Guarantors under this Article XIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

13.04Subrogation; Subordination.  The Guarantors hereby agree that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the occurrence of the Discharge Date it shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 13.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Debt of any Loan Party to any other Loan Party permitted pursuant to this Agreement is hereby subordinated to such Loan Party’s Obligations.

13.05Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the Obligations of the Borrower under this Agreement and the Notes that constitute the Guaranteed Obligations, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 13.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 13.01.

13.06[Reserved]

13.07Continuing Guarantee.  The guarantee in this Article XIII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

13.08General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate, limited partnership or limited liability company Law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 13.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 13.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

13.09Release of Guarantors.  When the Discharge Date has occurred, this Agreement and the General Guaranty shall terminate with respect to all Guaranteed Obligations.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

13.10Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 13.04.  The provisions of this Section 13.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

13.11Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guarantee of the Guaranteed Obligations and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 13.11 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 13.11 voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section 13.11 shall remain in full force and effect until the Discharge Date. Each Qualified ECP Guarantor intends that this Section 13.11 constitute, and this Section 13.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MAKO SOLAR, LLC,
a Delaware limited liability company,
as the Borrower

By: /s/Lyndon Rive

Name:Lyndon Rive

Title:President

Agreed solely with respect to Sections 6.06(c), 10.01, 10.06(a), 10.10, 10.11, 10.12, 10.14, 10.15, 10.17, 10.18 and Article XI:

SOLARCITY CORPORATION, as Limited Guarantor

By: /s/Lyndon Rive

Name:Lyndon Rive

Title:Chief Executive Officer

bank of america, n.a.,
as Administrative Agent

By: /s/Mollie S. Canup

Name:Mollie S. Canup

Title:Vice President

bank of america, n.a.,
as Collateral Agent

By: /s/Mollie S. Canup

Name:Mollie S. Canup

Title:Vice President

bank of america, n.a.,
as a Lender

By: /s/Sheikh Omer-Farooq

Name:Sheikh Omer-Farooq

Title:Director

keybank National Association,
as a Lender

By: /s/Benjamin C. Cooper

Name:Benjamin C. Cooper

Title:Vice President

MAKO SOLAR HOLDINGS, LLC,
a Delaware limited liability company,
as the Member and a Guarantor,

By: /s/Lyndon Rive

Name:Lyndon Rive

Title:President

[***],
a Delaware limited liability company,
as a Borrower Subsidiary Party and a Guarantor,

By: /s/Lyndon Rive

Name:Lyndon Rive

Title:President and Chief Executive Officer

[***],
a Delaware limited liability company,
as a Borrower Subsidiary Party and a Guarantor,

By: /s/Lyndon Rive

Name:Lyndon Rive

Title:President

[***],
a Delaware limited liability company,
as a Borrower Subsidiary Party and a Guarantor,

By: /s/Lyndon Rive

Name:Lyndon Rive

Title:President

SCHEDULE 1.01(a)

KNOWLEDGE PERSONS

Part I

[***]

Part II

[***]

Schedule 1.01(a)

SCHEDULE 1.01(b)

CHANGE IN CONTROL

Borrower Subsidiary Party	Equity Interests Owned as of Closing Date
[***]	[***]
[***]	[***]
[***]	[***]

Schedule 1.01(b)

SCHEDULE 1.01(c)

OPERATING ACCOUNT

Account Name:	Mako Solar, LLC
Bank:	Bank of America, N.A.
125 South Market Street
8th Floor
San Jose CA 95113
ABA Routing Number:	[***]
[***]
Account Number:	[***]

Schedule 1.01(c)

SCHEDULE 2.01

COMMITMENTS
AND PROPORTIONATE SHARES

Lender	Commitment	Proportionate Share
Bank of America, N.A.	$72,000,000.00	61.538461538%
KeyBank National Association	$45,000,000.00	38.461538461%

Total	$117,000,000.00]	100.000000000%

Schedule 2.01

Schedule 2.01(c)

AMORTIZATION SCHEDULE

[See Attached]

Schedule 2.01(c)

SCHEDULE 4.01(n)

CONSENTS

Fund I Manager

●Consent of Investor

Fund II Manager

●Consent of Investor

Fund III Manager

●Consent of Investor

Schedule 4.01(n)

SCHEDULE 6.13

SEPARATENESS PROVISIONS

Each Loan Party shall maintain its existence separate and distinct from any other Person, including taking the following actions:

(a)maintaining in full effect its existence, rights and franchises as a limited liability company under the laws of the formation state and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and each other instrument or agreement necessary or appropriate to properly administer this Agreement and permit and effectuate the transactions contemplated hereby and thereby;

(b)maintaining its own deposit accounts, separate from those of any other Person, any of its officers and their respective Affiliates;

(c)conducting all material transactions between such Loan Party and any of its Affiliates (other than transactions pursuant to any Project Document in effect as of the Closing Date (or any amendment, supplement or other modification to any such Project Document entered into in accordance with this Agreement) or any Loan Document) on an arm’s length basis and on a commercially reasonable basis;

(d)conducting its affairs separately from those of any other Person, any of its officers or any of their respective Affiliates and maintaining accurate and separate books, records and accounts and financial statements;

(e)acting solely in its own limited liability company name and not that of any other Person, any of its officers or any of their respective Affiliates, and at all times using its own stationery, invoices and checks separate from those of any other Person, any of its officers or any of their respective Affiliates;

(f)not holding itself out as having agreed to pay, or as being liable for, the, obligations of the Member or any of its respective Affiliates;

(g)maintaining all of its assets in its own name and not commingling its assets with those of any other Person;

(h)paying its own operating expenses and other liabilities out of its own funds;

(i)observing all limited liability company formalities, including maintaining meeting minutes or records of meetings and acting on behalf of itself only pursuant to due authorization, required hereby and by the certificate of formation of such Loan Party;

(j)maintaining adequate capital for the normal obligations reasonably foreseeable in light of its contemplated business operations;

(k)paying its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets;

Schedule 6.13

(l)holding itself out to the public as a legal entity separate and distinct from any other Person.

Schedule 6.13

SCHEDULE 10.02

administrative agent’s OFFICE;
certain ADDRESSES FOR NOTICES

BORROWER:

Mako Solar, LLC

3055 Clearview Way
San Mateo, CA  94402

Attention: General Counsel
Telephone:(650) 638-1028
Facsimile: (650) 638-1029
Electronic Mail: contracts@solarcity.com

Taxpayer Identification Number:  [***]

MEMBER:

Mako Solar Holdings, LLC

3055 Clearview Way
San Mateo, CA  94402

Attention: General Counsel
Telephone:(650) 638-1028
Facsimile: (650) 638-1029
Electronic Mail: contracts@solarcity.com

Taxpayer Identification Number:  [***]

SOLARCITY

SolarCity Corporation
3055 Clearview Way
San Mateo, CA  94402

Attention: General Counsel
Telephone:(650) 638-1028
Facsimile: (650) 638-1029
Electronic Mail: contracts@solarcity.com

Taxpayer Identification Number:  [***]

FUND I MANAGER:

[***]

Schedule 10.02

3055 Clearview Way
San Mateo, CA  94402

Attention: General Counsel
Telephone:(650) 638-1028
Facsimile: (650) 638-1029
Electronic Mail: contracts@solarcity.com

Taxpayer Identification Number:  [***]

FUND II MANAGER:

[***]

3055 Clearview Way
San Mateo, CA  94402

Attention: General Counsel
Telephone:(650) 638-1028
Facsimile: (650) 638-1029
Electronic Mail: contracts@solarcity.com

Taxpayer Identification Number:  [***]

FUND III MANAGER:

[***]

3055 Clearview Way
San Mateo, CA  94402

Attention: General Counsel
Telephone:(650) 638-1028
Facsimile: (650) 638-1029
Electronic Mail: contracts@solarcity.com

Taxpayer Identification Number:  [***]

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for financial/loan activity – advances, pay down, interest/fee billing and payments, rollovers, rate-settings):
Bank of America, N.A.

Bank of America Plaza

901 Main Street

Mail Code:  TX1-492-14-11

Dallas, TX  75202-3714
Attention: [***]

Schedule 10.02

Phone:  [***]

Fax:  [***]

Electronic Mail: [***]

Remittance Instructions:

Bank of America, N.A.

New York, NY

ABA #: [***]

Account #: [***]

Attn: [***]

Ref: Mako Solar, LLC

Other Notices as Administrative Agent:
(for financial statements, compliance certificates, maturity extension and commitment change notices, amendments, consents, vote taking, etc.

Bank of America

900 W Trade Street

Mail Code: NC1-026-06-03
Charlotte NC 28255-0001

Attention: [***]

Telephone: [***]

Telecopier: [***]

Electronic Mail: [***]

COLLATERAL AGENT

Bank of America
GATEWAY VILLAGE-900 BUILDING
Mailcode: NC1-026-06-03
900 W TRADE ST
CHARLOTTE, NC, 28255-0001
Attention: [***]
Telephone: [***]
Facsimile: [***]
Email: [***]

Schedule 10.02

EXHIBIT A

FORM OF BORROWING NOTICE

Date:____________1
Requested Borrowing Date:_____________

Bank of America, N.A.
Administrative Agent
901 Main Street
Mail Code:  TX1-492-14-11
Dallas, TX  75202-3714

Attention: [***]
Telephone:  [***]
Telecopy:  [***]
[***]

Bank of America, N.A.
900 West Trade Street
Mail Code:  NC1-026-06-03
Charlotte, NC 28255-0001
Attention:  [***]
Telephone:  [***]
Telecopy:  [***]
[***]

Re:[***] Credit Facility

This Borrowing Notice is delivered to you pursuant to Section 2.01(a)(iii) of the Credit Agreement dated as of January 15, 2016 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among MAKO SOLAR, LLC, a Delaware limited liability company (the “Borrower”), MAKO SOLAR HOLDINGS, LLC, a Delaware limited liability company (the “Member”), [***], a Delaware limited liability company, [***], a Delaware limited liability company, [***], a Delaware limited liability company, SOLARCITY CORPORATION, a Delaware corporation solely in its capacity as a limited guarantor (the “Limited Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as the collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and as a Lender.  Each capitalized term used and not otherwise defined herein shall have the meaning assigned thereto in Section 1.01 of the Credit Agreement.

[1]	Notice must be received by Administrative Agent at least seven (7) Business Days before the date of the Requested Borrowing Date.

Exhibit A-1

Form of Borrowing Notice

This Borrowing Notice constitutes a request for a Loan as set forth below:

1.The aggregate principal amount of the Loan requested is $____________2 (the “Requested Amount”).

2.The Borrowing Date of the requested Loan is ____________ (the “Requested Borrowing Date”), which is a Business Day.

The Applicable Interest Rate of the requested Loan is [Base Rate] [Daily LIBO Rate] [LIBO Rate].

3.Schedule 1 hereto is a Borrowing Base Certificate, dated as of the date hereof, delivered pursuant to Section 2.01(a)(iv)(A) and Section 4.02(c) of the Credit Agreement.

4.Proceeds of the Loan should be directed [in accordance with the flow of funds memorandum delivered on the date hereof to the Administrative Agent] [to the following account[s]:  ________].

[Remainder of Page Intentionally left blank]

[2]	The Requested Amount exceeds $2,500,000 or such lesser amount as is remaining under the Commitment.

Exhibit A-2

Form of Borrowing Notice

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed as of the date first written above.

MAKO SOLAR, LLC,
a Delaware limited liability company, as Borrower

By: ___________________________________
Name:
Title:

Exhibit A-3

Form of Borrowing Notice

Schedule 1

Borrowing Base Certificate

[see attached.]

Exhibit A-4

Form of Borrowing Notice

EXHIBIT B

FORM OF NOTE

No. [__]	January __, 2016

$[__________]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of [_____________________] (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of [__________________], or, if less, the aggregate unpaid principal amount of the Loans from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of January 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Mako Solar Holdings, LLC, [***], [***], [***], SolarCity Corporation, a Delaware corporation solely in its capacity as a limited guarantor, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

MAKO SOLAR, LLC

Exhibit B-1

Form of Note

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______
______	______	______	______	______	______	______

Exhibit B-2

Form of Note

EXHIBIT C-1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 (the “Standard Terms and Conditions”) attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption Agreement, without representation or warranty by [the][any] Assignor.

[3]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[4]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[5]	Select as appropriate.
[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit C-1-1

Form of Assignment and Assumption Agreement

1.Assignor[s]:______________________________

______________________________

2.Assignee[s]:______________________________

______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Initial Proportionate Share of Assignee[s]: _____________

_____________

4.Borrower:Mako Solar, LLC, a Delaware limited liability company

5.Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.

6.Credit Agreement:Credit Agreement, dated as of January 15, 2016, among the Borrower, Mako Solar Holdings, LLC, [***], [***], [***], SolarCity Corporation, a Delaware corporation solely in its capacity as a limited guarantor, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

7.Assigned Interest[s]:7

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number

		________	$________________	$________________	__________%
		________	$________________	$________________	__________%
		________	$________________	$________________	__________%

[7.Trade Date:__________________]8

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption Agreement are hereby agreed to:

[7]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[8]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit C-1-2

Form of Assignment and Assumption Agreement

ASSIGNOR[S]9
[NAME OF ASSIGNOR]

By: _____________________________

[NAME OF ASSIGNOR]

By: _____________________________
Title:

ASSIGNEE[S]10
[NAME OF ASSIGNEE]

By: _____________________________
Title:

[NAME OF ASSIGNEE]

By: _____________________________

Title:

[Consented to and]11 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By: _________________________________
Title:

[Consented to:]12
MAKO SOLAR, LLC

By: _________________________________
Title:

[9]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit C-1-3

Form of Assignment and Assumption Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

[___________________]13

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

1.Representations and Warranties.

1.1Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.03 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption Agreement and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will,

[13]	Describe Credit Agreement at option of Administrative Agent.

Exhibit C-1-4

Form of Assignment and Assumption Agreement

independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.General Provisions.  This Assignment and Assumption Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption Agreement.  This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the Law of the State of New York.

Exhibit C-1-5

Form of Assignment and Assumption Agreement

EXHIBIT C-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[See attached]

Exhibit C-2-1

Form of Administrative Questionnaire

1.	FAX ALONG WITH COMMITMENT LETTER TO: Mollie Canup, FAX#: (704)409-0011

I.  Borrower Name:Mako Solar, LLC ([***])

$150,000,000  Credit Agreement

II. Legal Name of Lender for Signature Page:
III. Name of Lender for any eventual tombstone:

IV. Domestic Address:	V. Eurodollar Address:

2.	VI. Contact Information:

	Credit Contact	Operations Contact	Legal Counsel
Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address

	Bid Contact	L/C Contact	Draft Documentation Contact
Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address

VII. Lender’s Fed Wire Payment Instructions:
Pay to:
(Name of Lender)
	(ABA#)	(City/State)
	(Account #)	(Account Name)
(Attention)

Borrower Name:_______________

$_______________ Revolving Credit Facility

Exhibit C-2-2

Form of Administrative Questionnaire

VIII. Lender’s Standby L/C Fed Wire Payment Instructions (if applicable):
Pay to:
(Name of Lender)
	(ABA#)	(City/State)
	(Account #)	(Account Name)
(Attention)

IX. Organizational Structure:
Foreign Br., organized under which laws, etc.
Lender’s Tax ID:

Tax withholding Form Attached (For Foreign Buyers)
[___]	Form W-9
[___]	Form W-8
[___]	Form 4224 effective: ____________________
[___]	Form 1001
[___]	W/Hold _________% Effective ________________
[___]	Form 4224 on file with Bank of America from previous current years transaction ___________________

X. Bank of America Payment Instructions:

Servicing Site:	Dallas, Tx

Pay to:	Bank of America, N.A. ABA #[***] Dallas TX Acct. #[***] F/A: Corporate Credit Services Ref: Mako Solar, LLC ([***])

XI. Name of Authorized Officer:
Name:
Signature:
Date:

Exhibit C-2-3

Form of Administrative Questionnaire

EXHIBIT D

Form of

Quarterly date CERTIFICATE

This Quarterly Date Certificate (this “Quarterly Date Certificate”) dated as of __________, 20__, delivered in respect of the most recent Quarterly Date ending on or prior to the date hereof (such Quarterly Date, the “Computation Date”), is delivered to you on pursuant to the Credit Agreement dated as of January 15, 2016 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among MAKO SOLAR, LLC, a Delaware limited liability company (the “Borrower”), MAKO SOLAR HOLDINGS, LLC, a Delaware limited liability company (the “Member”), [***], a Delaware limited liability company, [***], a Delaware limited liability company, [***], a Delaware limited liability company, SOLARCITY CORPORATION, a Delaware corporation solely in its capacity as a limited guarantor (the “Limited Guarantor”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as the collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and as a Lender.  Each capitalized term used and not otherwise defined herein shall have the meaning assigned thereto in Section 1.01 of the Credit Agreement.

The undersigned Responsible Officer of Borrower hereby certifies, represents and warrants as of the date hereof that he/she is the ___________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Quarterly Date Certificate to the Administrative Agent on behalf of the Borrower, and that:

(a)the calculations attached hereto as Schedule 1 (the “Quarterly Date Certificate Calculations”) are true and complete in all material respects;

(b)[no Trigger Event or Sweep Event has occurred and is continuing as of the Computation Date (as supported by the Quarterly Date Certificate Calculations)][a Trigger Event or Sweep Event has occurred and is continuing as of the Computation Date and the conditions and circumstances of such Trigger Event or Sweep Event are as follows:  ________];

(c)the Debt Service Coverage Ratio as of the Scheduled Payment Date immediately following such Computation Date (as supported by the Quarterly Date Certificate Calculations) is _.__:_.__;

(d)the Aggregate Payment Facilitation Amount as of such Computation Date (as supported by the Quarterly Date Certificate Calculations) is $________; and

(e)the Aggregate Payment Facilitation Sweep Amount as of such Computation Date, if any (as supported by the Quarterly Date Certificate Calculations) is $________.

[Remainder of page intentionally left blank]

Exhibit D-1

Form of Quarterly Date Certificate

Exhibit D-2

Form of Quarterly Date Certificate

IN WITNESS WHEREOF, the undersigned has caused this Quarterly Date Certificate to be executed and delivered, and the certifications and warranties contained herein to be made on behalf of the Borrower, by a Responsible Officer of the Borrower as of the date first written above.

MAKO SOLAR, LLC,
a Delaware limited liability company, as Borrower

By: ___________________________________
Name:
Title:

Exhibit D-3

Form of Quarterly Date Certificate

Schedule 1

Quarterly Date Certificate Calculations

MAKO SOLAR, LLC				~
QUARTERLY DATE CERTIFICATE CALCULATIONS

	Report Date			[Insert Date]
	Scheduled Payment Date			[Insert Date]
	Interest Accrual Period (# Days)			[Insert Days]

A.	DSCR CALCULATIONS

DSCR: the quotient of (i) divided by (ii)
	(i)			0.00
	Actual Net Cash Flow received by Borrower for the trailing 12-month period ending on the Quarterly Date		0.00

	(ii) the sum of:			0.00
	(A) the scheduled principal payments on the Loans due and payable during such period		0.00
	(B) interest payments on the Loans due and payable during such period,		0.00
	(C) the actual amount of Undrawn Fees due and payable during such period,		0.00
	(D) the amount of the “annual administrative agency fee” under the Agency Fee Letter, and (E) the amount of the “annual depositary fee” and any “wire or check disbursement fee” under the Depositary Fee Letter		0.00

	DSCR for the related Quarterly Date			N/A
	DSCR for the previous Quarterly period			N/A

	Distribution Block: DSCR <1.25:1.00	No
	Sweep Event: DSCR <1.15:1.00	No
	Sweep Event: DSCR <1.05:1.00	No

B.	OTHER SWEEP EVENT CALCULATIONS

	As of Date			[Insert Date]
($ in 000's)

	SolarCity Tangible Net Worth			$-
	Total Assets			$-
Less:
	Intangible Assets			$-
	Total Liabilities			$-

	Sweep Limit	$ 400,000
	Sweep Event	No

Exhibit D-4

Form of Quarterly Date Certificate

SolarCity Unrestricted Cash, Cash Equivalents & Short Term Investments		$-
Cash and Cash Equivalents		$-
Short-Term Investments		$-

Sweep Limit	$ 150,000
Sweep Event	No

SolarCity's "Interest Coverage Ratio"

A. Numerator (for the trailing 12-month period ending on the most recent fiscal quarter end available):		$-
i. gross profit (as measured in accordance with GAAP), less:		$-
ii. twenty percent (20%) of general and administration (G&A, as measured in accordance with GAAP)		$-

B. Denominator (for the trailing 12-month period ending on the most recent fiscal quarter end available):		$-
i. all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP		$-
ii. all interest paid or payable with respect to discontinued operations		$-
iii. the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP		$-

C. Interest Coverage Ratio (quotient of A divided by B)		N/A

Sweep Limit	1.15
Sweep Event	No

Exhibit D-5

Form of Quarterly Date Certificate

MAKO SOLAR, LLC						~
QUARTERLY DATE CERTIFICATE CALCULATIONS

	Report Date					[Insert Date]
	Scheduled Payment Date					[Insert Date]
	Interest Accrual Period (# Days)					[Insert Days]

C.	PAYMENT FACILITATION AMOUNTS

	JobID	Date	Reason	Payment Facilitation Details	Payment Facilitation Amount

	Aggregate Payment Facilitation Amount				0.00

	Aggregate Payment Facilitation Sweep Amount				0.00

Exhibit D-6

Form of Quarterly Date Certificate

EXHIBIT E-1

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [______] (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among MAKO SOLAR, LLC, a Delaware limited liability company (the “Borrower”), MAKO SOLAR HOLDINGS, LLC, a Delaware limited liability company (the “Member”), [***], a Delaware limited liability company, [***], a Delaware limited liability company, [***], a Delaware limited liability company, SOLARCITY CORPORATION, a Delaware corporation solely in its capacity as a limited guarantor (the “Limited Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as the collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and as a Lender.

Pursuant to the provisions of Section 2.04(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

Exhibit E-1-1

U.S. Tax Compliance Certificate

By: _______________________
Name: _______________________
Title: ________________________

Date: ________ __, 20[  ]

Exhibit E-1-2

U.S. Tax Compliance Certificate

EXHIBIT E-2

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [______] (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among MAKO SOLAR, LLC, a Delaware limited liability company (the “Borrower”), MAKO SOLAR HOLDINGS, LLC, a Delaware limited liability company (the “Member”), [***], a Delaware limited liability company, [***], a Delaware limited liability company, [***], a Delaware limited liability company, SOLARCITY CORPORATION, a Delaware corporation solely in its capacity as a limited guarantor (the “Limited Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as the collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and as a Lender.

Pursuant to the provisions of Section 2.04(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________

Exhibit E-2-1

U.S. Tax Compliance Certificate

Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

Exhibit E-2-2

U.S. Tax Compliance Certificate

EXHIBIT E-3

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [______] (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among MAKO SOLAR, LLC, a Delaware limited liability company (the “Borrower”), MAKO SOLAR HOLDINGS, LLC, a Delaware limited liability company (the “Member”), [***], a Delaware limited liability company, [***], a Delaware limited liability company, [***], a Delaware limited liability company, SOLARCITY CORPORATION, a Delaware corporation solely in its capacity as a limited guarantor (the “Limited Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as the collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and as a Lender.

Pursuant to the provisions of Section 2.04(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit E-3-1

U.S. Tax Compliance Certificate

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

Exhibit E-3-2

U.S. Tax Compliance Certificate

EXHIBIT E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [______] (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among MAKO SOLAR, LLC, a Delaware limited liability company (the “Borrower”), MAKO SOLAR HOLDINGS, LLC, a Delaware limited liability company (the “Member”), SOLAR [***], a Delaware limited liability company, [***], a Delaware limited liability company, [***], a Delaware limited liability company, SOLARCITY CORPORATION, a Delaware corporation solely in its capacity as a limited guarantor (the “Limited Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as the collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and as a Lender.

Pursuant to the provisions of Section 2.04(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit E-4-1

U.S. Tax Compliance Certificate

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

Exhibit E-4-2

U.S. Tax Compliance Certificate

EXHIBIT F

FORM OF AGGREGATE ADVANCE MODEL

[See file named “[***] Aggregate Advance Model 2016-01-15-vFinal.xlsm” uploaded to the dataroom on January 15, 2016, an extract of which is attached hereto.]

Exhibit F-1

EXHIBIT G

to Credit Agreement

BORROWING BASE CERTIFICATE

This Borrowing Base Certificate (this “Borrowing Base Certificate”) dated as of __________, 20__, in respect of the period ending on __________, 20__  (the “Computation Date”) is delivered to you on pursuant to the Credit Agreement dated as of [__________] (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among MAKO SOLAR, LLC, a Delaware limited liability company (the “Borrower”), MAKO SOLAR HOLDINGS, LLC, a Delaware limited liability company (the “Member”), [***], a Delaware limited liability company, [***], a Delaware limited liability company, [***], a Delaware limited liability company, SOLARCITY CORPORATION, a Delaware corporation solely in its capacity as a limited guarantor (the “Limited Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as the collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and as a Lender.  Each capitalized term used and not otherwise defined herein shall have the meaning assigned thereto in Section 1.01 of the Credit Agreement.

The undersigned Responsible Officer of Borrower hereby certifies, represents and warrants as of the date hereof that he/she is the ___________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Borrowing Base Certificate to the Administrative Agent on behalf of the Borrower, and that:

(a)all information contained herein and attached hereto is true and complete, and  that calculations contained herein and attached hereto as Schedule 1 (the “Borrowing Base Certificate Calculations”) are true and complete;

(b)Schedule 2 hereto contains the updated Aggregate Advance Model, Net Cash Flows and Revised Net Cash Flows for each Subject Fund, delivered pursuant to Section 2.01(a)(iv)(B) and Section 4.02(c) of the Credit Agreement;

(c)as of the date hereof, the DSAB, Subject Fund Borrowing Base and Advance Rate for each Subject Fund are as follows:

Subject Fund	Aggregate Discounted Solar Asset Balance	Advance Rate	Subject Fund Borrowing Base

Exhibit G-1

(d)[Reserved];

(e)as of the date hereof, no System is a Defaulted System or a Terminated System [other than as set forth on Schedule 3 hereto];

(f)as of the date hereof, the Borrower [is] [is not] in compliance with the Borrowing Base Requirement;

(g)[no][a] Default or Event of Default has occurred or is continuing pursuant to the Credit Agreement;

(h)[no][a] Bankruptcy Event has occurred with respect to SolarCity subsequent to the immediately preceding Borrowing Base Certificate delivered pursuant to the Credit Agreement;

(i)as of the date hereof, the Available Borrowing Base is $___________, and Outstanding Principal is $________________;

(j)as of the date hereof, the percentage of Eligible Systems in each Subject Fund that constitute PTO Systems is:

Subject Fund	% of Eligible Systems that are PTO Systems

; [and]

(k)Schedule 3 hereto lists for the Subject Fund (i) each Current System and (ii) the applicable system information in the applicable Cash Flow Model with respect to the Current System;

(l) to the extent not otherwise previously delivered to the Administrative Agent, for the benefit of each Lender, in connection with the submission of this Borrowing Base Certificate, Borrower has electronically delivered to the Administrative Agent, for the benefit of each Lender copies of each True-Up Report with respect to the Subject Funds that has been delivered to the applicable Investor since the date of the last Borrowing Base Certificate [.][; and]

Exhibit G-2

(m)  To the extent this Borrowing Base Certificate relates to the delivery of a Borrowing Notice and to the extent not otherwise previously delivered to the Administrative Agent, for the benefit of each Lender, in connection with the submission of this Borrowing Base Certificate, Borrower has delivered (which delivery may be made electronically through using File Transfer Protocol (FTP) or Hypertext Transfer Protocol Secure (HTTPS)) to the Administrative Agent, for the benefit of each Lender, true, correct and complete copies of (i) each Customer Agreement for each Current System, (ii) the applicable Cash Flow Model with respect to each Current System and (iii) any other data, documentation, analysis or report reasonably requested by the Administrative Agent with respect to any Current System or the associated Host Customer and commercially available to the Borrower.

[Remainder of page intentionally left blank]

Exhibit G-3

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed and delivered, and the certifications and warranties contained herein to be made on behalf of the Borrower, by a Responsible Officer of the Borrower as of the date first written above.

MAKO SOLAR, LLC,
a Delaware limited liability company, as Borrower

By: ___________________________________
Name:
Title:

Exhibit G-4

Schedule 1

Borrowing Base Calculations

[see attached.]

Schedule 1 to Exhibit G-1

Schedule 2

Aggregate Advance Model

[see attached.]

Schedule 2 to Exhibit G-1

Schedule 3

Current Systems

[see attached.]

Schedule 3 to Exhibit G-1

EXHIBIT H

to Credit Agreement

Form of Cash Flow Model

[See files named “[***] Cash Flow Model 2016-01-15_vFinal.xlsx”, “[***] Cash Flow Model 2016-01-15_vFinal.xlsx” and “[***] Cash Flow Model 2016-01-15_vFinal.xlsx” uploaded to the dataroom on January 15, 2016]

Exhibit H-1

EXHIBIT I

Form of

Borrowing date CERTIFICATE

[See attached]

Exhibit I-1

BORROWING DATE CERTIFICATE

OF

MAKO SOLAR, LLC

MAKO SOLAR HOLDINGS, LLC

[***]

[***]

[***]

[DATE]

This Borrowing Date Certificate is being delivered pursuant to Section 4.02(h) of the Credit Agreement, dated as of January 15, 2016 (the “Credit Agreement”), by and among MAKO SOLAR, LLC, a Delaware limited liability company (the “Borrower”), MAKO SOLAR HOLDINGS, LLC, a Delaware limited liability company (the “Member”), [***], a Delaware limited liability company (“[***]”), [***], a Delaware limited liability company (“[***]”), [***], a Delaware limited liability company (“[***]” and together with the Borrower, the Member, [***] and [***], the “Companies”), SOLARCITY CORPORATION, a Delaware corporation, solely in its capacity as a limited guarantor (the “Limited Guarantor”), each lender party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as the collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent” and together with the Administrative Agent, the “Agents”), and as a Lender.  Each capitalized term used and not otherwise defined herein shall have the meaning assigned thereto in Section 1.01 of the Credit Agreement.

The undersigned Responsible Officer of each of the Companies hereby certifies, solely in such capacity and not in any individual capacity, as follows as of the date hereof:

(a)All representations and warranties of the Loan Parties under the Loan Documents are true and correct in all material respects as of the date hereof (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date), other than those representations and warranties which are modified by materiality by their own terms, which shall be true and correct in all respects as of the date hereof (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all respects as of such earlier date).

(b)No Default, Event of Default, Sweep Event or Trigger Event has occurred and is continuing or will result from the making of the Loan on the date hereof.

(c)All Liens contemplated to be created and perfected in favor of the Collateral Agent pursuant to the Collateral Documents have been so created, perfected, recorded and filed in the applicable jurisdictions, including in respect of Borrower’s Equity Interest in the Borrower Subsidiary Party and each Borrower Subsidiary Party’s Equity Interest in the applicable Subject Fund.

Exhibit I-2

(d)All amounts for which reasonably detailed invoices have been received at least one (1) Business Day prior to the date hereof and that are required to be paid to or deposited with any Secured Party or under any other Loan Document, and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments required to be filed as a condition precedent to the making of such Loan have been paid in full (or will be paid concurrently with the occurrence of the Borrowing on the date hereof) or other arrangements acceptable to the Agents, the Depositary or such Lender(s) for the payment thereof have been made.

(e)After giving effect to the Borrowing on the date hereof, the Borrower is in compliance with the Borrowing Base Requirement.

(f)No Material Adverse Effect has occurred or is continuing since the Closing Date, and, to the Borrower’s Knowledge, no event or circumstance exists that could reasonably be expected to result in a Material Adverse Effect.

(g)No Bankruptcy Event has occurred with respect to any Borrower Subsidiary Party, Subject Fund or SolarCity.

(h)The conditions precedent set forth in Section 4.03 of the Credit Agreement with respect to any Current Systems have been satisfied in all respects as of the date hereof.

(i)After giving effect to the Borrowing on the date hereof, each of the Reserve Accounts (but excluding the Supplemental Reserve Account) will be funded in the amount of the applicable Reserve Required Balance as of the date hereof.

(j)Each Current System is an Eligible System, except as noted in clause (k) below.

(k)No Current System is excluded from the definition of Net Cash Flow and no Funded System has become excluded from the definition of Net Cash Flow other than the following: [•]14.

[Signature Page Follows]

[14]	Insert any Excluded Systems and applicable Eligibility Representations not satisfied, as applicable.

Exhibit I-3

IN WITNESS WHEREOF, the undersigned have executed this Borrowing Date Certificate as of the date set forth above.

MAKO SOLAR, LLC,
a Delaware limited liability company

By:
Name:
Title:

MAKO SOLAR HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

[***],
a Delaware limited liability company

By:
Name:
Title:

[***],
a Delaware limited liability company

By:
Name:
Title:

[***],
a Delaware limited liability company

By:
Name:
Title:

Signature Page

Borrowing Date Certificate of Loan Parties

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX 1

ELIGIBILITY REPRESENTATIONS

1.Accuracy of Cash Flow Model: The applicable system information in the Cash Flow Model for the System is complete, accurate, true and correct in all material respects and does not omit any necessary information that makes such entry misleading.

2. Form of Customer Agreement: The Customer Agreement signed by an obligor relating to such System (x) (i) is substantially in the form of one of the template agreements attached to the applicable Project Document(s) of such Subject Fund as of the Closing Date or (ii) otherwise is in a form approved by the Required Lenders and (y) complies with and satisfies the following conditions:

a.

Customer Agreement: Except to the extent amended, waived, extended or modified in accordance with paragraph 2.b below, the related Customer Agreement provides that an affiliate of Borrower agrees to design, procure and install and maintain and repair PV Systems (subject to force majeure exceptions) at the property specified in such Customer Agreement for no charge (other than any fees related to activation, removal and reinstallation of the system, or other fees as set forth in the form of Customer Agreements as delivered by or on behalf of Borrower to Administrative Agent other than for power purchases or lease payments) over the term of the contract, and the Host Customer agrees to purchase electric energy produced by such PV Systems or lease such PV Systems.

b.

Modification to Customer Agreement:  The terms of the related Customer Agreement have not been amended, waived, extended, or modified in any material respect since the System’s date of PTO, except in compliance with SolarCity’s Credit Underwriting Policy and Collections Policy.

c.

Host Customer Payments in U.S. Dollars: The related Host Customer is obligated per the terms of the related Customer Agreement to make payments in U.S. dollars to the counterparty of the related Customer Agreement.

d.	Host Customer: The related Host Customer satisfied SolarCity’s Credit Underwriting Policy at the time of origination.
e.	Host Customer FICO Score: The related Host Customer had a minimum FICO of [***] at the time of origination.
f.

W.A. FICO Score:  After giving effect to the System’s inclusion in the Available Borrowing Base, the weighted average FICO score, measured at the time the related Customer Agreements were originated, for the Host Customers of all Eligible Systems in all Subject Funds (including such System and each other Current System on the applicable date of calculation) is at least [***].

g.	Absolute and Unconditional Obligation: The related Customer Agreement is by its terms an absolute and unconditional obligation of the Host Customer to pay for

Appendix 1 - 1

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

electricity generated and delivered or will be generated and delivered by the related PV System to such Host Customer after the related PV System has received permission to operate from the local utility in writing or in such other form as is customarily given by such local utility (“PTO”), and such payment obligations under the related Customer Agreement do not provide for offset for any reason including non-payment or non-performance under any customer warranty agreement or performance guaranty provided to the applicable Host Customer.

h.

Non-cancelable; Prepayable: The related Customer Agreement is non-cancelable by its terms after the start of installation of the System and, other than with respect to Customer Agreements that have been fully prepaid or partially prepaid prior to the Borrowing Date, the related Customer Agreement is prepayable by its terms only in connection with a Host Customer selling their home to a transferee that is not approved in accordance with the terms of such Customer Agreement in an amount equal to an amount determined by discounting all projected payments that would have become payable thereunder by the Host Customer at a pre-determined discount rate of 5%.

i.

Governing Law of Customer Agreement: The related Customer Agreement is governed by the laws of a state of the United States and was not originated in, nor is it subject to the laws of, any jurisdiction, the laws of which would make unlawful the sale, transfer or assignment of the related Customer Agreement under the applicable Project Document.

j.

Indemnity Provisions:  The related Customer Agreement does not add or remove any indemnity or contingent liability provisions from the applicable form that would reasonably be expected to have a material negative impact on the Borrower’s cash flows.

k.

Liquidated Damages: The related Customer Agreement may contain liquidated damages or other penalty provisions, including in connection with performance, deliverability, availability or other similar obligations or guarantees over the term of the Customer Agreement, provided that such obligations or guarantees (i) relate to construction deadlines or otherwise are not applicable for events after the related PV System has been Placed-in-Service or (ii) are backstopped by the corresponding obligations or guarantees under the Project Documents and could not reasonably be expected to have a material adverse effect on Net Cash Flow including any guaranty of System generation performance that is reasonably anticipated to be achieved by a System as of its installation.

3. Legal Compliance: The Customer Agreement and the origination thereof and the installation of the related System, in each case, was in compliance in all material respects with applicable federal, state and local laws and regulations (including all consumer protection laws) at the time such Customer Agreement was originated and executed and such System was installed.

Appendix 1 - 2

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

4.Legal, Valid and Binding Agreement: The related Customer Agreement is legal, valid and binding on the related Host Customer, enforceable against such related Host Customer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

5. Full Force and Effect: With respect to the applicable Subject Fund counterparty, the related Customer Agreement is in full force and effect in accordance with its respective terms.

6. Ordinary Course of Business: The related Customer Agreement relates to the sale of power from or the leasing of a PV System originated in the ordinary course of business of an affiliate of Borrower.

7. System: The related PV System was properly delivered to and installed for the related Host Customer in good repair, without defect, and in satisfactory order.  The related Host Customer has accepted the related PV System, and the PV System is an Inspected System or a PTO System.  The solar photovoltaic panels and inverters with respect to the related PV System were manufactured by a vendor that is on the list of approved vendors under the applicable Project Document(s) corresponding to such Subject Fund as of the Closing Date.

8. Project States: The PV System is located in a state or locality that is approved in Project Documents corresponding to the applicable Subject Fund.

9. No Condemnation: No condemnation is pending or, to Borrower’s Knowledge, threatened with respect to the PV System, or any portion thereof material to the ownership or operation of the PV System, and no unrepaired casualty exists with respect to the PV System or any portion thereof material to the ownership or operation of the PV System or the sale of electricity therefrom.

10.No Defaults or Terminations: The related Customer Agreement is not in default and the related System is not a Terminated System or Defaulted System.  Furthermore, the Host Customer associated with the related Customer Agreement is not a Host Customer for any other Customer Agreement that was originated, acquired and/or serviced by an Affiliate of Borrower that would meet the definition of a Defaulted System.

11.No Delinquencies: The related PV System has not been turned off due to a Host Customer delinquency.

12. Warranties: All manufacturer warranties relating to the related Customer Agreement and the related PV System are in full force and effect and can be enforced by the owner or lessee of such PV System, as applicable (other than with respect to those manufacturer warranties that are no longer being honored by the relevant manufacturer with respect to all customers generally).

13. Covered Assets:  After the related PV System has been Placed-in-Service, certain maintenance and administrative services associated with such PV System shall be covered in

Appendix 1 - 3

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

accordance with the applicable servicing arrangement for such Subject Fund and the standards set forth in the Project Documents.

14. Liens:  Such PV System and the related Customer Agreement have been assigned to and are owned by the applicable Subject Fund, free and clear of all liens and encumbrances, except for liens permitted under the applicable Project Documents of the applicable Subject Fund, as applicable.

15. Fixture Filings:  Before the related PV System has been Placed-in-Service, an affiliate of the Borrower has filed a precautionary fixture filing in respect of the related System or such other similar filing as may be required by applicable Law including pursuant to Cal. Pub. Util. Code §§ 2868-2869; provided, however, that (a) certain of such filings may be released from time-to-time in order to assist the applicable Host Customer in a pending refinancing of such Host Customer’s mortgage loan or sale of home, (b) such filings may not have been filed or maintained in a manner that would provide priority under applicable Law over an encumbrance or owner of the real property subject to the filing, (c) no fixture filings have been made with respect to fully prepaid Systems and (d) fixture filings may not have been made on Systems located on military property.

16.Insurance: The PV System is insured as specified under the applicable Project Documents.

17.Maximum Remaining Term: The original term of the related Customer Agreement does not exceed [***].

18.Maximum Annual Escalator:  For any System in the [***] Subject Fund, the annual escalator of the related Customer Agreement does not exceed [***]%.  For any System in the [***]Subject Fund or the [***] Subject Fund, the annual escalator of the related Customer Agreement does not exceed [***]%.

19.No Adverse Selection:  No selection procedures reasonably believed by the Borrower to be adverse to the Lenders were utilized in selecting the Subject Funds, Systems and the related Customer Agreements.

20.No Defenses Asserted: The related Customer Agreement has not been satisfied, subordinated or rescinded and no lawsuit is pending with respect to such Customer Agreement.

21.Delivery of Customer Agreements and Other Documentation:  The related Customer Agreement and any amendments or modifications have been converted into an electronic form (an “Electronic Copy”) and the related original Customer Agreement and any amendments or modifications have been destroyed on or before the later of (x) the Borrowing Date or (y) thirty (30) days after the System receives PTO, in compliance with SolarCity’s document storage policies (which include exceptions for preservation of originals where the local utility or governmental authority requires such preservation).  An Electronic Copy is being maintained by SolarCity under the applicable maintenance services agreement on behalf of the related Subject Fund and such Electronic Copy is a true and complete copy of such original Customer Agreement and any material amendments or modifications thereto.  Each original Customer Agreement in the form of a “Lease Agreement” that has been retained by SolarCity as

Appendix 1 - 4

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

under the applicable maintenance services agreement in a custodial capacity in compliance with such exception to its document storage policies has been labeled on or before the Closing Date to indicate that such Lease Agreement was transferred to the Subject Fund.

22.Payment Terms of Customer Agreement: Except as otherwise permitted in the related Customer Agreement, the related Customer Agreement provides that the Host Customer thereunder is required to make periodic “Host Customer Payments”, which are due and payable on a monthly basis, during the term of the related Customer Agreement.

23.PBI Payments:

a.

All applications, forms and other filings required to be submitted in connection with the procurement of performance based incentives (“PBI”) payments have been properly made, or will be or are in the process of being made, in all material respects under applicable Law, rules and regulations and the related PBI obligor is in the process of approving or has provided a written reservation approval (which may be in the form of electronic mail from the related PBI obligor) for the payment of PBI payments.

b.

All conditions to the payment of PBI payments by the related PBI obligor have been satisfied or approved or will be in the process of being satisfied or approved, as applicable, and the PBI obligor’s payment obligation will be or is an absolute and unconditional obligation of the PBI obligor that is not subject to offset for any reason.

c.

If final forms and related agreements (including all applications, forms and other filings and any written reservation approvals, interconnection agreements and REC purchase agreements, each, a “Performance Based Incentive Agreement”) are required by the laws, rules or regulations governing the obligations of the PBI obligor to pay the PBI payments, to the Borrower’s Knowledge, such Performance Based Incentive Agreement is, or will be, as applicable, the legal valid and binding payment obligation of the PBI obligor, enforceable against such PBI obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered at law or in equity).

Appendix 1 - 5

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX 2

SUBJECT FUNDS, BORROWER SUBSIDIARY PARTIES, FUNDED SUBSIDIARIES, AND INVESTORS

	Subject Fund	Borrower Subsidiary Party	Funded Subsidiaries (Subject Fund and Borrower Subsidiary Party)	Investor
1.	[***]	[***]	[***]	[***]
2.	[***]	[***]	[***]	[***]
3.	[***]	[***]	[***]	[***]

Appendix 2 - 1

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX 3

PROJECT DOCUMENTS

1.	[***] Subject Fund
•	Limited Liability Company Agreement of [***], dated as of [***], by and between Fund I Manager and Investor.
•	Asset Management Agreement, dated as of [***], by and between SolarCity and [***].
•	Maintenance Services Agreement, dated as of [***], by and between SolarCity and [***].
•	Master Purchase and Equity Capital Contribution Agreement, dated as of [***], by and among SolarCity, Investor, Fund I Manager, and [***].
•	Fund I Resizing Amendment, dated as of [***], by and among SolarCity, Investor, Fund I Manager, and [***].
•	Guaranty, dated as of [***], by SolarCity in favor of Investor.
•	Guaranty, dated as of [***], by [***] in favor of Fund I Manager and Solar [***].
•	Accession Agreement, dated as of [***], by and among [***], [***] and SolarCity.
•	Master Back-Up Servicing Agreement, dated as of [***], by and among [***], SolarCity and each additional person that becomes a party thereto pursuant to an Accession Agreement.
2.	[***] Subject Fund
•	Amended and Restated Limited Liability Company Agreement of [***], dated as of [***], by and between Fund II Manager and Investor.
•	Asset Management Agreement, dated as of [***], by and between SolarCity and [***].
•	Maintenance Services Agreement, dated as of [***], by and between SolarCity and [***].
•	Amended and Restated Master Purchase and Equity Capital Contribution Agreement, dated as of [***], by and among SolarCity, Investor, Fund II Manager, and [***].

Appendix 3 - 1

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

•	Amendment No. 1 to Amended and Restated Master Purchase and Equity Capital Contribution Agreement, dated as of [***], by and among SolarCity, Investor, Fund II Manager, and [***].
•	Omnibus Amendment Agreement, dated as of [***], by and among SolarCity, Investor, Fund II Manager, and [***].
•	Waiver and Consent, dated as of [***], by and among [***], SolarCity, Investor and Fund II Manager.
•	Guaranty, dated as of [***], by SolarCity in favor of Investor.
•	Guaranty, dated as of [***], by [***] in favor of Fund II Manager and [***].
•	Accession Agreement, dated as of [***], by and among [***], U.S. Bank National Association and SolarCity.
•	Master Back-Up Servicing Agreement, dated as of [***], by and among [***], SolarCity and each additional person that becomes a party thereto pursuant to an Accession Agreement.
3.	[***] Subject Fund
•	Limited Liability Company Agreement of [***], dated as of [***], by and between Fund III Manager and Investor.
•	Asset Management Agreement, dated as of [***], by and between SolarCity and [***].
•	Maintenance Services Agreement, dated as of [***], by and between SolarCity and [***].
•	Master Purchase and Equity Capital Contribution Agreement, dated as of [***], by and among SolarCity, Investor, Fund III Manager, and [***].
•	Transition Manager Agreement, dated as of [***], among SolarCity, U.S. Bank National Association and [***].
•	Amendment No. 1 to Master Purchase and Equity Capital Contribution Agreement, dated as of [***], by and among SolarCity, Investor and Fund III Manager.
•	Omnibus Amendment Agreement, dated as of [***], by and among SolarCity, Investor, Fund III Manager, and [***].
•	Third Amendment Agreement, dated as of [***], by and among SolarCity, Investor, Fund III Manager, and [***].

Appendix 1 - 2

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

•	Guaranty, dated as of [***], by SolarCity in favor of Investor.
•	Guaranty, dated as of [***], by [***] in favor of Fund III Manager and [***].

Appendix 1 - 3

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX 4

SYSTEM INFORMATION

Truncated list of system information included in Cash Flow Models:

(a)the applicable Subject Fund;

(b)SolarWorks ID number;

(c)type of agreement (i.e., power purchase agreement or lease agreement);

(d)Host Customer (i) account reference number(s), and (ii) city, state and zip code;

(e)PV System size;

(f)the Project State in which such System is located;

(g)	projected PTO dates (in respect of Inspected Systems) and actual PTO dates (in respect of PTO Systems);
(h)	date such System became an Inspected System or PTO System, as applicable;
(i)	whether the applicable Customer Agreement provides for any form of prepayment and a description thereof;

(j)term of the applicable Customer Agreement;

(k)Utility;

(l) year 1 ppa rate in $/kwH / year 1 lease rate in $/month;

(m) rate escalator %;

(n) estimated total production (kwH);

(o) inverter manufacturer; and

(p) panel manufacturer.

Appendix 4 - 1

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX 5

TAX EQUITY REPRESENTATIONS

(a)The Borrower Subsidiary Party (i) has entered into only one tax equity transaction, namely the applicable Partnership Flip Structure, and has entered into no agreements other than the related Project Documents and (ii) owns no assets other than (x) its Equity Interests in the Subject Fund related to such Partnership Flip Structure as set forth on Appendix 2 and (y) its contractual rights arising from the Project Documents related to such Partnership Flip Structure.  Each of the Project Documents for such Borrower Subsidiary Party and Subject Fund is listed on Appendix 3.  Copies of all Project Documents as currently in effect have been delivered via electronic dataroom to the Administrative Agent by the Borrower.  Each Project Document to which any Funded Subsidiary is a party is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).  None of the Project Documents to which a Funded Subsidiary is a party has been amended or modified since the effective date of such Project Document other than as set forth on Appendix 3 or permitted by Section 7.09(a).  No Subject Fund is party to any material contract, agreement or other undertaking except the Project Documents and any other contract, agreement or undertaking previously disclosed in writing to the Administrative Agent.

(b)All Project Documents with respect to such Subject Fund are in full force and effect and no material breach, default or event of default has occurred and is continuing thereunder or in connection therewith, except in either case to the extent that such breach, default or event of default could not reasonably be expected to have a Material Adverse Effect or that could have a material adverse effect on the Funded Systems or any Subject Fund or on the legality, validity or enforceability of the operating agreement of a Subject Fund, the EPC, master purchase agreement or equity capital contribution agreement related to a Subject Fund or any guaranty agreement by SolarCity in favor of an Investor or other party with respect to a Subject Fund.

(c)Neither the Borrower Subsidiary Party nor the Subject Fund has incurred any Debt or other obligations or liabilities, direct or contingent other than (i) with respect to the Borrower Subsidiary Party, (x) the Debt and other obligations and liabilities arising under the Loan Documents and (y) contingent indemnification obligations and loans required to be made to the Subject Fund, in each case under clause (y), under the Project Documents, (ii) with respect to the Subject Fund, the Debt and other obligations and liabilities (including for Taxes) arising under or in relation to the Project Documents or (iii) Debt in accordance with Section 7.02 of this Agreement and otherwise in connection with Permitted Liens. No claim with respect to the contingent indemnification obligations of the Borrower Subsidiary Party under any Project Document has been asserted on or prior to the date hereof and remains outstanding.

(d)No loan to the Subject Fund required or permitted to be made under the Project Documents has been made and remains outstanding, except loans required to be made under a Project Document that have been disclosed in writing to the Administrative Agent and the

Appendix 5 - 1

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Lenders or that otherwise constitute Debt in accordance with Section 7.02 of this Agreement. All preferred return payments required to be made on or prior to such date pursuant to the Subject Fund operating agreement(s) have been made.

(e)No Subject Fund is in breach or default under or with respect to any contractual obligation for or with respect to any outstanding amount or amounts payable under such contractual obligation that equals or exceeds $50,000 individually or $250,000 in the aggregate.

(f)No Subject Fund has conducted any business other than the business contemplated by the Project Documents applicable to such Subject Fund.

(g)The Borrower Subsidiary Party has not been removed as managing member under the Subject Fund operating agreement(s) nor has the Borrower Subsidiary Party given or received notice of an action, claim or threat of removal nor, to the Borrower’s Knowledge, do any grounds for removal exist.

(h)No event has occurred under the Subject Fund operating agreement(s) that would allow the Investor or another member to remove, or give notice of removal, of the Borrower Subsidiary Party as managing member of such Subject Fund.

(i)No event or circumstance occurred and is continuing that has resulted or could reasonably be expected to result in or trigger any limitation, reduction, suspension or other restriction on distributions or other periodic payments to the Borrower Subsidiary Party or the Subject Fund under the applicable Project Documents (any such event or circumstance, a “Cash-Sweep Event”). For the avoidance of doubt, “Cash-Sweep Event” shall not include any insolation-, customer default-, or serial defect-related events or circumstances, or other events or circumstances, that are not specifically addressed in the applicable Project Documents as limiting, reducing, suspending or otherwise restricting distributions or other periodic payments to the Borrower Subsidiary Party or the Subject Fund.

(j)There are no actions, suits, proceedings, claims or disputes pending or, to the Borrower’s Knowledge, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Subject Fund or its properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or that could have a material adverse effect on the Funded Systems owned by the Subject Fund or the Subject Fund or on the legality, validity or enforceability of any of the Loan Documents, the operating agreement of the Subject Fund, the EPC agreement, master purchase agreement or equity capital contribution agreement of the Subject Fund or any guaranty agreement by SolarCity in favor of an Investor or other party with respect to the Subject Fund.

(k)No notice or action challenging the tax structure, tax basis validity, tax characterization or tax-related legal compliance of the Subject Fund or the tax benefits associated with the Subject Fund is ongoing or has been resolved in a manner materially adverse to the Subject Fund or Borrower Subsidiary Party or, to the Borrower’s Knowledge, the Investor or any other member.

(l)The only holders of Equity Interests in each Subject Fund are (i) the applicable Borrower Subsidiary Party and (ii) the applicable Investor and, except as expressly set forth in

Appendix 5 - 2

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

each Subject Fund’s operating agreement, (A) there are no outstanding Equity Interests with respect to such Subject Fund and (B) there are no additional outstanding obligations of any Subject Fund to repurchase, redeem, or otherwise acquire any membership or other equity interests in such Subject Fund or to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of such Subject Fund. The class or classes of membership interests that each Subject Fund is authorized to issue and has issued are expressly set forth in its operating agreement.

(m)[reserved]

(n)The Subject Fund has filed, or has caused to be filed with the appropriate tax authority, all federal, State and local tax returns that it is required to file and has paid or has caused to be paid all taxes it is required to pay to the extent due; provided, however, that the Subject Fund may contest in good faith any such taxes and, in such event, may permit the taxes so contested to remain unpaid during any period, including appeals, when the Subject Fund is in good faith contesting the same, so long as such contest is pursued in accordance with the requirements of each applicable Project Document.  There is no pending action, suit, proceeding, investigation, audit or claim by a taxing authority regarding any taxes relating to the Subject Fund that could, if made, individually or in the aggregate have a Material Adverse Effect or that could have a material adverse effect on the Subject Fund.

(o)The Borrower has delivered to the Administrative Agent the most recent financial statements (including the notes thereto) prepared in respect of each Subject Fund pursuant to the requirements of such Subject Fund’s Organizational Documents, and such financial statements (if any) (a) fairly present in all material respects the financial condition of such Subject Fund as of the date thereof and (b) have been prepared in accordance with the requirements of such Subject Fund’s Organizational Documents.  Such financial statements and notes thereto disclose all direct or contingent material liabilities of such Subject Fund as of the dates thereof, including liabilities for taxes, material commitments and Debt.

(p)The Tax Equity Required Consent executed and delivered by the Investor in each Subject Fund permits the pledge by the Borrower Subsidiary Party of its Equity Interest in the Subject Fund to the Collateral Agent pursuant to the Pledge and Security Agreement, the pledge by the Borrower of its Equity Interest in the Managing Manager to the Collateral Agent pursuant to the Pledge and Security Agreement, and the pledge by the Member of its Equity Interest in the Borrower to the Collateral Agent pursuant to the Pledge and Security Agreement, in each case without any prior written consent or approval of the Investor.  The Collateral Agent may exercise remedies in respect of its security interest in the Equity Interest of the Borrower, in the Equity Interest of the applicable Borrower Subsidiary Party or in the Equity Interest of the applicable Subject Fund, including foreclosure and transfer thereof in lieu of foreclosure, on the terms and subject to the conditions expressly set forth in the Tax Equity Required Consent executed and delivered by the Investor in such Subject Fund.

(q)Each Subject Fund is party to each Customer Agreement in respect of each System owned by such Subject Fund and is entitled to receive the payments made by each Host Customer under each related Customer Agreement.

Appendix 5 - 3

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX 6

[Reserved]

Appendix 6 - 1

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX 7

BORROWING BASE CERTIFICATE CALCULATIONS

I. Borrowing Base Certificate Components

Borrower will submit a Borrowing Base Certificate setting forth:

a.	the Discounted Solar Asset Balance of all Systems presented for financing to date, including Systems being submitted in connection with the contemplated draw, if any, including details of:
(i)	the Aggregate Advance Model and Net Cash Flows used to calculate the Available Borrowing Base;
(ii)	Revised Net Cash Flows; and
(iii)	a list identifying each Defaulted System and Terminated System.
b.	the Subject Fund Borrowing Base for each Subject Fund;
c.	the Available Borrowing Base;
d.	the percentage of Eligible Systems included in each Subject Fund that constitute PTO Systems;
e.	the Advance Rate for each Subject Fund; and
f.	either (x) certification of compliance with the Borrowing Base Requirement or (y) notice of noncompliance with the Borrowing Base Requirement.

II. Defined terms.

“Aggregate Advance Model” means the model that includes each of the Subject Funds in the form of Exhibit F (which Exhibit F may be updated from time to time with the addition of new Systems pursuant to Section 4.03(a)), forecasting the Net Cash Flows to each Borrower Subsidiary Party under each Subject Fund (including before and after the expected “Flip Date”), in each case: (i) calculated in accordance with and adjusted for the Assumptions, (ii) adjusted to exclude Excluded Revenues (without giving effect to the proviso contained in such definition) and as necessary to calculate, as applicable, the Investor’s preferred return, the capital contributions made by each Member of a Subject Fund, and the effect of host customer prepayments, customer terminations, Defaulted Systems and Terminated Systems, and (iii) accounting for the applicable system information in the Cash Flow Models; provided, that, if, on or before the Final True-Up Date, (A) the Investor increases the assumed default rate in any Tax Equity Model (or any update thereto) with respect to Funded Systems located in [***] or otherwise excludes the cash flows with respect to any such Funded System or (B) the Investor causes a Payment Facilitation Agreement to be executed with respect to a Funded System located in [***] and the Payment Facilitation Amount with respect to such agreement is greater than zero

Appendix 7 - 1

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(either such occurrence, a “[***] True-Up Event”), then the “Host Customer Default” rate Assumption shall be increased in an amount as determined by the Administrative Agent in its sole discretion.  In addition, the Aggregate Advance Model will be updated as of the date such model is delivered to reflect any modifications required due to changes in Cash Flow Models or Revised Net Cash Flow. The Cash Flow Models shall identify Systems that have become Defaulted Systems.  Any System with a Host Customer that has no FICO score or a FICO score less than [***] at the time such Host Customer signed the applicable power purchase agreement or lease agreement will be excluded from, or assigned a value of zero in, the Aggregate Advance Model.

“Assumptions” means the assumptions set forth in the following table:

Characteristic	Assumptions
Insolation	P50 based on then-current energy production methodology
Availability (Availability loss)	100% (0%)
Degradation	0.5% per annum
Host Customer Default	0.5% per annum
Reserve Deposits	the sum of the Reserve Required Balances
O&M ($/kW/year)	as set forth in the form of Aggregate Advance Model attached as Exhibit F
Insurance ($/kW/year)	[***]: $[***] [***]: $[***] [***]: $[***]
Insurance ($/kW/year) - CA/HI	[***]: $[***] [***]: $[***] [***]: $[***]
Administration Costs ($/yr)	[***] Year 1: $[***] [***] Year 1: $[***] [***] Year 1: $[***] With escalation of [***]% per annum thereafter
Backup Servicer Fee ($/yr)	[***]: $[***] [***]: $[***] [***]: $[***]

Appendix 7 - 2

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Available Borrowing Base” means the sum of the Subject Fund Borrowing Bases for all Subject Funds; provided, the DSAB from Inspected Systems that would cause the percentage of the Available Borrowing Base attributable to Inspected Systems to be in excess of, (x) prior to June 30, 2016, 40%, (y) on and after June 30, 2016 but prior to August 31, 2016, 5%, and (z) on and after August 31, 2016, 0%, in each case, shall be excluded from the Available Borrowing Base.

“Carrying Cost” means, the sum of (i) the weighted average swap rate under all Interest Rate Hedge Agreements, (ii) the Applicable Margin and (iii) all other relevant transaction fees, converted where necessary from a fixed amount to a relevant margin basis.

“Defaulted System” means any System (i) that has not been in service for 180 days or more (subject to force majeure exceptions) and is not a Terminated System, (ii) where (a) the related Host Customer is more than 120 days past due on any portion of a contractual payment due under the related Customer Agreement and (b) the related Customer Agreement has not been brought current or the related PV System has not been removed and re-deployed and/or the related Customer Agreement reassigned (or a replacement Customer Agreement executed) within 240 days after the end of such 120-day period, or (iii) with respect to which a Host Customer has failed to make a buy-out payment that is due and payable under a Customer Agreement.  For the avoidance of doubt, any past due amounts owed by an original Host Customer after reassignment to, or execution of, a replacement Customer Agreement with a new Host Customer shall not cause a System to be deemed to be a Defaulted System.

“Discount Rate” means the amount that is the greater of (i) 6.00% and (ii) the Carrying Cost.

“Discounted Solar Asset Balance” or “DSAB” means (i) with respect to any PTO System, the net present value of Net Cash Flow with respect to such PTO System calculated using a discount rate equal to the Discount Rate, and (ii) with respect to Inspected Systems, the amount equal to (A) the net present value of Net Cash Flow with respect to such Inspected System calculated using a discount rate equal to the Discount Rate multiplied by (B) 0.98.

“Net Cash Flow” means an amount equal to the sum of the aggregate forecasted Distributions of On-Going Revenue paid or payable to each Borrower Subsidiary Party on account of its respective interest in a Subject Fund as set forth in the Aggregate Advance Model (provided, the forecasted Distributions of On-Going Revenue shall only include contracted cash flows attributable to the initial term (excluding any renewal period) of the applicable Customer Agreement).  Net Cash Flow will not include (i) un-contracted state incentives and rebates, (ii) cash flows from Systems that fail to meet the Eligibility Representations or, as of any Scheduled Payment Date, the Ongoing Eligibility Representations, and (iii) cash flows from any Defaulted Systems.

“Revised Net Cash Flow” means, as of each date a Borrowing Base Certificate is delivered, a revised calculation of Net Cash Flows that includes the effect of:

1.Any buy-out payment that has been received in accordance with the applicable Customer Agreement;

Appendix 7 - 3

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2.Host Customer transfers in accordance with the applicable Customer Agreement, with respect to which the transferee of a Host Customer’s interest in a System fails to meet the transfer requirements, including any credit requirements, as set forth in any applicable Project Documents.  For the avoidance of doubt, the FICO score associated with the System will be updated to reflect the transferee as part of such transfer;

3.Removal of cash flows associated with Terminated Systems, Defaulted Systems, Systems that fail to meet the Ongoing Eligibility Representations and Systems that were not Eligible Systems as of the date any Loans were made in respect thereof;

4. Changes to Borrower Subsidiary Party cash distribution allocations or Flip Point (as defined in each Subject Fund’s applicable Material Project Documents) as reflected in any Final True-Up Base Case Model (as defined in each Subject Fund’s applicable Material Project Documents) or updated Tax Equity Models, as applicable, delivered with respect to a Subject Fund; and

5.Changes to the date any System becomes an Inspected System or such System becomes a PTO System.

6.Decreases in the price at which the applicable Host Customer is charged under the applicable Customer Agreement for purchase of electricity from or rent of the applicable PV System.

“Subject Fund Borrowing Base” means, for each Subject Fund, an amount equal to the aggregate Discounted Solar Asset Balance of Systems in such Subject Fund multiplied by the Advance Rate.

“Tax Equity Model” means for each Subject Fund, the financial model delivered to the Administrative Agent as of the Closing Date, as agreed upon by the respective Investor and Borrower Subsidiary Party with respect to a Subject Fund and as updated in accordance with the terms of the Project Documents and the terms hereof.

“Trigger Event” means, with respect to any Subject Fund, as of any Quarterly Date, one or more of the following events or circumstances has occurred and is continuing:

(i)	any related Funded Subsidiary is subject to a Bankruptcy Event, dissolution event or liquidation event;
(ii)

for a period of more than thirty (30) consecutive days, SolarCity or the applicable Borrower Subsidiary Party has failed to pay any tax or other indemnity amounts over $175,000 in the aggregate due and owing to the Investor (including amounts owed by the applicable Borrower Subsidiary Party, whether or not such amounts are guaranteed by SolarCity) in respect of such Subject Fund, unless such amounts are being contested by the applicable Borrower Subsidiary Party or SolarCity in good faith or to the extent that Borrower Subsidiary Party cash flows are escrowed pending resolution of such contest;

Appendix 7 - 4

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(iii)

the related Borrower Subsidiary Party is removed as the “managing member” of such Subject Fund or a notice of such removal was given at least thirty (30) days prior to such Quarterly Date and has not been rescinded or withdrawn, unless such removal or notice of removal was solely the result of a Bankruptcy Event with respect to SolarCity (in which case, such removal or notice of removal shall not constitute a “Trigger Event” for any purpose hereunder);

(iv)

the occurrence of any default by the related Borrower Subsidiary Party or such Subject Fund under any Project Document or any other material agreement or contract by which such Person is bound, in each case, that has a Material Adverse Effect or a material adverse effect on the aggregate value of the Collateral;

(v)

Eligibility Representations with respect to Funded Systems constituting twenty percent (20%) or more of the Discounted Solar Asset Balance of all Funded Systems of such Subject Fund (as determined by the Administrative Agent with prior written notice to the Borrower) were not true and correct as of the applicable Borrowing Date on which such Eligibility Representations were made with respect to such System;

(vi)

there is entered against such Subject Fund or the related Borrower Subsidiary Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $175,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Subject Fund or the related Funded Subsidiary, except to the extent that (A) within thirty (30) days of the judgment being entered, the amount of such judgment order is fully covered (up to customary deductibles) by a valid and binding policy of insurance or by a surety bond between the defendant and the insurer covering payment thereof and satisfactory to the Required Lenders and (B) such insurer or surety has been notified of, and has accepted the claim made for payment of, the amount of such judgment or order;

(vii)

any action, suit, proceeding, claim or dispute is brought or, to the Borrower’s Knowledge, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, either individually or in the aggregate, in respect of which GAAP requires such Subject Fund or the related Borrower Subsidiary Party to establish a reserve of $350,000 or greater, unless, if such reserve (individually or in the aggregate) is $350,000 or greater but less than 15% of the DSAB of all Eligible Systems, such Subject Fund or the related Borrower Subsidiary Party has established a cash reserve in the amount of the required GAAP reserve; and

(viii)

the related Borrower Subsidiary Party (i) fails to make any payment when due following the expiration of all applicable grace or cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in

Appendix 7 - 5

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

respect of any Debt (other than Debt under the Loan Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Two Hundred Fifty Thousand Dollars ($250,000) or (ii) fails to observe or perform any other agreement or condition relating to such Debt, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt to cause, with the giving of notice if required, such Debt to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; provided that this clause (viii) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt.

Appendix 7 - 6

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

APPENDIX 8

PARTNERSHIP FLIP STRUCTURE CHARACTERISTICS

1.

Borrower or an affiliate shall have formed a limited liability company (the “Subject Fund”) that has been formed for the sole purpose of owning PV Systems that have been leased to or are producing power for sale to host customers (the “Systems”).

2.	The Limited Liability Company Agreement of the Subject Fund (the “LLCA”) provides for two classes of limited liability company interests – “SolarCity Units” and “Investor Units.”
3.	The LLCA provides that the Subject Fund will make no election to be treated other than as a partnership for federal tax purposes.
4.

A wholly owned subsidiary of the Borrower owns the SolarCity Units (as holder thereof, the “SolarCity Member”) and the tax equity investor (the “Investor”) owns the Investor Units (as holder thereof, the “Investor Member”). The SolarCity Member and the Investor Member are collectively referred to herein as the “Members.”

5.	SolarCity Member has been appointed as the initial managing member of the Subject Fund (in such capacity, the “Manager”).
6.

Manager is solely responsible for the management of the Systems (other than with respect to the obligations of any third party the Subject Fund has engaged to provide maintenance services in respect of the PV Systems) and the Subject Fund subject to certain customary approval rights of the Investor Member. The Subject Fund shall be prohibited from incurring any indebtedness above a limit specified in the Subject Fund operating agreement without the Investor Member’s consent and from incurring or granting or suffering to exist any liens on its assets other than such liens in the ordinary course of such business that are customarily permitted without the Investor Member’s consent.

7.	The Manager is required to manage the Subject Fund in accordance with prudent industry standards or subject to the fiduciary duties of care and loyalty.
8.	The Subject Fund has acquired each System pursuant to an agreement (the “EPC Contract”) with an affiliate of the Borrower (the “Seller”).
9.

Cash available for distribution to the Members will be distributed at least quarterly (or annually with respect to certain items) in accordance with an agreed upon priority, subject to customary exceptions (including end of year true-up and curative flip allocations).

10.

After certain criteria have been satisfied, the SolarCity Member will have the option to purchase all of the Investor Units from the Investor Member for a stated amount or pursuant to an agreed methodology (which may include a purchase price equal to the greater of (x) the fair market value of the Investor Units or (y) an amount necessary to

Appendix 8 - 1

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

cause the Investor Member to reach its “Twenty-Year After-Tax IRR” (as defined in the LLCA)).
11.	The SolarCity Member may not be removed from its capacity as managing member of the Subject Fund without “Cause” (as defined in the LLCA).
12.	The LLCA may not be amended without the written consent of each Member.
13.

SolarCity Member’s obligation to indemnify the Investor Member, if any, will be limited to customary indemnities for breach of the Project Documents or bad acts, standard tax indemnities (but not structure or tax ownership), failure to comply with consumer protection laws and environmental indemnities. Any such obligation to indemnify the Investor Member is guaranteed by SolarCity.

14.

No provision in the LLCA would require or cause the SolarCity Member to forfeit, transfer or otherwise divest itself of such Member’s economic interest in the Subject Fund or would under any circumstance revise or otherwise modify any rights associated with the SolarCity Units, other than the removal of the SolarCity Member as managing member.

15.	The Project Documents require the Borrower Subsidiary Party to appoint and maintain an operations and maintenance provider for each System.
16.

The LLCA identifies fixed tax assumptions regarding the treatment of the Subject Fund as a partnership, tax ownership of the Systems, depreciation, allocations of income and loss, and economic substance and requires that the Investor Member’s return be calculated in accordance with the fixed tax assumptions and that tax returns be prepared in accordance with the fixed tax assumptions.

Appendix 8 - 2

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.